As filed with the Securities and Exchange Commission on July 31, 2007 Registration No. 333-115095

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
ON FORM F-1
TO FORM F-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELBIT VISION SYSTEMS LTD.
(Exact name of Registrant as specified in its charter)

ELBIT VISION SYSTEMS LTD.
(Translation of Registrant’s name into English)

Israel	3823	Not Applicable
(State or other jurisdiction of	(Primary Standard	(I.R.S. Employer Identification No.)
incorporation or organization)	Industrial Classification
	Code Number)

P.O.Box 5030,
1 Hayasur Street, Hasharon Industrial Park
Kadima, 60920, Israel
972-9-866-1600
(Address and telephone number of Registrant's principal executive offices)

EVS US Inc.
319 Garlington Road, Suite B4
Greenville, SC 29615,
Tel: (864) 288-9777
Facsimile: (864) 288-9799
(Name, address and telephone number of agent for service)

Copies of all Correspondence to:

Adrian M. Daniels
Yigal Arnon & Co.
1 Azrieli Center
Tel Aviv, 67021 Israel
Tel: 972-3-608-7864

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
DATED July 31, 2007

PROSPECTUS

Elbit Vision Systems Ltd.
3,765,955 Ordinary Shares

        This prospectus relates to the following offerings of securities:

—	The distribution by us of non-transferable warrants to purchase an aggregate of 2,253,055 of our ordinary shares, or Warrant Distribution, to those persons that, as of 5:00 p.m., New York City time (midnight, Israel time) on May 14, 2004, or the Record Date, were shareholders of our company, or Record Holders, except for certain Excluded Shareholders, as defined later in this registration statement under the caption “The Warrant Distribution”. Each Record Holder (other than the Excluded Shareholders) will receive a warrant to purchase 0.5714 ordinary shares for each ordinary share held by such Record Holder. The warrants are exercisable to purchase ordinary shares at an exercise price of $0.35 per share, during a four-year period commencing at 9:00 a.m., New York City time (4:00 p.m. Israel time) on July 16, 2004, or the Distribution Date, until 5:00 p.m., New York City time (midnight, Israel time) on July 16, 2008, or the Expiration Date. This prospectus covers the offer and sale by us of up to 3,765,955 ordinary shares issuable upon the exercise of the warrants.

—	Up to 1,512,900 of our ordinary shares that may be issued upon exercise of warrants by Elbit Ltd., or Elbit, one of our major shareholders and an affiliate of our company, as part of the Warrant Distribution covered by this prospectus.

        We may receive proceeds from any sale of shares upon exercise of the warrants distributed pursuant to this prospectus. All costs associated with this registration will be borne by us.

        Our ordinary shares currently trade on the OTC Bulletin Board under the symbol “EVSNF.OB.” On July 30, 2007, the last reported sale price of our ordinary shares was $0.27.

        These securities involve a high degree of risk. See "Risk Factors" beginning on page 3.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus does not offer to sell or solicit an offer to buy any security other than the ordinary shares offered by this prospectus. In addition, this prospectus does not offer to sell or solicit any offer to buy any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission have approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

        THE COMPANY HAS RECEIVED FROM THE SECURITIES AUTHORITY OF THE STATE OF ISRAEL AN EXEMPTION PURSUANT TO THE RELEVANT PREVAILING LAWS OF THE STATE OF ISRAEL, WITH RESPECT TO OFFERING OF THE SECURITIES DESCRIBED IN THIS PROSPECTUS.

Subject to Completion, the date of this Prospectus is _____, 2007.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFER AND LISTING	3
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	3
RISK FACTORS	3
IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS	11
KEY INFORMATION	11
SELECTED FINANCIAL DATA	11
CAPITALIZATION AND INDEBTEDNESS	13
REASONS FOR THE OFFER AND USE OF PROCEEDS	13
INFORMATION ON THE COMPANY	13
HISTORY AND DEVELOPMENT OF THE COMPANY	13
BUSINESS OVERVIEW	15
OPERATING AND FINANCIAL REVIEW AND PROSPECTS	20
OPERATING RESULTS	22
LIQUIDITY AND CAPITAL RESOURCES	26
RESEARCH AND DEVELOPMENT, PATENTS AND LICENSES, ETC	26
TREND INFORMATION	27
OFF-BALANCE SHEET ARRANGEMENTS	28
TABULAR DISCLOSURE OF CONTRACTUAL OBLIGATIONS	28
DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES	28
DIRECTORS AND SENIOR MANAGEMENT	28
COMPENSATION	30
BOARD OF DIRECTORS	31
EMPLOYEES	33
SHARE OWNERSHIP	34
MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS	35
MAJOR SHAREHOLDERS	35
RELATED PARTY TRANSACTIONS	37
FINANCIAL INFORMATION	39
CONSOLIDATED STATEMENTS AND OTHER FINANCIAL INFORMATION	39
SIGNIFICANT CHANGES	40
THE WARRANT DISTRIBUTION	40
SELLING SHAREHOLDERS	45
PLAN OF DISTRIBUTION	46
MARKETS	47

DILUTION	49
ADDITIONAL INFORMATION	49
DESCRIPTION OF OUT ORDINARY SHARES	49
MEMORANDUM AND ARTICLES OF ASSOCIATION	49
DOCUMENTS ON DISPLAY	52
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	53
FOREIGN EXCHANGE RISK	53
INTEREST RATE RISK	53
DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES	53
FINANCIAL STATEMENTS	53
MATERIAL INCOME TAX CONSIDERATIONS	53
FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS	58
LEGAL MATTERS	58
EXPERTS	58
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES AND AGENT FOR SERVICE
OF PROCESS IN THE UNITED STATES	59
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF
CERTAIN INVORMATION BY REFERENCE	59

PROSPECTUS SUMMARY

        You should read the entire prospectus carefully, especially the “Risk Factors” section beginning on page 3. This prospectus contains figures in U.S. Dollars. Unless otherwise stated herein, the representative exchange rate used in this prospectus of the U.S. Dollar ($) and New Israeli Shekel (NIS) was the rate published by the Bank of Israel on July 30, 2007, which was NIS 4.34=$1.

Our Business

        We offer a broad portfolio of automatic in-line inspection and quality monitoring systems used to improve product quality and increase production efficiency.

        We have two operating divisions: the Automated Optical Division, which provides automatic optical inspection for the textile manufacturing industry, and the Non-Destructive Automated Inspection Systems Division, which provides non-destructive ultrasound inspection systems for heavy manufacturing, including automotive, aeronautics, steel and others.

        We maintain our headquarters, manufacturing and research and development operations in Israel, and offer global sales and support coverage.

        Our legal and commercial name is Elbit Vision Systems Ltd. We were established in Israel on September 2, 1992 and organized pursuant to the Israel Companies Ordinance, 1983, which was replaced by the Israeli Companies Law, 1999, or the Companies Law. We commenced independent commercial operations on January 1, 1994, as a subsidiary of Elbit Ltd., or Elbit. Prior to such date, our business operated as a division of Elbit. In July 1996, we consummated an initial public offering of 2,000,000 ordinary shares. At that time our ordinary shares were quoted on the NASDAQ National Market. Effective December 29, 2000, our ordinary shares were delisted from the NASDAQ National Market and traded on the Over-the-Counter Bulletin Board until June 21, 2001, when they were listed on the NASDAQ SmallCap Market. On November 19, 2003, our ordinary shares were delisted from the NASDAQ SmallCap Market and we are currently traded on the Over-the-Counter Bulletin Board.

Material Changes

Private Placements

        In June 2007, we completed an investment, the April Investment, with a group of Israeli institutional investors, or the Israeli Investors, for the purchase of 6,290,941 of our ordinary shares for $0.315 per share, for an aggregate price of $1,981,646. Pursuant to the transaction, the investors were also issued warrants to purchase 3,145,472 of our ordinary shares at an exercise price per share of $0.45, exercisable for a period of 4 years. On July 31, 2007 we filed a registration statement on Form F-1 with the Securities and Exchange Commission for the registration of all the ordinary shares issued and ordinary shares underlying the warrants issuable pursuant to the April Investment.

        On July 31, 2007, we completed an additional investment with an investor for the purchase of 3,174,603 of our ordinary shares and a warrant for the purchase of 1,587,302 ordinary shares. The terms of the July Investment were identical to the terms of the April Investment. On July 31, 2007 we filed a registration statement on Form F-1 with the Securities and Exchange Commission for the registration of all the ordinary shares issued and ordinary shares underlying the warrants issuable pursuant to the April Investment and July Investment.

        Additionally, we agreed to pay the parties to the April and July Investments a penalty in the event that we (i) fail to file a registration statement including the ordinary shares and ordinary shares underlying the warrants issued in the April Investment by July 31, 2007; (ii) fail to respond to any comments on a registration statement by the SEC within 30-days or (iii) fail to maintain a registration statement covering the shares underlying the April Investment and/or July Investment. The penalty will be an amount in cash equal to 1% of the product of the number of shares required to be covered by such registration statement which is the subject of the failure, multiplied by $0.315, for each month during which the failure continues or a prorated daily amount for a period of less than a month.

Exercise of the Warrants Distributed in the Warrant Distribution

        Since our warrant distribution, which was completed on July 16, 2004, our shareholders have exercised 417,995 of our ordinary shares underlying such options.

Corporate Information

        Our principal executive offices are located at 1 Hayasur Street, Hasharon Industrial Park, Kadima 60920, P.O.B. 5030, Israel.

        Our telephone number is (972) 9-8661600, and our fax number is (972) 9-8661700. Further information on us is also available at www.evs-sm.com. We do not intend for the information on our web site to be incorporated by reference in this prospectus.

Summary Financial Data

        The following table presents summary consolidated financial and operating data derived from our consolidated financial statements. You should read this data along with the sections of this prospectus entitled “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

(in U.S. thousand Dollars )	2006*	2005*	2004*

Statement of Operations Data:
Net sales	16,977	19,579	10,399
Cost of sales	12,236	11,633	8,040
Gross profit (loss)	4,761	7,946	2,359
Research and development expenses, net	2,562	2,039	2,456
Marketing and selling expenses, net	4,149	3,583	3,491
General and administrative expenses	1,870	1,127	1,817
Reorganization expenses	200	-	-
Total operating expenses	8,781	6,749	7,764
Operating profit (loss)	(4,020)	1,197	(5,405)
Other income	(5)	7	115
Financing income (expenses), net	(1,332)	(437)	(365)
Profit (loss) before taxes	(5,357)	767	(5,655)
Taxes on income	5	4	6
Income (loss) from continuing operations	(5,362)	763	(5,661)
Loss from operations of discontinued component	(180)	(152)	(244)
Net loss of disposal of discontinued operation	(551)	-	-
Net loss	(6,093)	611	(5,905)
Basic earnings (loss) per share from continuing operations (1)	(0.186)	0.029	(0.307)
Diluted earnings (loss) per share from continuing operations (1)	(0.186)	0.026	(0.307)
Basic earnings (loss) per share from discontinued operations (1)	(0.026)	(0.006)	(0.013)
Diluted earnings (loss) per share from discontinued operations (1)	(0.026)	(0.005)	(0.013)
Basic earnings (loss) per share (1)	(0.212)	0.023	(0.32)
Diluted earnings (loss) per share (1)	(0.212)	0.021	(0.32)
Weighted average number of shares outstanding-Basic (1)	28,778	26,500	18,724
Weighted average number of shares outstanding-Diluted (1)	28,778	28,421	18,724

(1)	Computed on the basis set forth in Note 2. R. to our Consolidated Financial Statements, which are incorporated by reference to our financial statements for the year ended December 31, 2006 included in our Annual Report on Form 20-F, filed with the United States Securities and Exchange Commission on July 16, 2007.

*     The financial data contained in this table has been adjusted to take into account the discontinued operations of our former subsidiary Yuravision. For further information see Note 3(a) to our financial statements for the year ending December 31, 2006, included in our Annual Report on Form 20-F, filed with the United States Securities and Exchange Commission on July 16, 2007.

	2006	2005

Balance Sheet Data:
Working capital	(6,073)	21
Total assets	19,390	22,064

Total liabilities	18,389	17,965
Accumulated deficit	(29,936)	(23,843)
Shareholders' equity	1,001	4,099

THE OFFER AND LISTING

A. Offer and Listing Details

Securities offered by the selling security holders	—	2,253,055 ordinary shares issuable to Record Holders upon the exercise of outstanding warrants.

	—	1,512,900 ordinary shares issuable to Elbit upon the exercise of outstanding warrants.

Ordinary shares outstanding as of July 31, 2007	50,795,954

OTC Bulletin Board Symbol	EVSNF.OB

Use of Proceeds	Should all of the warrants issued to selling security holders pursuant to the Warrant Distribution be exercised, we will receive proceeds of approximately $1,320,000. We intend to use the proceeds we receive, for working capital and general corporate purposes.

Risk factors	Prospective investors should carefully consider the Risk Factors beginning on Page 3 before buying the ordinary shares offered hereby.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties.  We generally use words such as “believe,” “may,” “could,” “will,” “intend,” “expect,” “anticipate,” “plan,” and similar expressions to identify forward-looking statements.  You should not place undue reliance on these forward-looking statements.  Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in our “Risk Factor” section. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations.  We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

RISK FACTORS

        An investment in our securities is speculative and involves a high degree of risk. Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment. You should carefully consider the following factors as well as the other information contained herein before deciding to invest in our ordinary shares. Factors that could cause actual results to differ from our expectations, statements or projections include the risks and uncertainties relating to our business described below. This registration statement and other statements that we may make from time to time herein may contain forward-looking information. There can be no assurance that actual results will not differ materially from our expectations, statements or projections. The information in this registration statement is complete and accurate as of this date, but the information may change after the date of this registration statement.

Risks Related to our Business

        We have a history of losses and may not be profitable in the future.

        Except for 2005, in which we generated net income of $0.611 million, we have not generated net income on an annual basis since 1997. We incurred net losses of $1.68 million, $0.98 million, $5.9 million and $6.1 million in 2002, 2003, 2004 and 2006, respectively.

        We believe that our current assets, together with anticipated cash generated from operations and available credit lines, will be sufficient to meet our cash requirements for working capital and capital expenditures for at least twelve months from July 2007. Thereafter, if cash generated from operations is insufficient to satisfy our liquidity requirements, we may have to sell additional equity or debt securities or seek to obtain additional credit facilities.

        We depend on the international aeronautics industry to generate revenues and, if that industry experience a slowdown in growth, our revenues will likely decline.

        In 2006, approximately 55% of our revenues were generated by our wholly-owned subsidiary, ScanMaster Systems (IRT) Ltd. and IRT ScanMaster Systems Inc., or ScanMaster. A significant portion of ScanMaster’s revenues are generated by its sales of non-destructive inspection systems to the aeronautics industry, providing inspection solutions for aircraft engine forgings, and aerospace structural elements, manufactured from metal and composite materials. As such, we are substantially dependent upon the strength of these worldwide industries, and in particular upon the need by manufacturers to make continuing capital investments in systems and products, such as those marketed and sold by us, for use in their production and manufacturing processes. This need is a reflection, in turn, of the worldwide level of demand for the final products produced by the manufacturers to which we provide our inspection products. Demand for such products is normally a function of the prevailing global or regional economic environment and is negatively affected by several factors in recent years: (i) the general global economic slow-down such as that which began in the late part of 2000; (ii) the events of September 11, 2001; and (iii) the significant increases in the price of oil.

        In addition, we expect to become increasingly dependent on the rail industry as we foresee a major portion of our revenue in the future being derived from sales of ScanMaster’s non-destructive inspection systems to the rail industry. In this capacity, an economic downturn in this industry may negatively affect the ability of manufacturers to make continuous capital investments in our systems and products, which may materially adversely affect our future operations.

        We intend to continue pursuing businesses to acquire and thus expanding our business into new markets, and if we are not successful, our business may fail.

        In the past, the majority of our revenues were generated from sales to the textile industry, which proved to be insufficient to generate significant net profits. As demonstrated by our penetration into the ultrasonic industrial inspection industries, our business strategy includes selective expansion into other automated inspection applications through the acquisition of additional businesses and technologies. Our future success and growth depends upon our successful penetration of these new markets.

        We plan to continue to seek opportunities to further expand our product line, customer base and technical talent through other acquisitions in the automated inspection industry. Acquisitions inherently involve numerous risks, such as the diversion of management’s attention from other operational matters, the inability to realize expected synergies resulting from the acquisition, failure to commercialize purchased technologies, and the impairment of acquired intangible assets resulting from technological obsolescence or lower-than-expected cash flows from the acquired assets. The inability to effectively manage these risks could have a material adverse effect on our operating results.

        More specifically, should we fail to develop products which provide the necessary standards of inspection, then given the capital investments that we have made in order to penetrate these new markets, such failure could adversely affect our longer-term plans for expanding our business and may even cause the cessation of our business.

        We rely on a small number of customers for a significant portion of our revenues.

        Although the composition of our customers changes from year to year, we expect to continue to receive a significant portion of our revenue from a limited number of customers. In each of 2004 and 2005 one of our customers accounted for 18% and 12% of our net sales, respectively. While no other customer in any area of business accounted for more than 10% of our net sales in any of 2004 and 2005, and in 2006 none of our customers accounted for more than 10% of our revenues, we expect that sales of our products to relatively few customers could continue to account for a substantial percentage of our net sales in the foreseeable future. We may not be able to retain these key customers or our key customers may cancel purchase orders, reschedule, or decrease their level of purchases. Loss or cancellation of business to these customers could seriously harm our financial results and business.

        We depend on a limited group of subcontractors and suppliers.

        Certain components and subassemblies included in our products are obtained from a single source or a limited group of suppliers and subcontractors. Our reliance on a single or a limited group of suppliers could result in an inability to obtain adequate supplies of certain components, a reduction in control over pricing and the timely delivery of components, as well as potentially having an adverse affect on the results of our operations and our relations with our customers. Supplies may not be available to us on an acceptable basis. Inability to obtain adequate supplies of components or to manufacture such components internally could have an adverse effect on us. Additionally, a significant increase in the price of one or more of these components or subassemblies could negatively affect the results of our operations.

        Our reliance on sole suppliers involves several risks, including a potential inability to obtain adequate supplies of these components and reduced control over pricing and timely delivery of these components. We believe that we maintain a sufficient inventory of these components to meet our foreseeable needs. However, if our single source supplier ceases to produce these components, we would have to transfer the manufacture of the components to another supplier or suppliers. We estimate that such a transfer would take approximately up to six months and could delay the production and supply of our products, which could harm our results of operations.

        The sales cycle for our products is lengthy and there is no guaranty of resulting sales.

        The marketing and sales cycle for our machine vision systems in all of the industries in which our various products are sold, especially in recently penetrated markets and in new applications, is lengthy, and can last as long as three years. Even in existing markets, due to the $10,000 to $1,500,000 price range for our systems and possibly significant ancillary costs required for a customer to install the system, the purchase of a machine vision system can constitute a substantial capital investment for a customer (which may need more than one machine for its particular proposed application), requiring lengthy consideration and evaluation. In particular, the product must provide a potential customer with a high degree of assurance that it will meet the customer’s needs, successfully interface with the customer’s own manufacturing, production or processing system, and have minimal warranty, safety and service problems. Accordingly, the time lag from initiation of marketing efforts to final sales can be lengthy and expensive, and there is no guaranty that the expenditure of significant time and resources will result in sales.

        Competition in the automated inspection industry is intense.

        Several companies working with the textile industry have developed products with similar visual inspection or quality monitoring capabilities, such as BarcoVision and Cognex. In addition, a number of companies have developed products with non-destructive inspection capabilities, such as Krautkramer, Matec SDI, RD Tech, Sonix, Aims and Panametrics.

        It is possible that systems developed by these or other future competitors will prove more effective than our systems and that potential customers will prefer them. The competition for the development and sale of advanced automated inspection systems and non-destructive inspection systems in other industries and for other applications is also intense. To the extent that providers of automated inspection systems may choose to focus on or develop advanced automated inspection technology for the industries for which we attempt to develop products, we could face significant competition in the future. If we are unable to maintain our competitive advantage in the industries in which we operate or are unable to convince potential customers of the superiority of our products in markets in which we seek to compete, our business may be seriously harmed. Our potential competitors may develop products that render our products less competitive. Our potential competitors operating in other industries may be more established, benefit from greater market recognition and have greater financial, production and marketing resources than we have.

        Fluctuations in the market may create periodic rises in expenses or falls in demand that would bedifficult to offset.

        Historically, our highest level of net sales has been in the fourth quarter of each year. Nevertheless, we have experienced and may in the future experience significant fluctuations in revenues and operating results from quarter to quarter as a result of a number of factors, many of which are outside our control. These factors include the timing of significant orders and shipments, product mix, delays in shipment, installation and/or acceptance of systems, capital spending patterns of customers, customer manufacturing cycles, trade shows, anticipated new product introductions by us or by others, competition and pricing, new product introductions by us or our competitors, the timing of research and development expenditures, expansion of marketing and support operations, changes in material costs, production or quality problems, currency fluctuations, disruptions in sources of supply, regulatory changes and general economic conditions. Moreover, due to the relatively fixed nature of many of our costs, including personnel and facilities costs, we would not be able to reduce costs in any quarter to compensate for any unexpected shortfall in net sales, and such a shortfall would have a proportionately greater impact on our results of operations for that quarter. For example, a significant portion of our quarterly net sales depends upon sales of a relatively small number of high-priced systems. Thus, changes in the number of systems shipped in any given quarter can produce substantial fluctuations in net sales, gross profits and net income from quarter to quarter. In addition, in the event that our machine vision systems’ average selling price changes, the addition or cancellation of sales may exacerbate quarterly fluctuations in revenues and operating results. The business fluctuations could have a material adverse effect on our business and operating results.

        The long payment cycle in our industry may have a negative effect on our cash flow.

        As is the case with many suppliers of equipment to the automotive, transportation, metal and textile industries, we often receive a deposit upon receipt of an order, a partial payment upon delivery or installation and final payment pursuant to negotiated payment terms or final payment after a trial and/or acceptance period for systems sold subject to a trial period. The time required for installation and trial varies from customer to customer and may be delayed by a variety of factors, including the customer’s production cycle, integration of systems into the customer’s manufacturing process, required modifications to the customer’s production line and the availability of qualified technicians to monitor system operations. For systems sold without an evaluation period, revenue is recognized immediately upon installation of the system. For systems sold subject to a trial period, revenue is recognized upon customer acceptance. The length of the customer’s trial and acceptance period generally varies from one to twelve months after installation. We believe that we may continue to operate at a negative cash flow for certain periods in the near future due to these factors. If we are unable to consistently generate sustained positive cash flow from operations, we must rely on debt or equity financing.

        If our products are not accepted by our current and future customers our revenues will decline.

        Our success depends on the acceptance of our products by existing and new customers. Market acceptance of our automated visual and ultrasonic inspection and quality monitoring systems will depend, in large part, on the pricing of the products and our ability to demonstrate the cost and quality advantages of our systems over human visual inspection and quality monitoring. We may not be able to market our products successfully and our current or future products may not be accepted in the marketplace. If our products are not accepted, we may not be able to generate sufficient revenues and our business may decline.

        We may have flaws in the design or manufacture of our products.

        If flaws in either the design or manufacture of our products were to occur, including those products of the businesses we have recently acquired, we could experience a rate of failure in our products that could result in significant delays in shipment and material repair or replacement costs. While we engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers and contract manufacturers, these actions may not be sufficient to avoid a product failure rate that results in substantial delays in shipment, significant repair or replacement costs, or potential damage to our reputation, any of which could have a material adverse effect on our operating results.

        Our international sales could be adversely affected by changes in domestic and foreign regulations.

        Our systems have been sold primarily in the United States, Europe and the Far East. We are subject to the risks inherent in international business activities. These risks include unexpected changes in regulatory requirements, compliance with a wide variety of foreign laws and regulations, import restrictions, tariffs and other trade barriers, staffing and managing foreign operations, transportation delays and seasonal reduction of business activities. Additionally, if for any reason exchange or price controls or other restrictions on conversion of foreign currencies were imposed, our business could be adversely affected.

        We may not be successful in keeping pace with the rapid technological changes that characterize our industries.

        The technology incorporated in automated inspection and quality monitoring systems is characterized by rapid changes. Moreover, the emergence of new technologies can rapidly render existing products obsolete and unmarketable. Our ability to continue to anticipate changes in technology and industry standards, and successfully develop and introduce new and enhanced products that can gain market acceptance on a timely basis will be a critical factor in our ability to grow and to remain competitive. In addition, we intend to diversify our business by developing new products based on our own technology. We may not successfully or timely complete the development of new or enhanced products or successfully manage transitions from one product release to the next. Our future products may not achieve market acceptance.

        We depend on a limited number of key personnel who would be difficult to replace.

        Our success depends in a large part on certain of our personnel, including our sales representatives, executive, research and development personnel and our technical staff, the loss of the services of whom would have a material adverse effect on us. There is considerable competition for the services of such personnel. We my not be able either to retain our current personnel or acquire additional qualified personnel as and when needed.

        We may not be able to protect our intellectual proprietary rights.

        We rely primarily upon a combination of trademark, copyright, know-how, trade secrets and contractual restrictions to protect our intellectual property rights. In addition, our employees who have access to confidential information are required to sign confidentiality and invention assignment agreements. Certain elements of our technology are licensed from Dr. Ilan Tamches . We have certain exclusive rights to this technology with respect to the textile industry and certain non-exclusive rights with respect to other industries. Since the third quarter of 2006 we have not used this technology. Neither we, nor, to our knowledge, Dr. Tamches, have any patents or patent applications pending with respect to this technology. We do have a registered patent in France and patent applications pending in Israel with respect to certain technology incorporated in the video cameras used by our systems. We believe that such measures provide only limited protection of our proprietary information, and our confidentiality and non-competition agreements may not be enforceable and our proprietary technology may not remain a secret. Others may also develop similar technology and use this technology to compete with us. Despite our efforts to protect our proprietary rights, former employees and other unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary.

        We may become involved in litigation.

        From time to time, we may be subject to various claims and lawsuits by competitors, customers, or other parties arising in the ordinary course of business. Such matters can be time-consuming, divert management’s attention and resources, and cause us to incur significant expenses. Furthermore, there can be no assurance that the results of any of these actions will not have a material adverse effect on our operating results. Additionally, significant and protracted litigation may be necessary to protect our intellectual property rights, to determine the scope of the proprietary rights of others or to defend against claims of infringement, regardless of whether the claims are valid.

Risks Related to Our Ordinary Shares

        We may require additional financing.

        Since December 2003, in a series of transactions with both related and un-affiliated third parties, we have raised $11,639,432 and issued warrants, from which, if exercised, we will receive an additional $5,198,134. It is possible that the warrants might expire without being exercised, which case we will not receive all or part of the possible proceeds.

        Additionally, in August 2005 and February 2006, we and ScanMaster received a credit line for the aggregate amount of $2,000,000 from Mizrahi Tefahot Bank Ltd., or Mizrahi, which terminated on June 30, 2007. The credit line was secured by a first ranking floating charge on all our assets and all the assets of ScanMaster. We also granted Mizrahi a warrant to purchase up to 571,429 of our ordinary shares, at an exercise price of $0.77 per share, which was later reduced by our board to $0.5 per share. This warrant is exercisable until September 8, 2009. We and ScanMaster also received a credit line from Bank Leumi for the aggregate amount of $2,500,000. The credit line is secured by a first ranking floating charge on all our assets and all the assets of ScanMaster.

        We believe that our current assets, together with anticipated cash generated from operations and available credit lines, will be sufficient to meet our cash requirements for working capital and capital expenditures for at least twelve months from July, 2007. Thereafter, if cash generated from operations is insufficient to satisfy our liquidity requirements, we may sell additional equity or debt securities or seek to obtain additional financing. We may not, however, be able to obtain additional financing on terms satisfactory to us, if at all. In addition, given the existing potential for significant dilution in light of the large number of outstanding convertible securities as well as the large number of our ordinary shares we have recently registered or have an obligation to register, our ability to complete additional debt or equity financing may be very limited.

        The large number of shares available for future sale could adversely affect the price of our ordinary shares

        As of July 31, 2007, 50,795,954 of our shares were outstanding. As a result of the transactions described in the preceding risk factor and options granted to our present and former employees, directors and consultants pursuant to our 1996, 2000, 2003 and 2006 employee option plans, an additional 17,622,619 of our ordinary shares are issuable upon currently exercisable employee options and warrants or warrants exercisable upon 61 days’ notice, for varying exercise prices, ranging between $0.15 per share and $1.68 per share.

        As a result, we have registered or have undertaken to register 50,795,954 ordinary shares and 13,238,302 ordinary shares underlying warrants and employee options.

        All of these securities are either registered or we have undertaken to register for resale, and are not subject to any contractual restrictions on resale. Future resale of any of these shares, or the anticipation of such sales, could cause an increase or an anticipated increase of the number of our shares in the market and therefore could adversely affect the market price of our ordinary shares and materially impair our future ability to raise capital through an offering of equity securities and could result in increased volatility in the price of our shares.

        The recent issuance of shares and warrants dilutes the ownership interest of existing shareholders

        Through the issuance of 23,922,711 ordinary shares in connection with certain transactions described later in this registration statement under the captions “Related Party Transactions” and “Material Changes” and which are covered by this registration statement, the ownership interests of existing shareholders have been diluted by 72% based on 29,516,314 shares outstanding immediately prior to those transactions. Further, should the warrants described in this registration statement under the captions “Related Party Transactions” and “Material Changes” be fully exercised, the ownership interest of the shareholders before that transaction will be diluted by approximately an additional 25.5%.

        Our ordinary shares may be affected by limited trading volume and may fluctuate significantly in price.

        Our ordinary shares are traded on the Over-the-Counter Bulletin Board. Trading in our ordinary shares has been limited and an active trading market for our ordinary shares may not develop. As a result, this could adversely affect our shareholders’ ability to sell our ordinary shares in short time periods, or possibly at all. Thinly traded ordinary shares can be more volatile than ordinary shares traded in an active public market. The average daily trading volume of our ordinary shares in June 2007 was 14,281 shares. The high and low bid price of our ordinary shares for the last two years has been $0.83 and $0.22, respectively. Our ordinary shares have experienced, and are likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our ordinary shares without regard to our operating performance.

        "Penny Stock" Rules may make buying or selling our securities difficult.

        Trading in our securities is subject to the Securities and Exchange Commission’s “penny stock” rules and it is anticipated that trading in our securities will continue to be subject to the penny stock rules for the foreseeable future. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional  burdens  imposed  upon  broker-dealers  by  such  requirements  may discourage  broker-dealers from  recommending  transactions  in our securities, which  could  severely  limit  the  liquidity of our securities and consequently adversely  affect  the  market  price  for  our  securities.

        Our ordinary shares are currently traded on the OTC Bulletin Board and may be difficult to buy and sell.

        On November 19, 2003, our ordinary shares were delisted from The Nasdaq SmallCap Market and are now traded on the OTC Bulletin Board as a result of our failure to comply with the $2.5 million minimum shareholder equity requirement. Consequently, selling and buying our securities has become more difficult because of delays in the timing of transactions and in obtaining accurate quotations. Furthermore, broker-dealers are subject to an SEC rule that imposes additional sales practice requirements on broker-dealers who sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written agreement to the transaction prior to sale. These factors may affect the ability of broker-dealers to sell our ordinary shares and of shareholders to sell our ordinary shares in the secondary market and in turn could result in lower prices and larger spreads in the bid and ask prices for our ordinary shares than might otherwise be obtained.

        Our results are affected by volatility in the securities markets.

        Due to the downturn in the world economy over recent years, the securities’ markets in general have recently experienced increased volatility, which has particularly affected the market prices of equity securities of many hi-tech companies, including companies that have a significant presence in Israel. Although the volatility of these companies’ securities has often been unrelated to their operating performance, they, and particularly those in the fields of communications, software and internet, may experience difficulties in raising additional financing required to effectively operate and grow their businesses. Such failure and the volatility of the securities market in general, and in relation to our shares in particular, may affect our ability to raise additional financing in the future.

General Risks

        Conditions in Israel may affect our operations.

        We are incorporated under the laws of, and our corporate offices, research and development operations and production facilities are located in, Israel. Although almost all of our current sales are made to customers outside Israel, we are nonetheless directly influenced by the political, economic and military conditions affecting Israel and the Middle East. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on our business, financial condition and results of our operations.

        From October 2000 until recently, there was an increase in violence between Israel and the Palestinians, primarily but not exclusively in the West Bank and Gaza Strip. The election of representatives of the Hamas militant group in January 2006 to a majority of seats in the Palestinian Legislative Council as well as the war with the Islamic militant group Hezbollah in Lebanon in July and August 2006 may create additional unrest and uncertainty. There can be no assurance that the recent relative calm will continue. Ongoing and revived hostilities with the Palestinians or Arab countries might require more widespread military reserve service by some of our employees, which could have an adverse effect on our business. In addition, several Arab and Muslim countries still restrict business with Israeli companies. We could be adversely affected by restrictive laws or policies directed towards Israel or Israeli businesses. The political and security situation in Israel may result in parties with whom we have contracts claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect our operations and could make it more difficult for us to raise capital. Furthermore, many of our facilities are located in Israel. Since we do not have a detailed disaster recovery plan that would allow us to quickly resume business activity, we could experience serious disruptions if acts associated with this conflict result in any serious damage to our facilities. Our business interruption insurance may not adequately compensate us for losses that may occur and any losses or damages incurred by us could have a material adverse effect on our business. We cannot give any assurance that security and political conditions will not have such an effect in the future. Any future armed conflicts or political instability in the region would likely negatively affect business conditions and harm our results of operations.

        Furthermore, all non-exempt male adult permanent residents of Israel under the age of 42 are obligated to perform military reserve duty and may be called to active duty under emergency circumstances. There have been significant call-ups of military reservists in the past, and it is possible that there will be additional call-ups in the future. While we have operated effectively despite these conditions in the past, we cannot assess what impact such conditions may have in the future, particularly if emergency circumstances arise. Our operations could be disrupted by the extended absence of one or more of our executive officers or key employees or a significant number of our other employees due to military service. Any disruption in our operations would harm our business.

        The Israeli rate of inflation may negatively impact our costs if it exceeds the rate of devaluation of the New Israeli Shekel against the U.S. Dollar.

        Most of our sales are made in U.S. Dollars. We occasionally agree to make sales in other currencies, usually the Euro. This exposes us to market risk from changes in foreign exchange rates vis-à-vis the U.S. Dollar. We have recently commenced utilizing foreign currency exchange contracts to mitigate these risks . Under these contracts, increases or decreases in our foreign currency transactions are partially offset by gains and loses on the forward contracts, so as to mitigate the possibility of foreign currency transaction gains and losses. However, our Dollar costs in Israel will increase if inflation in Israel exceeds the devaluation of the NIS against the Dollar or if the timing of such devaluation lags behind inflation in Israel. There can be no assurance that we will not incur losses from such fluctuations. For more information, see “Impact of Inflation and Devaluation on Results of Operations, Liabilities and Assets” and “Quantitative and Qualitative Disclosures about Market Risk – Foreign Exchange Risk”.

        We benefit from certain government programs and tax benefits, which may change or be withdrawn.

        We benefit from certain Israeli government grants, programs and tax benefits. To be eligible for these grants, programs and tax benefits, we must continue to meet certain conditions, including making certain specified investments in fixed assets. If we fail to meet such conditions in the future, we could be required to refund payments under these programs or pay certain taxes. There can be no assurance that such programs and tax benefits will be continued in the future, at their current levels or otherwise. The termination or reduction of certain programs and tax benefits could have a material adverse affect on our business, results of operations and financial conditions.

        Israeli courts might not enforce judgments rendered outside of Israel.

        We are incorporated in Israel. Most of our executive officers and directors are non-residents of the United States, and a substantial portion of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult to enforce a judgment obtained in the United States against any such persons or us. It may also be difficult to enforce civil liabilities under U.S. federal securities laws in original actions instituted in Israel.

        If a foreign judgment is enforced by an Israeli court, it generally will be payable in New Israeli Shekels, which can then be converted into foreign currency at the rate of exchange of such foreign currency on the date of payment. Pending collection, the amount of the judgment of an Israeli court stated in New Israeli Shekels (without any linkage to a foreign currency) ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate prevailing at such time. Judgment creditors bear the risk of unfavorable exchange rates.

IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS

Directors and senior management.

As of July 15, 2007, our directors and senior managers were as follows:

Name	Position	Business Address
David Gal	Chairman of the Board and Chief Executive Officer	1 Hayasur Street, Hasharon Industrial Park, Kadima 60920, P.O.B. 5030, Israel
Ofer Sela	Vice President of Research & Development
Yaron Menashe	Vice president, Chief Financial Officer and Secretary
Benjamin Mano	Vice President of Sales and Marketing and Chief Operations Officer
Hillel Avni	Chief Technology Officer
Ron Mahler	Vice President of UT Sales and Marketing
Nir Alon	Director
Yuval Berman	External Director
David Schwartz	External Director
Linda Harnevo	Director

Advisers.

Our principal bankers: Not applicable.

Our legal advisers are:
Yigal Arnon & Co.
1 Azrieli Center
Tel Aviv, 67021 Israel
Tel: 972-3-608-7864

Auditors.

Our auditors for the years ended December 31, 2005 and 2006 have been Brightman Almagor & Co., a member of Deloitte Touche Tohmatsu, independent auditors. Their offices are located at 1 Azrieli Center Tel Aviv 67021 Israel

Our auditors for the year ended December 31, 2004 have been Kesselman & Kesselman, a member of PWC. Their offices are located at 25 Hamered St., Trade Tower, Tel-Aviv 68125, Israel.

OFFER STATISTICS AND EXPECTED TIMETABLE

Not applicable.

KEY INFORMATION

Selected Financial Data

The following consolidated selected financial data for the year ended December 31, 2002, which are not set forth elsewhere in this report, are derived from the financial statements that have been audited by Luboshitz Kasierer for the said years. In 2002, Luboshitz Kasierer, which had been a member of the firm Arthur Andersen, independent public accountants, became a member firm of Ernst & Young International. The selected financial data as of and for the years ended December 31, 2004 and December 31, 2003 is derived from our audited financial statements, which have been audited by Kesselman & Kesselman (before the effects of the adjustments to retrospectively reflect the discontinued operations described below), and which are included elsewhere in this report. The selected financial data for the years ended December 31, 2006 and December 31, 2005 are derived from the financial statements that have been audited by Brightman Almagor & Co., a member of Deloitte Touche Tohmatsu, independent auditors. Our financial statements have been prepared in accordance with U.S. GAAP. The financial data set forth below should be read in conjunction with the financial statements, related notes and other financial information contained in this registration statement. For discussion of our significant accounting principles, see Note 1 of our Consolidated Financial Statements incorporated herein by reference.

	2006*	2005*	2004*	2003	2002
(in U.S. thousand Dollars)

Statement of Operations Data:
Net sales	16,977	19,579	10,399	6,328	7,228
Cost of sales	12,236	11,633	8,040	3,748	4,660
Gross profit (loss)	4,761	7,946	2,359	2,580	2,568
Research and development expenses, net	2,562	2,039	2,456	1,431	1,340
Marketing and selling expenses, net	4,149	3,583	3,491	1,598	1,545
General and administrative expenses	1,870	1,127	1,817	637	1,404
Reorganization expenses	200	-	-	-	-
Total operating expenses	8,781	6,749	7,764	3,666	4,289
Operating profit (loss)	(4,020)	1,197	(5,405)	(1,086)	(1,721)
Other income	(5)	7	115	47	9
Financing income (expenses), net	(1,332)	(437)	(365)	60	34
Profit (loss) before taxes	(5,357)	767	(5,655)	(979)	(1,678)
Taxes on income	5	4	6	3	6
Income (loss) from continuing operations	(5,362)	763	(5,661)	-	-
Loss from operations of discontinued component	(180)	(152)	(244)	-	-
Net loss of disposal of discontinued operation	(551)	-	-	-	-
Net loss	(6,093)	611	(5,905)	(982)	(1,684)
Basic earnings (loss) per share from continuing
operations(1)	(0.186)	0.029	(0.307)	-	-
Diluted earnings (loss) per share from
continuing operations(1)	(0.186)	0.026	(0.307)	-	-
Basic earnings (loss) per share from
discontinued operations(1)	(0.026)	(0.006)	(0.013)	-
Diluted earnings (loss) per share from
discontinued operations(1)	(0.026)	(0.005)	(0.013)	-	-
Basic earnings (loss) per share(1)	(0.212)	0.023	(0.32)	(0.10)	(0.17)
Diluted earnings (loss) per share(1)	(0.212)	0.021	(0.32)	(0.10)	(0.17)
Weighted average number of shares
outstanding-Basic (1)	28,778	26,500	18,724	10,175	10,167
Weighted average number of shares
outstanding-Diluted (1)	28,778	28,421	18,724	10,175	10,167

	2006	2005	2004	2003	2002

Balance Sheet Data:
Working capital	(6,073)	21	(2,650)	2,507	$1,110
Total assets	19,390	22,064	19,453	8,241	6,828

Total liabilities	18,389	17,965	17,307	5,865	5,402
Accumulated deficit	(29,936)	(23,843)	(24,454)	(18,549)	(17,567)
Shareholders' equity	1,001	4,099	2,146	2,376	1,426

(1) Computed on the basis set forth in Note 2. R. to our Consolidated Financial Statements, which are incorporated by reference to our financial statements for the year ended December 31, 2006 included in our Annual Report on Form 20-F, filed with the United States Securities and Exchange Commission on July 16, 2007.

*   The financial data contained in this table has been adjusted to take into account the discontinued operations of our former subsidiary Yuravision. For further information see Note 3(a) to our financial statements for the year ending December 31, 2006, incorporated by reference into this prospectus from our Annual Report on Form 20-F, filed with the United States Securities and Exchange Commission on July 16, 2007.

Capitalization and Indebtedness

        The following table sets forth our short-term debt, long-term debt and capitalization as of June 30, 2007 on an actual basis, and on an as-adjusted basis to reflect the exercise of the warrants issued pursuant to the Warrant Distribution, which shares are being registered for resale by the selling security holders.

As of June 30, 2007

	Actual	As Adjusted (1)

Short-term debt	14,353	13,911

Long-term debt	2,375	1,809

Total Shareholders equity	4,222	11,388

Total capitalization	20,950	27,108

(1) As adjusted to reflect the issuance of ordinary shares upon exercise of outstanding warrants.

Reasons for the Offer and Use of Proceeds

        Pursuant to the Warrant Distribution, we have distributed to the Record Holders (with the exception of the Excluded Shareholders) 3,765,955 warrants to purchase an equal number of ordinary shares at an exercise price of $0.35 per warrant and exercisable for four years from the effective date of this prospectus. Should all of the warrants distributed pursuant to this Warrant Distribution be exercised, we will receive proceeds of an additional $1,464,382.We have agreed to bear all expenses relating to the registration of the securities registered pursuant to the registration statement, of which this prospectus is a part.

We intend to use the net proceeds generated from the exercise of warrants for working capital and general corporate purposes. We may use a portion of the net proceeds for the reduction in our current levels of debt, for the possible acquisition of additional businesses and technologies or the establishment of joint ventures that are complimentary to our current or future business. We have no specific plans or commitments with respect to any such acquisitions or joint ventures.

INFORMATION ON THE COMPANY

History and Development of the Company

Our legal and commercial name is Elbit Vision Systems Ltd. We were established in Israel on September 2, 1992 and organized pursuant to the Israel Companies Ordinance, 1983, which was replaced by the Israeli Companies Law, 1999, or the Companies Law. We commenced independent commercial operations on January 1, 1994, as a subsidiary of Elbit. Prior to such date, our business operated as a division of Elbit. We have historically designed, developed, manufactured, marketed and supported automatic inspection and quality monitoring systems for the textile and other fabric industries.

In the third quarter of 2002, our management took the strategic decision to leverage our expertise in designing visual inspection systems and expand our business into new industrial fields. Since then, we have focused on an overall strategy of expanding our product portfolio and penetrating new markets. As part of this strategy, over the past three years we have acquired two new businesses, Panoptes and ScanMaster, which operate in the fields of optical vision and non-destructive ultrasonic inspection application, respectively.

On September 8, 2004, we completed the acquisition of ScanMaster, a company that develops, manufactures and markets automated ultrasonic inspection and imaging equipment for the aircraft, aerospace, train, rail, pipe, plate and automotive industries. ScanMaster was established in 1986 by a group of researchers and engineers from the Tel Aviv University in Israel. ScanMaster manufactures instruments, transducers and turnkey non-destructive inspection systems for a wide range of industrial applications using ultrasonic technologies and has an installed base of more than five hundred field-proven systems and instruments, including equipment for such inspection applications as:

—	Pipe welds and body
—	Aircraft engine turbine forging parts
—	Power generation turbine rotors and shafts
—	Steel, aluminum and titanium alloy plates, bars, tubes and pipes
—	Train wheels and train railways
—	Diesel engine pistons and pressure vessels
—	Aircraft and aerospace structural elements manufactured from composite materials
—	Plastic pipes for the gas industry
—	Spot welds for the automotive industry

ScanMaster has sold its systems to Boeing, General Electric, Daimler Benz, Wyman Gordon, General Motors, Cummins Diesel, Pratt & Whitney, MAN Technologies, Deutscher Aerospace, MTU, Snechma, Fortech, Volvo Aerospace and Preussagstahl.

In January 2006, we, together with our subsidiary ScanMaster, consummated the acquisition of the business, assets, and shares of Panoptes, an innovator of machine vision systems for surface inspection, technical fabrics, textiles, glass and other woven materials.

In June 2004, we also purchased Yuravision Co. Ltd., or Yuravision, a company in the microelectronics and flat-panel display industries. In 2006 our board of directors and management decided to focus on existing markets rather than continue developing our microelectronics technologies. As a result, on December 1, 2006, we executed an agreement with a Korean corporation for the sale of ourYuravision shares in consideration for $950,000, or the Purchase Price, plus the purchase from us of our right to receive from Yuravision repayment of an $800,000 loan, or the Loan Amount in consideration for the full value of the loan. Half of the Purchase Price was paid upon the closing of the transaction on December 15, 2006, and the remaining half of the Purchase Price will be payable no later than December 1, 2008. The purchaser has undertaken to pay us half of the Loan Amount by no later than December 1, 2008 and the remaining half, or the Outstanding Payment, by no later than May 1, 2009. The Outstanding Payment may become reduced in the event that certain of the employees of Yuravision resign from Yuravision prior to December 1, 2008. We have received a stand-by letter of credit from the purchaser guaranteeing payment of the Loan Amount.

Acquisition of Panoptes

On February 21, 2006, together with ScanMaster, we acquired the business, assets, and shares of Panoptes, a company that develops, manufactures and markets machine vision systems for surface inspection, with an accent on technical woven materials, textiles, and glass fabric, or the Panoptes Technology. Panoptes’s machine vision systems inspects fabrics in all stages of production, from on-loom weaving to finished fabric, and produces images, maps and statistical data for all visual defects. In connection with such acquisition, we issued 800,000 of our ordinary shares to Ma’aragim, Panoptes’s previous shareholder, and, subject to certain instances, are obligated to pay cash royalties equaling 3.5% of sales of EVS optical inspection systems between January 1, 2006 and December 31, 2008.

Reorganization Plan

On October 25, 2006 we announced that our board of directors had approved a reorganization plan for the Company. Following the announcement, David Gal who had been the chairman of our board of directors was appointed as our chief executive officer. We also appointed a new chief financial officer, chief technical officer and a new chief operations officer, as well as other key members of our management team. Additionally, we merged all of our and ScanMaster’s Israeli activities into one location.

Business Overview

We currently operate as two main divisions: the Non–Destructive Automated Inspection Systems Division consisting of ScanMaster’s non-destructive inspection business and the Automated Optical Inspection Industry, Division.

I.	Non–Destructive Automated Inspection Systems Division

The products of ScanMaster Systems (IRT) Ltd., or ScanMaster Ltd., serve the high end of a non-destructive testing market. The company’s products enjoy a high technological barrier to entry that translates into a limited number of competitors in each application niche. In terms of sensitivity, speed, resolution, data acquisition and processing hardware and software, the company’s products are believed to be well positioned in the industry.

ScanMaster Ltd. has made more than 600 equipment installations in 26 countries. Typical uses of ScanMaster equipment include the imaging and assessment of defects in forged discs used in jet engines, detection of flaws in welded pipe, periodic inspection of the integrity of train rail, evaluation of the integrity of spot weld bonds in automobiles and detection of bonding defects in composite aerospace structures.

Product-wise, the ultra-sonic testing market is divided as follows:

—	Consumables, which in the main are transducers and accessories with annual sales of the order of $80 million;
—	Gauges and small portable instruments with estimated annual sales in the range of $200 million; and
—	Full-size instruments, retrofit upgrades of older installed systems and new turn-key inspection systems, altogether comprising an annual turnover of $120 million.

The early years of the current decade saw a rapid expansion of sales of ultra-sonic testing equipment to most of the industries, such as aircraft, railway, steel, automotive and related industries. The annual growth is about 4%-6% of the ultra-sonic testing market.

Additionally, the rapid advances made in computerized data acquisition and volumetric ultrasonic imaging are beginning to contribute to a penetration of the gamma and X-ray non-destructive testing radiation markets, presently approximately $350 million in size. Ultra-sonic testing inspection is significantly more attractive, as the equipment is of comparable or lower cost, uses far fewer consumables, poses no radiation hazard, and is amenable to computerized evaluation. It is expected that the inroads made by ultra-sonic testing imaging in these markets will increase significantly in the future, as more ultra-sonic testing inspection procedures in the aircraft, petroleum and steel industries supplant those originally written for non-destructive testing radiation techniques.

The years of drastic cost-cutting by many industrial concerns, combined with a dramatic increase in the price-to-performance ratio of off-the-shelf computer and electronic products, has resulted in a significant increase in the sensitivity of these companies to high-priced turn-key non-destructive testing machines. This, in turn, has opened a window of opportunity for the manufacturers of inspection equipment which are more attuned to competitive market trends in technology and pricing.

Sales and Markets

Worldwide, inspection services, especially those employing ultra-sonic testing equipment, encompass a variety of industries, and include the inspection of installed pipelines and fuel storage tanks, fossil fuel and nuclear power generation equipment, aircraft and aircraft engine components, train rail, and oil field tubulars.

We believe business opportunities in the inspection service industry will present themselves with the establishment of joint ventures between manufacturers of specialized inspection equipment and the traditional suppliers of these services. We expect the combination of strategic forces, when properly planned, to lead to the front-line positioning of companies that offer one or more exclusive inspection services.

To date, ScanMaster Ltd. has made more than 600 installations in 26 countries. Each territory is covered by a professional representative, who is responsible for pre-sale activity through to warranty service. In addition, we conduct our North American operations by way of a fully owned subsidiary.

There is no real seasonality for ScanMaster’s products, though orders usually increase in the second half of the year as organizations hurry to use their entire allocated budget.

Over the past year, the concentration of ScanMaster’s sales have been to the Far East, such that it’s sales breakdown is approximately 25% North America, 40% Europe and 35% to the Far East.

Manufacturing

ScanMaster’s facilities are located in Kadima, together with our facilities. Together we currently lease 2880 m². ScanMaster’s systems are manufactured by subcontractors. The final assembly, integration and quality control is conducted by ScanMaster. In addition, ScanMaster performs logistics and purchasing activities. Every system is assembled at ScanMaster, software installed and configured and the specific application is tested. ScanMaster’s manufacturing facilities are in compliance with ISO-9001 standards, an internationally recognized set of management standards.

Competition

The two leading companies in the ultra-sonic testing market are General Electric Inspection Technologies of the United States which includes Krautkramer, and Olympus of Japan which includes RD/Tech, Parametric and Stavely with total annual sales of ultra-sonic testing equipment of approximately $100 million.

Intellectual Property Rights

ScanMaster has registered two patents in Israel with respect to certain technology incorporated in the Ultrasound inspection methodology.

II.	Automated Optical Inspection Division

The automated optical inspection industry has traditionally been a labor-intensive industry. The principle stages of the textile manufacturing process include raw materials production, yarn spinning, fabric-forming, fabric spreading, fabric cutting and fabric finishing. End uses for textiles include fabric for apparel, home textiles, industrial fabric and technical fabric.

In recent years, web manufacturers have successfully incorporated automation technology into their manufacturing process. While automation has permeated virtually every component of the textile manufacturing process, inspection and quality monitoring remain principally labor-intensive operations and consequently can be impediments to greater efficiency and profitability. Web manufacturers inspect fabric in order to:

—	determine the quality of the fabric, thereby enabling a determination of its end usage and price;
—	locate, label and trace major defects (a requirement in the industry) for rapid identification in later stages of the manufacturing process;
—	prevent the reoccurrence of defects caused by manufacturing equipment; and
—	reduce rebate payments for textiles delivered with defects.

Fabric inspection can be performed at various stages of the production process and is often performed two to three times during a complete production cycle.

Manual inspection of fabrics is generally performed by running the fabric over a wide table under appropriate lighting. A human inspector is generally expected to detect a variety of defects, including holes of various sizes and shapes, tears, cuts, thick ends, missing threads, width distortion and variations in the fabric density and width, and mark them according to their type and location on the fabric roll. In the case of inspection of printed fabrics, the human inspector is expected to detect defects such as misfits, lint, stick-ins and off-center and narrow prints. Inspectors inspecting dyed fabrics are also expected to detect variations in the color and shades of the dyed fabric.

Human inspection of fabrics is unreliable for the following reasons:

—	the inspection environment is influenced by factors such as the speed at which the fabric passes in front of the inspector, the lighting in the testing area and the distance and angle at which the inspector views the fabric. Differences in inspection environments can lead to varying assessments of fabric quality;
—	the accuracy of the inspection is affected by the attention span and fatigue of the human inspector, who is normally expected to view fabrics for a period of several hours;
—	perception problems caused by the fatigue of specific nerve cells in the case of patterned and printed material;
—	manual inspection is performed by numerous persons worldwide, each with a different perception of product quality; and
—	certain technical fabric is produced at a very high speed and therefore defects cannot be observed by the human eye.

These factors have led to inconsistent assessments of fabric quality and have caused fabric inspection to be a time-consuming and costly process. These limitations also make it difficult to establish a reliable industry-wide standard for fabric quality. The limitations of manual inspection, along with the general trend in the web industry towards automation, in order to reduce costs and improve quality, have created an opportunity for an effective automatic visual inspection and quality monitoring systems for various niche markets in the web industry.

The EVS Solution for the Automated Optical Inspection

We develop and have acquired sophisticated automatic visual inspection systems for manufacturers of industrial web products. Our systems are designed to overcome the limitations of human visual inspection. Our systems combine high-performance computer processing with unique image processing capabilities based on proprietary vision understanding and interpretation algorithms. The unique image processing capabilities include image acquisition, mathematical transformation, image analysis and learning and decision-making elements. The mathematical algorithms which enable these image interpretations and understanding capabilities are performed by high-speed dedicated parallel processing computers based on specialized architectures which are capable of performing tens, and in some of our products, hundreds of billions of operations per second. These algorithms enable our systems to recognize fabric flaws in real time and to learn the types and severity of the flaws a customer wishes to detect, ignoring flaws that do not fall into such categories. Our systems then analyze detected defects and provide information regarding their nature. Our systems are an integral part of the manufacturing process and can be integrated with the customer’s management information systems, providing valuable information for the production planning process. We believe that our systems enable customers to reduce direct labor, increase manufacturing efficiency and improve product quality.

Sales and Markets for the Automated Optical Inspection

Sales Network

We market our products through in-house sales personnel in conjunction with independent sales representatives. Our independent sales representatives provide essential pre-and-post sales support for our products in their territories and account for a substantial percentage of our sales worldwide. We believe that our sales representatives network will enable us to introduce new products and to penetrate additional web manufacturers around the world. We intend to further expand our international sales representatives network by entering into relationships with additional sales representatives and forming joint ventures in target markets.

We utilize the services of independent sales representatives in Europe, Latin America, and the Far East. Our independent sales representatives do not have the authority to enter into contracts on our behalf or otherwise bind us. To promote our products, we devote significant resources towards participation in the key annual textile equipment trade shows. We also advertise in trade magazines and conduct customer seminars.

We maintain sales and support centers located in the United States, Europe, Asia, and Israel. When a high level of technical expertise is needed, the sales effort is supported by product marketing managers and our engineers who work closely with customers and potential customers to find solutions to their current and future web inspection challenges. We work closely with customers in a continuous improvement process on selected technical aspects of our products. Such improvements often become standard on products sold worldwide. A specified number of training classes are included in the purchase price of our products. Subsequent training is provided for a nominal fee.

“IQ-TEX Inspected” Standard

A significant portion of our marketing effort is focused on making web inspection by IQ-TEX systems, and the corresponding labeling of the inspected web as “IQ-TEX Inspected,” an industry standard for web quality inspection. We believe that the best way to increase demand for our IQ-TEX systems is to convince end-product manufacturers of the benefits of IQ-TEX inspection, in terms of the quality, uniformity and reliability of the inspection. If we are successful in doing so, fashion designers will increasingly demand that the fabrics they purchase from web manufacturers be inspected by IQ-TEX systems. As more and more designers make these demands, web manufacturers will be required to purchase our systems. Our efforts include performing tests of the capabilities of IQ-TEX with leading clothing manufacturers. Although inspection by IQ-TEX systems has not yet become an industry standard, many designers express preference for “IQ-TEX Inspected” fabrics. We may not be successful in our efforts to make inspection by IQ-TEX an industry standard.

Relationships with Leading Equipment Manufacturers

Another important element of our marketing strategy is to establish and strengthen relationships with leading textile equipment manufacturers. These relationships bolster our marketing abilities and assist us in ensuring that our products are technically advanced and designed in conjunction with the development of the textile manufacturers’ web inspection requirements and industry trends.

Sales by Principal Markets and Activities

In 2004, approximately 26.3% of our consolidated sales were in the United States, approximately 44.5% were in Europe, and approximately 29.2% were in the Far East. In 2005, approximately 29.6% of our sales were in the United States, approximately 21.2% were in Europe, and approximately 49.2% were in the Far East. In 2006, approximately 22.8% of our sales were in the United States, approximately 40.1% were in Europe, and approximately 37.1% were in the Far East. One customer accounted for 18% and 12% in each of the years, 2004, and 2005 respectively. No other customers accounted for more than 10% of our net sales in any of the years 2004, 2005 or 2006. Historically, our highest level of net sales has been in the fourth quarter of each year. Nevertheless, we have experienced and may in the future experience significant fluctuations in revenues and operating results from quarter to quarter as a result of a number of factors, many of which are outside our control.

Manufacturing for the Web Industry

The principal manufacturing and assembly of our basic systems are conducted by subcontractors. We perform logistics and purchasing activities, integration and final testing in-house. In addition, we perform the software installation and configuration, final hardware configuration, quality control and any special system customization needed for a particular customer. Production is based upon firm customer commitments and anticipated orders and is generally planned three to six months in advance. We contract with third party subcontractors to perform the manufacturing of our systems so that we can focus on design and product development strengths and minimize fixed costs and capital expenditures. Our engineers work closely with subcontractors to increase manufacturing yields, lower manufacturing costs and assure quality. Some of the electronic components included in our product are manufactured especially for us by exclusive suppliers. If any of these exclusive suppliers stop manufacturing these components we will need to find alternative suppliers. Our reliance on sole suppliers involves several risks, including a potential inability to obtain adequate supplies of these components and reduced control over pricing and timely delivery of these components. We believe that we maintain a sufficient inventory of these components to meet our foreseeable needs. However, if our single source supplier ceases to produce these components, we would have to transfer the manufacture of the components to another supplier or suppliers. We estimate that such a transfer would take approximately up to six months and could delay the production and supply of our products, which could harm our results of operations.

Competition in the Web Industry

We believe that the capabilities of our technology, along with our experience in implementing these technologies and our wide customer base, provide us with a competitive advantage over potential competitors are small suppliers of automatic inspection solutions with PC-based technologies. These suppliers, who offer low-cost solutions for low-end applications such as Non-Woven, are attempting to penetrate the field of textile inspection, yet, thus far, have not been commercially successful.

We are targeting the technical fabric industry as a high potential market for our automatic inspection systems. The main competitor on this industry is Cognex Corporation – based in the United States. Cognex Corporation is specialized on supplying machine vision components for the industry. We believe that our capabilities for supplying “tailor made” solutions for our customers together with the high growth rate of the technical fabric industry, will allow us to produce revenues from it.

The presence of competitors in the textile automatic inspection field may increase awareness of the benefits of automatic fabric inspection, and may help us enlarge our market. However, it is possible that systems developed by these or other future competitors will prove more effective than our IQ-TEX systems or that potential customers will prefer them for other reasons. If we are unable to maintain our technological advantage or are unable to convince potential customers of the superiority of our IQ-TEX systems, our business would be seriously harmed.

Several manufactures of equipment for the fabric manufacturing industry offer products that compete with our Shade Variation Analyzer. Our main competitor is Mahlo GmbH & Co. KG.

The competition for the development and sale of advanced automated vision systems in other industries and for other applications is intense. To the extent providers of automated vision systems choose to focus on or develop advanced automated vision technology for the fabric industry or other industries for which we attempt to develop products, we could face significant competition in the future. Potential competitors may be more established, benefit from greater market recognition and have greater financial, production and marketing resources than we do.

Intellectual Property Rights for Textile Industry

In May 2002, we entered into an agreement with our former principal shareholder Elbit and Dr. Ilan Tamches, which amended the license agreement existing between Elbit and us, dated June 12, 1996. According to this agreement, Elbit transferred to Dr. Ilan Tamches certain elements of our technology, or Elbit Technology, which we formerly licensed from Elbit, and other elements of our technology were directly transferred to us by Elbit, or Elbit Modified Technology. Consequently, we licensed the Elbit Technology from Dr. Tamches, its original developer. Pursuant to this agreement, we have certain non-exclusive rights to this technology with respect to the development, production, distribution, modification, use and repair of any of the I-TEX systems, for as long as we continue to produce, distribute, modify, use and repair any I-TEX systems. In consideration for the royalties that we have agreed to pay Dr. Tamches, he has agreed not to license Elbit Technology to any third party that competes with I-TEX systems. Since the third quarter of 2006 we have not used this technology.

Neither we, nor, to our knowledge, Dr. Tamches, have any patents or patent applications pending with respect to this technology. We do have a patent in France and patent applications pending in Israel with respect to certain technology incorporated in the video cameras used by our systems. We rely primarily upon a combination of trademark, copyright, know-how, trade secrets and contractual restrictions to protect our intellectual property rights.

Our employees who have access to confidential information are required to sign confidentiality and invention assignment agreements. We believe that such measures provide only limited protection of our proprietary information, and there is no assurance that our proprietary technology will remain a secret or that others will not develop similar technology and use this technology to compete with us. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary.

We have registered trademarks with respect to the name “I-TEX” in the United States, Mexico, Spain, Italy, Turkey, Portugal, Brazil, France, China and Japan, and have filed applications for registered trademarks for the name “I-TEX” in India We have registered trademarks of the name and design “I-TEX Inspected” in Taiwan, South Africa, United States, Mexico, Brazil, Germany, France, Turkey, Italy, China and the European Union. We also have registered trademarks with respect to the name “PRIN-TEX” in Spain, Italy, France, Turkey and Japan. In addition, we have a registered trademark with respect to the name “KNI-TEX” in Italy. We also have a registered trademark with respect to the name “EVS” in the European Union, Japan and the United States. Our trademark rights include rights associated with the use of our trademarks.

IV.	Governmental Regulation Affecting the Company

        As a company which focuses on research and development and which receives grants in order to do so from the Government of Israel, we are affected by the terms of the grants we have received from the Office of the Chief Scientist, or OCS, of the Ministry of Industry, Trade and Labor of the Government of Israel. Under the terms of these grants, we are responsible to pay royalties based on the net sales of our products. In addition, manufacturing of products developed with these grants must be performed in Israel, or we may be subject to the payment of additional royalties. Approval must be obtained to transfer technologies developed through projects in which the government participates.

In addition, we receive certain tax benefits and reduced tax rates from the government of Israel. The entitlement to these benefits is conditional upon our fulfillment of the conditions stipulated by the law, regulations promulgated thereunder and the instruments of approval for the specific investments. In the event of a failure to comply with these conditions, the benefits could be canceled and we would be required to refund the amount of the benefits, in whole or in part, with the addition of linkage differences and interest.

Organizational Structure

We own all of the issued and outstanding shares of our five subsidiaries Elbit Vision Systems US, Inc., or EVS US, Elbit Vision Systems B.V., or EVS BV, ScanMaster system (IRT) Ltd., IRT ScanMaster systems Inc., and Panoptes. EVS US and IRT ScanMaster systems Inc. are incorporated in the United States under the Business Corporations Act of the State of Delaware. EVS US and IRT ScanMaster systems Inc. predominantly functions as a sales and support center for our products.

EVS BV is incorporated in Holland. EVS BV predominantly functions as a sales and support center for our products.

Property, Plants and Equipment

Our facilities, together with ScanMaster Ltd.‘s facilities, are located at 1 Hayasur Street, Hasharon Industrial Park, Kadima, P.O.B. 5030, Israel. We do not own any real property. Together we lease approximately 9,449 square feet at our facilities in Israel, at an annual rent of approximately $320,000. Our lease expires in November 2009. EVS US leases approximately 5,400 square feet office space in Greenville, South Carolina, at an annual rent of approximately $30,000. This lease expires in October 2007.

We believe that our current facilities are adequate for our operations as currently conducted. In the event that additional facilities are required, we believe that we could obtain such additional facilities at commercially reasonable prices.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors.

Most of our revenues are generated in U.S. dollars, and a significant portion of our expenses are incurred in U.S. Dollars, or are linked to the U.S. Dollar. Consequently, we use the U.S. Dollar as our functional currency. Transactions and balances originally denominated in U.S. Dollars are presented in the financial statements in their original amounts, and non-Dollar transactions and balances have been translated into U.S. Dollars using the exchange rates in effect on the date of a transaction or balance. Our consolidated financial statements have been prepared in accordance with U.S. GAAP.

The financial statements of our subsidiaries the functional currency of which is the U.S. Dollar, but which are presented in a currency other than U.S. Dollars, have been translated into U.S. Dollars. Monetary balance sheet items have been translated using the exchange rates in effect on the balance sheet date and all non-monetary balance sheet items have been translated using the historical exchange rates in effect on the date of the transaction. Statement of income items have been translated using the average exchange rate for the period presented.

The amounts (in terms of Korean Won) included in the financial statements of Yuravision, drawn up in Korean Won, are dealt with, for the purpose of consolidation as follows:

The operating results and cash flows of Yuravision are translated into U.S. dollars at the exchange rates existing on the dates of the transactions (or at the average exchange rates for the period, where these approximate the actual exchange rates). Balance sheet items, including the balances of fair value adjustments made, and goodwill recognized, on the acquisition of Yuravision, are translated at the exchange rate at the end of the year. Exchange differences arising from the translation of the net investment in Yuravision are carried as a separate item within shareholders’ equity (“differences from translation of foreign currency financial statements of a subsidiary”). Upon disposal of the investment in the Yuravision, these exchange differences will be carried to the income statement, as part of the gain or loss recognized on the disposal.

Critical Accounting Policies

The preparation of our financial statements in conformity with the U.S. generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. These are our management’s best estimates based on experience and historical data. Actual results could differ from those estimates.

Specific accounting policies we utilize require higher degrees of judgment than others in their application. These include revenue recognition on long-term contract work. Our policy and related procedures for revenue recognition on long-term contract work are summarized below.

a. Revenue recognition

Revenues from sales of products and supplies are recognized when an arrangement exists, delivery has occurred and title has passed to the customer. The price charged by us or our subsidiaries to the customer is fixed or determinable and collectibility is reasonably assured.

With respect to systems sold with installation requirements, the installation is not considered to be a separate earnings process; thus, revenue is recognized when all of the above criteria are met and installation is completed.

b. Acceptance clause, customers’ support service and warranty

We and our subsidiaries distinguish between revenue recognition in respect of revenue derived from automatic vision inspection products (sold by us) and ultrasonic inspection products (sold by ScanMaster).

The terms of the agreements between us and our customers are substantially different from the terms of the agreements between ScanMaster and its customers. Therefore, the revenue recognition accounting policy applied by each of the companies is different in this case. Set forth bellow are the main accounting policies applied by each of our companies:

The Company

In a case that our agreement with a customer includes an “acceptance” clause, revenue recognition will take place after we receive the “acceptance certificate” from the customer. In some cases, we grant our customers a trial period, usually several months, in order to evaluate the prototype system’s performance. In a case where the systems performance meets the customer’s requirements, it purchases the system at the end of the trial period. We do not recognize sales revenue from products shipped to customers for trial until such products are actually purchased. Until purchased, these products are recorded as consignment inventory at the lower of cost or market.

In some cases, we grant our customers support services, including warranty in respect of products sold; these services are usually provided for a period of six to twelve months. In those cases, upon revenue recognition, we defer a portion of the sale price and recognize it as service revenue ratably over the abovementioned period.

ScanMaster

ScanMaster’s agreements with its customers usually include acceptance testing procedures clause, or ATP. Each product of ScanMaster has standard performance specifications that are examined in the ATP; usually, the performance specifications are not customized for the specific needs of the customer. Also, unlike in our case, ScanMaster does not grant its customers a trial period in the normal course of business.

The agreements with the clients do not include the right of the clients to a refund in the event that the ATP is not to their satisfaction. However, the collection of the final payment from the customer, usually 10% out of the total consideration, is dependent upon receiving the signed ATP.

ScanMaster recognizes revenues from the sale of systems that require significant customization, integration and installation based on the American Institute for of Certified Public Accountant’s Statement of Position 81-1 “Accounting for Performance of Construction – Type and Certain Production – Type Contracts”, or SOP 81-1. Such accounting rule calculates revenues, as the project progresses, according to the percentage of the contract for the purchase of such system that has been completed, taking into account the proportion of the actual labor costs incurred to the total labor costs estimated to be incurred over the duration of the contract. Provisions for estimated losses on uncompleted contracts are made when such losses are first determined, in the amount of the estimated loss of the entire contract.

Contracts that also provide for professional services are evaluated to determine whether such services are essential to the contract. When the services are considered essential, revenue is recognized using the aforementioned accounting rule. When the services are not considered essential, the revenue allocated to the professional services is recognized as the services are performed.

ScanMaster provides for warranty costs at the same time as the revenue is recognized. The annual provision is calculated at rates of 1%-3% of the sales, based on past experience.

c. Right of return

Neither we, nor our subsidiaries, provide, in the normal course of business, a right of return to our customers. If uncertainties exist, such as the granting of a right of cancellation to the customer, revenue is recognized when the uncertainties are resolved.

Services Rendered

Service revenue in respect of our products is recognized ratably over the contractual period, or as services are performed.

Operating Results

I. Financial Data

The following table sets forth, for the periods indicated, our selected financial data as a percentage of net sales:

	2006*	2005*	2004*

Net sales	100.0	100.0	100.0
Cost of sales	72	58.8	77.9
Gross profit	28	41.2	22.1

Research and development expenses, net	15	10.5	22.4
Marketing and selling expenses, net	24.4	18.1	32.2
General and administrative expenses	11	7.5	19.6
Reorganization expenses	1.1	-	-
Total operating expenses	51.7	36.2	74.2
Operating income (loss)	(23.6)	5	(52.2)
Other expenses	0.03	0.2	1.1
Financing income(expenses), net	(7.8)	(2.3)	(2.7)
Income (loss) before taxes	(31.52)	2.8	(53.8)
Income taxes	0.03	0.02	0.05
Discontinued operation	(4.3)	-	-
Net (loss)	(35.85)	2.94	(53.9)

*     The financial data contained in this table has been adjusted to take into account the discontinued operations of our former subsidiary Yuravision. For further information see Note 3(a) to our financial statements for the year ending December 31, 2006, incorporated by reference into this prospectus from our Annual Report on Form 20-F, filed with the United States Securities and Exchange Commission on July 16, 2007.

Year Ended December 31, 2006 Compared with Year Ended December 31, 2005

Sales

Sales in 2006 decreased by approximately 13.3% to $16.997 million compared with sales of $19.579 million in 2005. This decrease was primarily attributable to loss of the Indian railways project which took management attention during 2006.

Cost of Revenues

Cost of revenues consists of component costs, hardware costs, technical support costs, royalty payments, compensation costs and overheads related to the production and assembly of our products. Cost of sales as a percentage of net sales was 72% in 2006 compared with 59.4% in 2005. The increase in cost of revenues in 2006 is mainly due to the loss of the Indian Project, as defined later in this registration statement under the caption “Litigation”, which caused a one time write off of inventories and other expenses due to the project, we also recorded an inventory write off in an amount of $400,000 related to parts we used with respect to the old technology.

Gross Profit

In 2006 we earned a gross profit of $4.761 million as compared to a gross profit of $7.946 million in 2005. Gross profit as a percentage of net sales was 28% in 2006 as compared to 40.6% in 2005. The decrease in our gross profit in 2006 is mainly due to the loss of the Indian Project and the one time inventory write off.

Research and Development Costs

Our research and development expenses consist of our total costs less grants from the Government of Israel. Gross research and development expenditures consist primarily of salaries and related costs of employees engaged in ongoing research and development, and, to a lesser extent, costs of materials, depreciation and other expenditures. Gross research and development expenditures increased to $2.705 million in 2006 from $2.194 million in 2005, and were offset by Israeli government grants of $0.145 million in 2006 and $0.154 million in 2005. Net research and development expenses in 2006 were $2.562 million compared with $2.039 million in 2005. The increase in the gross research and development expenses was mainly due to the efforts in integrating the new Panoptes Technology in our vision products.

Sales and Marketing Expenses

Marketing and sales expenditures consist primarily of costs relating to promotion, advertising and trade shows, payroll and related expenses, sales commissions, travel expenses. Marketing and selling expenses amounted to $4.149 million in 2006, compared to $3.583 million in 2005. The increase in the marketing and sales expenses was primarily due to efforts we made in increasing our market share and penetration of new markets with our new Panoptes Technology.

General and administrative Expenses

General and administrative expenses consist of payroll and related expenses, doubtful and bad accounts, professional fees paid to auditors, legal advisors and other consultants and other related expenses. As a percentage of net sales, general and administrative expenses increased to 11% in 2006 from 5.7% in 2005. General and administrative expenses in 2006 were $1.87 million, compared to $1.127 million in 2005. The increase in expenses in 2006 was primarily attributable to the recruiting of new management

Financial Expenses

Financial expenses consist primarily of interest on our loans from banks and from two of our major shareholders Elbit and Mivtach Samir. Additionally, expenses consist of currency translation adjustments between the U.S. Dollar and NIS exchange rate imposed on our assets and liabilities. Financial expenses in 2006 were $1.332 million, compared to financial expenses of $0.437 million in 2005. During 2005 and 2006, we financed our operations using a credit line facility provided to us by our bank. The increase in financial expenses was primarily due to loan we received Mivtach Shamir, and the increase of our bank loans in order to finance the constant growth of our backlog.

Profit/Loss

In 2006 we recorded net loss of $6.093 million, as compared to a $0.611 million net profit in 2005. This was primarily due to the decrease in our revenues, loss of the Indian Project and the loss from selling Yuravision.

Year Ended December 31, 2005 Compared with Year Ended December 31, 2004

Sales

Sales in 2005 increased by 88.3% to $19.579 million compared with sales of $10.399 million in 2004. This increase was primarily attributable to the consolidation of ScanMaster’s results during 2005 which contributed more than $12.047 million to our consolidated revenues in sales of our non-destructive technology systems. Sales of systems increased by 88.4% to $15.428 million compared with sales of $8.19 million in 2004. This increase was primarily attributable to the consolidation of ScanMaster’s results as well as to the increase in demand for our non-destructive testing systems.

Sales of service and spare parts increased by 87.9% to $4.151 million compared with sales of $2.209 million in 2004. This increase was primarily attributable to the consolidation of ScanMaster’s service and spare parts revenues, thus increasing our customer base.

Cost of Revenues

Cost of revenues consists of component costs, hardware costs, technical support costs, royalty payments, compensation costs and overheads related to the production and assembly of our products. Cost of sales as a percentage of net sales was 58.8% in 2005 compared with 77.9% in 2004. The decrease in cost of revenues in 2005 is mainly due to the increase in sales and moving beyond our breakeven point, as well as reducing our fixed costs by integrating part of our operation with that of ScanMaster, thus reducing the percentage of fixed costs in relation to the cost of revenues.

Gross Profit

In 2005 we earned a gross profit of $7.946 million as compared to a gross profit of $2.359 million in 2004. Gross profit as a percentage of net sales was 40.6% in 2005 as compared to 22.7% in 2004. The increase in our gross profit in 2005 is mainly due to the increase in sales and moving beyond our breakeven point, as well as reducing our fixed costs by integrating part of our operations with that of ScanMaster, thus reducing the percentage of fixed costs in relation to the cost of revenues.

Research and Development Costs

Our research and development expenses consist of our total costs less grants from the Government of Israel. Gross research and development expenditures consist primarily of salaries and related costs of employees engaged in ongoing research and development, and, to a lesser extent, costs of materials, depreciation and other expenditures. Gross research and development expenditures decreased to $2.189 million in 2005 from $2.616 million in 2004, and were offset by Israeli government grants of $0.15 million in 2005 and $0.16 million in 2004. Net research and development expenses in 2005 were $2.039 million compared with $2.456 million in 2004. The decrease in the gross research and development expenses was mainly for integrating our research and development activity with that of ScanMaster.

Sales and Marketing Expenses

Marketing and sales expenditures consist primarily of costs relating to promotion, advertising and trade shows, payroll and related expenses, sales commissions, travel expenses. Marketing and selling expenses amounted to $3.583 million in 2005, compared to $3.491 million in 2004. The increase in the marketing and sales expenses was primarily due to the consolidation of ScanMaster’s marketing and sales during the year.

General and administrative Expenses

General and administrative expenses consist of payroll and related expenses, doubtful and bad accounts, professional fees paid to auditors, legal advisors and other consultants and other related expenses. As a percentage of net sales, general and administrative expenses decreased to 5.8% in 2005 from 17.5% in 2004. General and administrative expenses in 2005 were $1.127 million, compared to $1.817 million in 2004. The decrease in expenses in 2005 was primarily attributable to the integration of our general and administrative activity with that of ScanMaster, and the reduction of our operational costs.

Financial Expenses

Financial expenses consists primarily of interest on our loans from banks, from Cornell Capital Partners L.P., or Cornell, which provided us with a promissory loan for the acquisition of ScanMaster, which we have repaid in full, and from one of our shareholders (and former principal shareholder) Elbit Ltd. Additionally, expenses consist of currency translation adjustments between the U.S. Dollar and NIS exchange rate imposed on our assets and liabilities. Financial expenses in 2005 were $0.437 million, compared to financial expenses of $0.365 million in 2004. During 2004 and 2005, we financed our operations using a credit line facility provided to us by our bank. The increase in financial expenses was primarily due to the promissory loan we received form Cornell Capital for the financing of the ScanMaster acquisition, and the increase of our bank loans in order to finance the constant growth of our revenues.

Profit/Loss

In 2005 we recorded net profit of $0.611 million, as compared to a $5.905 million net loss in 2004. This was primarily due to the increase in our revenues and the reduction of operational costs.

II. Impact of Inflation and Devaluation on Results of Operations, Liabilities and Assets

For many years prior to 1986, the Israeli economy was characterized by high rates of inflation and devaluation of the Israeli currency against the U.S. Dollar and other currencies. However, since the institution by the Israeli government of an economic recovery program in 1985, inflation, while continuing, has been significantly reduced and until recently the rate of devaluation has substantially diminished. Since the majority of our revenues are denominated and paid in U.S. Dollars, we believe that inflation and fluctuations in the U.S. Dollar exchange rate have no material effect on our revenue. Inflation and U.S. Dollar exchange rate fluctuations, however, have some effect on our expenses and, as a result, on our net income/loss. The cost of our Israel operations, as expressed in U.S. Dollars, is influenced by the extent to which any increase in the rate of inflation in Israel is not offset (or is offset on a lagging basis) by a devaluation of the NIS in relation to the U.S. Dollar.

The exchange rate between NIS and the U.S. Dollar has fluctuated during the past twelve months from a high of NIS 4.524 to the Dollar to a low of NIS 3.932 to the Dollar. The high and low exchange rates between the NIS and U.S. Dollar during the six most recent months, as published by the Bank of Israel, were as follows:

MONTH	HIGH 1 U.S. dollar =	LOW 1 U.S. dollar =

December 2006	4.234	4.176
January 2007	4.260	4.187
February 2007	4.254	4.183
March 2007	4.222	4.155
April 2007	4.135	4.014
May 2007	4.065	3.932
June 2007	4.291	4.062

The average exchange rate, using the average of the exchange rates on the last day of each month during the period, for each of the five most recent fiscal years, was as follows:

Period	Exchange Rate

January 1, 2002 - December 31, 2002	4.7363 NIS/$1
January 1, 2003 - December 31, 2003	4.5124 NIS/$1
January 1, 2004 - December 31, 2004	4.4833 NIS/$1
January 1, 2005 - December 31, 2005	4.5026 NIS/$1
January 1, 2006 - December 31, 2006	4.4565 NIS/$1

During 2002, the rate of inflation was approximately 6.5% and the rate of devaluation was 7.3%. In 2003, the rate on inflation was approximately -1.9% and the Dollar devalued against the NIS by 7.6%. In 2004, the rate of inflation of approximately 1.2% and the Dollar revalued against the NIS by approximately 1.6%. In 2005, the rate of inflation was approximately 2.4% and the rate of devaluation was 5.7%. In 2006, the Israeli economy recorded negative inflation of approximately 0.1% where the NIS revalued against the U.S. dollar by approximately 8.2%. As a result of the differential between the rate of inflation and the rate of evaluation of the NIS, we experienced increases in the costs of our Israel operations, as expressed in U.S. Dollars, in 2005, but they did not materially affect our results of operations in such periods.

From time to time, we engage in hedging or other transactions intended to manage the risks relating to foreign currency exchange rate or interest rate fluctuations. Although, we do not undertake such transactions on a regular basis, our management may determine that it is necessary to further minimize such risks.

Liquidity and Capital Resources

Prior to our initial public offering, our principal source of financing for our operations and working capital requirements were loans from Elbit and grants from the Government of Israel. In July 1996, we raised approximately $15.7 million, net of expenses, through the initial public offering of our securities. Since our initial public offering, we have financed our operations primarily through (i) cash reserves, (ii) cash generated from operations, (iii) grants from the Government of Israel (iv) the use of a bank credit line (v) receipt of a convertible loan, and (vi) private placement of our securities. As of December 31, 2006, we had negative working capital of $6.073 million.

We anticipate that we will continue to incur significant operating expenses in connection with the development and marketing of our products. We believe that our current assets, together with anticipated cash generated from operations and available credit lines, will be sufficient to meet our cash requirements for working capital and capital expenditures for at least twelve months from the date of this post-effective registration statement. Thereafter, if cash generated from operations is insufficient to satisfy our liquidity requirements, we may sell additional equity or debt securities or seek to obtain additional credit facilities.

Investments

Our cash and cash equivalents increased to $1.06 million at the end of 2006 compared to $0.7 million recorded at the end of 2005. Short term restricted deposits decreased to $0.7 million at the end of 2006 compared to $1.81 million recorded at the end of 2005. The changes were mainly due to loss of the Indian Project and the withdrawal of the bank guarantees given to RDSO. For more information, see “Litigation”. Some of our selling agreements require us to provide a performance guarantee for a period of between six and twelve months. In order to provide such guarantees we are required to deposit between 25% and 60% of the guarantee amount. During 2006 we had negative cash flow from operational activity of $4.39 million, the negative cash flow was mainly due to the losses in connection with the Indian Project and the decrease in our sales.

Our inventories decreased from $4.559 million as of December 31, 2005 to $3.968 million as of December 31, 2006, reflecting our close managerial controls on inventories and one time reduction of $0.4 million during 2006 relating the old technology. Inventories as a percentage of revenues as of December 31, 2006, have remained unchanged compared with 23.3% as of December 31, 2005.

Borrowing

From time to time we use money received from bank loans from several banks to finance our operating activities. Most of the loans are linked to the U.S. Dollars and for a period of three to 18 months. The interest rates of those loans are according to the market rate.

Research and Development, Patents and Licenses, etc.

Our research and development group focuses on adapting our technologies to the development of new products for applications in the web and ultrasonic industries as well as enhancing our existing products. We devote a significant portion of our resources to improving our current systems through enhancements in the areas of sharpness of resolution, processing speed, sensor accuracy and illumination. We also continually work to enhance the ease of use and flexibility of our systems’ software and to develop product add-ons to augment our systems currently in use by customers. These product add-ons are being designed to further integrate our systems into each phase of our customers’ manufacturing process.

We have a number of product and technology initiatives underway at any given time. Our research and development activities have generally resulted in periodic introductions of new products, new auxiliaries and upgrades to our existing products. Current product and technology initiatives include, among others, the following:

Our prepress inspection product is based on the proprietary technology of Automated Optical Inspection Technology which we have developed over the past two years, and is enhanced with features developed at the request of the manufacturer to meet the needs of the prepress industry.

For our developments in the Prepress Inspection Industry Division we have devised a visual inspection system for the inspection of the prepress cylinder. The system is already operating, and was developed as an Original Equipment Manufacturing, or OEM, product with one of world’s top prepress system manufacturers.

For our developments in the Non–Destructive Automated Inspection Systems Division we are expanding our capabilities by developing multi transducers of automatic calibration, different process algorithms and a scanner capable of inspecting in 2.5 dimensions. We are also expanding our capabilities to provide portable Non-Destructive Automated Inspection instruments for automotive and industrial applications.

As of May 2007, our research and development staff consisted of 29 full-time employees, all of whom are located in Israel and hold advanced technical degrees. Our research and development staff engages in hardware, electro-optics and ultrasonic development, real-time software development, PC software development, manufacturing engineering, system engineering and customer support engineering. Our research and development staff for the web industry consisted of 14 full-time employees, and our research and development staff for the ultrasonic industry consisted 15 full-time employees. In 2004 our gross research and development expenditures for the web industry were approximately $1.9 million, in 2005 they were $2.3 million and in 2006 they were $1.4 million. These expenditures were partially offset by grants by the OCS of the Ministry of Industry, Trade and Labor of the Government of Israel of approximately $45,000, $154,000 and $145,000 in each of 2004, 2005, and 2006, respectively.

Research and Development Grants

The Government of Israel encourages research and development projects oriented towards products for export through the OCS. Since inception, we have received grants from the OCS for the development of various systems and products. Under the terms of these grants, a royalty of 3% to 5% of the net sales of products developed from a project funded by the OCS must be paid, beginning with the commencement of sales of products developed with grant funds and ending when 100% of the dollar value of the grant is repaid. The terms of Israeli government participation also require that the manufacture of products developed with government grants be performed in Israel, unless a special approval has been granted by the OCS. Such approval, if granted, is generally subject to an increase in the total amount to be repaid to the OCS to between 120% and 300% of the amount granted, depending on the extent of the manufacturing to be conducted outside of Israel. Separate Israeli government consent is required to transfer to third parties technologies developed through projects in which the government participates. Such restrictions do not apply to exports from Israel of products developed with such technologies.

Pursuant to regulations, effective with regard to OCS grants received under programs approved after January 1, 1999, repayments of such grants will be subject to interest at an annual rate of LIBOR for 12 months applicable to Dollar deposits, which will accrue annually based on the LIBOR rate published on the first day of each year.

Royalty-bearing grants received from the Government of Israel for research and development are offset against our gross research and development expenditures on development of products only for the textile industry.

The following table sets forth net research and development expenses, the grants received from the OCS and the gross research and development expenditures for the periods indicated.

(in thousands)	2006	2005	2004

Research and development expenses, net	$2,562	$2,039	$2,456
OCS grants	$145	$154	$160
Gross research and development expenditures	$2,707	$2,193	$2,616

D. Trend Information

Trends and changes in the world textile industry are having an influence on our markets, customers and sales. World textile production has transferred to the Far East due to low labor costs. The Far East market is increasing with large investments in textile machinery (especially in China). The investments are currently in productive equipment for increasing the production volume and achieving the demands of Western markets and not in automatic inspection technology. Our traditional markets in Western Europe and the United States are becoming smaller, with less willingness for capital expenditures. Unless textile manufacturers in the Far East begin investing in automatic inspection technology, the growth in our sales revenue may not keep pace with the growth in the Far East market.

We anticipate that our non-destructive testing business will provide the majority of our revenues in the short term. While ScanMaster’s traditional markets have been in the US and Europe, we expect that in the near future over 60% of its sales will be made in the Far East.

In line with recent developments in the field of non-destructive inspection systems, it is expected that the demand for attractively-priced inspection equipment will accelerate in the coming years, as industrial concerns regarding product reliability and liability take on an increasing commercial relevance.

E. Off-Balance Sheet Arrangements.

We do not have any off-balance sheet arrangements which have or are reasonably likely to have a material current or future effect on the financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources, of our company and its subsidiaries.

F. Tabular Disclosure of Contractual Obligations

Our significant financial and contractual obligations as of December 31, 2006, and the periods in which such obligations are due are as follows:

	Payments and Amount of Commitment Expiration Per Period (U.S. Dollars in thousands)
Contractual Obligations	Total Amounts Committed	Less than 1 Year	1-3 Years	3-5 Years	Over 5 years

Operating Car Lease Obligations	673	277	396	-	-
Operating Building Lease Obligations	1,305	423	882	-	-
Total Commercial Commitments	1,978	700	1,278	-	-

G. Safe Harbor. Not applicable

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

A. Directors and Senior Management

As of July 31, 2007, our directors, senior managers and key employees were as follows:

Name	Age	Position

David Gal*	51	Chairman of the Board and Chief Executive Officer
Ofer Sela*	37	Vice President of Research & Development
Yaron Menashe*	31	Vice President, Chief Financial Officer and Secretary
Benjamin Mano*	61	Vice President of Sales and Marketing and Chief Operations Officer
Hillel Avni	68	Chief Technology Officer
Ron Mahler*	58	Vice President of Ultra-Sonic Testing Sales and Marketing
Yuval Berman*	40	External Director
David Schwartz*	57	External Director
Menashe Shohat	48	Director
Nir Alon	44	Director
Linda Harnevo*	51	Director

* Beneficially owns less than 1% of our outstanding ordinary shares.

David Gal was appointed as chairman of the board of directors on March 2, 2006. He served as chairman of the board of directors of Odin Medical Technologies Ltd. since 2005, and from 2001 through 2004 served as its president and chief executive officer. Between 2002 and 2004 Mr. Gal served as the active chairman of the board of directors of MindGuard Medical Technologies Ltd. From 1996 through 2000, Mr. Gal served as the president and chief executive officer of Wizcom Technologies Ltd. From 1991 through 1995, Mr. Gal served as the chief executive officer of Orbotech Inc., headquartered in Boston, MA USA. From 1989 through 1990, Mr. Gal served as an economic advisor to the Israeli Minister of Finance — Mr. Shimon Peres. Mr. Gal holds a B.A. in economics and business, and an M.B.A. from the Hebrew University of Jerusalem.

Ofer Sela served as the vice president of Research and Development of Advanced Dicing Technology Ltd. (ADT) between the years 2003 and 2007. Prior to this role, between the years 2000 and 2003, Mr. Sela has held various program management positions at Kulicke & Soffa. Between the years 1997 and 2000 Mr. Sela worked in various engineering capacities at Kulicke & Soffa. Mr. Sela holds a B.Sc in mechanical engineering from the Technion and an MBA from Heriot-Watt University. Mr. Sela is a graduate of the Israeli Naval Academy.

Yaron Menashe has served as our chief financial officer since December 2006. Between the years 2000 and 2003, Mr. Menashe worked as a senior auditor at KPMG. Mr. Menashe holds a bachelor’s degree in economics and accounting from the Haifa University, Israel and is a Certified Public Accountant in Israel.

Benjamin Mano is currently our Vice President of Sales & Marketing. Previously, Mr. Mano served as the chief executive officer of Panoptes between the years 2000 and 2005 and between the years 1995 and 2000 served as the VP of operations and VP of sales and marketing for the Rest of the World of EVS. Mr. Mano served as VP of operations for seven years of Fibronics International Inc. between the years 1983 and 1988 Mr. Mano served in Japan as Sitex Japan’s desk manager, establishing the joint venture company together with Toyo Inc. Between the years 1973 and 1983 Mr. Mano worked for us in various capacities. Mr. Mano holds a B.Sc. in electrical engineering from the Technion.

Hillel Avni is one of our founders and served as our vice president of engineering from inception until 1999 and from 2006 to date following our acquisition of Panoptes. Between 2000 and 2005 Mr. Avni founded and was vice president of research and development of Panoptes. Between 1973 and 1990 he was employed by Elbit, where he served as the manager of digital signal processing computers development from 1987 until 1990, and prior to that, as the project manager for the development of a general purpose real-time image processing system. Mr. Avni holds a B.A. in mathematics and statistics from the Hebrew University of Jerusalem and an M.Sc. in computer science from the Technion.

Ron Mahler is currently our VP Ultra-Sonic Testing Sales and Marketing. Previously, Mr. Mahler served as a marketing consultant and sales manager for ScanMaster between the years 1997 and 2006. During these years Mr. Mahler served as a director in AD&D, ,currently owned by Elbit Ltd., and in Be Free Systems Ltd. and as the Chairman of the Board of Directors of Ensemble Herzeliya. From 1994 until 2006 Mr. Mahler served as a managing director of U.R. Malram and was involved in several start-up companies as marketing and business manager. Between the years 1991 and 1994 Mr. Mahler served as a marketing manager of the systems division of IMI. Between the years 1987 and 1991 he served as a marketing director at IMI USA in Washington DC, and between 1981 and 1987 he was the head of the development department of IMI Weapon division. Mr. Mahler holds a B.Sc in mechanical engineering from the Technion.

Menashe Shohat currently serves as one of our directors. Previously, between December, 2004 and November 2006 Mr. Shohat was our chief executive officer. Mr. Shohat has spent over eleven years with ScanMaster, serving first as ScanMaster’s chief operating officer and later as ScanMaster’s chief executive officer from 2002 to 2004. Mr. Shohat holds a B.A. in business administration from the Ruppin Academic Center.

Yuval Berman is a Founder and is currently Managing Director of the M&A advisory firm U.V.B – Business Initiatives Ltd. Previously, between 2003 and 2006 Mr. Berman was a Co-Founder and Managing Director of the business consulting firm Genesis-UVB. From 1997-2002 Mr. Berman was responsible for business development and investments at The Omega Group, a publicly traded investment group. Preceding this, Mr. Berman worked for a year in business development at the Israel Electric Corporation and practiced corporate law for four years. Mr. Berman received an M.B.A. with Honors from the Universite Libre De Bruxelles in Belgium. Mr. Berman holds a B.A. in economics and an L.L.B. in law, both from Tel Aviv University. He is a member of the Israeli Bar.

David Schwartz was appointed to serve as our external director in April 2007. Mr. Schwartz worked at the accounting offices of Weinstein and Associates from 1975-1978. From 1978 and until 1990 he worked for Tadiran Ltd. in the monetary regulation section. Between 1990 and 2002 Mr. Schwartz worked for Tadiran Consumer Goods Ltd. and its subsidiaries as a manager and controller. As of 2001, Mr. Schwartz is acting chairman of the tax committee for the forum of Industrial Financial Managers in the Industrial Organization. Mr. Schwartz has served as a director, external director, internal auditor and tax and financial advisor for many large companies, including Brightman Almagor Trusts Ltd., Tadiran Consumer Goods Ltd., Ubank Trust Funds Ltd. and Arco holdings Ltd. Mr. Schwartz holds a B.A. in Economics and Accounting from Bar Ilan University.

Nir Alon currently serves as one of our directors. Mr. Alon served as chairman of the board of directors from February 2001 until March 2, 2006. Since 1990, he has been the president of Altro Warenhandels GmbH, a cotton and textile company. From 1986 until 1990, he was part of the management of an Israeli based textile company. Mr. Alon holds a B.A. in social sciences from Tel-Aviv University.

Linda Harnevo was elected director by our board of directors on April 1, 2006. Ms. Harnevo served as chief executive officer of EduConcept Ltd. between the years 1994 and 1996 and chief executive officer of TeamWorks Technology Ltd. between the years 1997 and 2001. She is the founder of RedZebra Ltd. and Global Medical Networks International Ltd., where she currently serves as international chief executive officer. Ms. Harnevo holds a B.Sc. in mathematics, computer science and linguistics from Bar Ilan University, an M.Sc. in mathematics from the Weizmann institute and a Ph.D. in applied mathematics from the Weizmann Institute.

None of our directors or senior management serve in their capacity as a result of an arrangement with our major shareholders.

Board of Directors

Our directors, who are not external directors, commence their term when they are elected at the annual general meeting of our shareholders until the following annual general meeting. Messrs. David Schwartz and Yuval Berman are our external directors who were elected to serve for terms of three years commencing April 2007 and August 2004, respectively. In March 2006 Mr. David Gal replaced Mr. Nir Alon as chairman of the board. In April 2006, Ms. Linda Harnevo replaced Ms. Naomi Livni as director. Additionally, in March 2006, Mr. Shlomo Alon and Mr. Silviu Rabinovich resigned as directors.

B. Compensation

During 2006, we paid to all our directors and officers a total of $1.25 million in salaries, fees and bonuses. This does not include money spent on automobiles made available to our officers, expenses (including business travel, professional and business association dues and expenses) reimbursed to officers and other fringe benefits commonly reimbursed or paid by companies in Israel.

In 2006, Mr. Nir Alon received a monthly compensation of $4,000 until February 2006, when he ceased to serve as chairman of our board.

Our audit committee, board of directors and shareholders approved the following compensation for our director Ms. Linda Harnevo, in consideration for her serving as a member of the Company’s Audit Committee and Board of Directors: (i) an annual fee of NIS 18,280 (approximately $4,096), (ii) payment of NIS 1,220 (approximately $273) per meeting in which she personally participates, (iii) payment of NIS 732 (approximately $164) per meeting in which she participates by phone, (iv) reimbursement of out of pocket expenses incurred in connection with the performance of her services as a director of the Company, (v) linking the above amounts to the Israeli Consumer Price Index in the same manner that the fees of the Company’s External Directors are linked to such index; payable retroactively from April 1, 2006, and (vi) options to purchase 30,000 of our ordinary shares exercisable at a price per share of $0.40, vesting quarterly, with the following vesting schedule: 4,286 ordinary shares vested on September 30, 2006, and 4,286 are vesting at the end of each fiscal quarter thereafter until March 31, 2008, when all options will be fully vested.

We paid an aggregate of $30,000 to our serving external directors in 2006.

On February 21, 2006, our shareholders approved the payment to David Gal of a monthly compensation of $13,500 plus Value Added Tax in consideration for his services as the chairman of our board of directors. Additionally, it was approved to lease an automobile for his use, and supply him with certain other office related equipment necessary to provide us with his services. Finally, it was also approved to grant Mr. Gal options to purchase up to 600,000 of our Ordinary Shares at an exercise price of $0.50 per share. One third of the options shall vest on December 31, 2006 and thereafter 2.8% of the total shares subject to the option vested on a monthly basis. The vesting of the options will be subject to Mr. Gal serving as the chairman of our board of directors on the relevant vesting date. Mr. Gal shall be entitled to exercise the options on the date such options have vested and up to 5 years thereafter. Pursuant to his appointment as Chief Executive Officer and following approval by our audit committee and board of directors, our shareholders approved on July 31, 2007, an increase in the monthly fee payable to MEO Consulting, a company controlled by Mr. David Gal, of $21,500 plus VAT to be payable from January 1, 2007.

Pension and Retirement Benefits

We offered no pension or retirement benefits to our directors and key personnel in 2006.

C. Board of Directors

Our articles of association provide for a board of directors of no fewer than two and not greater than nine members. On February 21, 2006, as a closing condition to the Convertible Loan Agreement with Mivtach Shamir, our shareholders approved the adoption of new articles of association. These changes were adopted due to changes in Israel’s business and legal environment and the entering into effect of the Companies Law, which replaced the Companies Ordinance. The new articles of association adopted following our February 21, 2006 shareholders’ meeting, include the following changes: (i) with the exception of resolutions which require the affirmative vote of a special majority pursuant to the Companies Law, all other resolutions shall be passed by an ordinary majority; and (ii) to the extent permitted by the Companies Law, the board will have the ability to declare dividends (in cash or in kind) to shareholders without shareholder approval.

The Companies Law which entered into effect on February 1, 2000 and was amended most recently in March 2005, requires the board of directors of a public company to determine the number of directors who shall possess accounting and financial expertise, as defined in the regulations promulgated on December 5, 2005, taking into account the type of company, its size, the extent of its activities and the complexity of the company’s operations.

Our articles of association provide that any director may, by written notice, appoint another person to serve as a substitute director and may cancel such appointment. A person may not serve as a substitute director for more than one director and may not serve both as a director and as a substitute director. Appointment of a substitute director for a member of a committee of the board of directors is only permitted if the substitute is a member of the board of directors and does not regularly serve as a member of such committee. If the committee member being substituted is an external director, such substitute may only be another external director possessing the same expertise as the external director being substituted and may not be a regular member of such committee.

The term of appointment of a substitute director may be for one meeting of the board of directors or for a specified period or until notice is given of the cancellation of the appointment. Any substitute director shall have all of the rights and obligations of the director appointing him or her, except the power to appoint a substitute, unless the instrument appointing him provides otherwise, and the right to remuneration. The substitute director may not act at any meeting at which the director appointing him or her is present. Unless the time period or scope of any appointment is limited by the appointing director, the appointment is effective for all purposes, but will expire upon the expiration of the appointing director’s term. To our knowledge, no director currently intends to appoint any other person as a substitute director, except if the director is unable to attend a meeting of the board of directors.

The Companies Law, requires Israeli companies with shares that have been offered to the public in or outside of Israel to appoint no less than two external directors. No person may be appointed as an external director if the person or the person’s relative, partner, employer or any entity under the person’s control, has or had, on or within the two years preceding the date of the person’s appointment to serve as external director, any affiliation with the company or any entity controlling, controlled by or under common control with the company. The term “affiliation” includes:

—	an employment relationship;
—	a business or professional relationship maintained on a regular basis;
—	control; and
—	service as an office holder.

        A person shall be qualified to serve as an external director only if he or she possesses accounting and financial expertise or professional qualifications. At least one external director must posses accounting and financial expertise. The conditions and criteria for possessing accounting and financial expertise or professional qualifications were recently determined in regulations promulgated by the Israeli Minister of Justice in consultation with the Israeli Securities Authority. These regulations do not appear to relate to external directors currently serving. The regulations mandate that a person is deemed to have “expertise in finance and accounting” if his or her education, experience and qualifications provide him or her with expertise and understanding in business matters – accounting and financial statements, in a way that allows him or her to understand, in depth, the company’s financial statements and to encourage discussion about the manner in which the financial data is presented.

        The company’s board of directors must evaluate the proposed external director’s expertise in finance and accounting, by considering, among other things, his or her education, experience and knowledge in the following: (i) accounting and auditing issues typical to the field in which the company operates and to companies of a size and complexity similar to such company; (ii) a company’s independent public accountant’s duties and obligations; (iii) preparing company financial statements and their approval in accordance with the Companies Law and the Israeli Securities Law.

        A director is deemed to be “professionally qualified” if he or she meets any of the following criteria: (i) has an academic degree in any of the following professions: economics, business administration, accounting, law or public administration; (ii) has a different academic degree or has completed higher education in a field that is the company’s main field of operations, or a field relevant to his or her position; or (iii) has at least five years experience in any of the following, or has a total of five years experience in at least two of the following: (A) a senior position in the business management of a corporation with significant operations, (B) a senior public position or a senior position in public service, or (C) a senior position in the company’s main field of operations. The board of directors here too must evaluate the proposed external director’s “professional qualification” in accordance with the criteria set forth above.

        The affidavit required by law to be signed by a candidate to serve as an external director must include a statement by such candidate concerning his or her education and experience, if relevant, in order that the board of directors may properly evaluate whether such candidate meets the requirements set forth in the regulations. Additionally, the candidate should submit documents and certificates that support the statements set forth in the affidavit.

        No person may serve as an external director if the person’s position or other business activities create, or may create, a conflict of interest with the person’s responsibilities as an external director or may otherwise interfere with the person’s ability to serve as an external director. If, at the time external directors are to be appointed, all current members of the board of directors are of the same gender, then at least one external director must be of the other gender.

External directors are to be elected by a majority vote at a shareholders’ meeting, provided that either:

—	the majority of shares voted at the meeting, including at least one-third of the shares held by non-controlling shareholders voted at the meeting, vote in favor of election of the director; or
—	the total number of shares held by non-controlling shareholders voted against the election of the director does not exceed one percent of the aggregate voting rights in the company.

The initial term of an external director is three years and may be extended for an additional three years. External directors may be removed only by the same percentage of shareholders as is required for their election, or by a court, and then only if the external directors cease to meet the statutory qualifications for their appointment or if they violate their duty of loyalty to the company. Each committee of a company’s board of directors must include at least one external director.

An external director is entitled to compensation as provided in regulations adopted under the new Companies Law and is otherwise prohibited from receiving any other compensation, directly or indirectly, in connection with service provided as an external director.

On March 16, 2007, the statutory 3 year term of Mr. Zahi Dekel as an external director ended and at the meeting of our shareholders on April 19, 2007, the shareholders approved the appointment of Mr. David Schwartz as our new external director. The shareholders also approved the grant of 30,000 options to each of Mr. David Schwartz and Mr. Yuval Berman, our currently serving external director, at an exercise price which shall be equal to the fair market value of our ordinary shares on the date of grant.

Mr. Berman is completing his service on August 1, 2007. We anticipate appointing a new external director in his place in the near future. Until we appoint a new external director, we will be unable to constitute our audit committee and will therefore be unable to approve certain transactions involving related party transactions.

The Companies Law requires public companies to appoint an audit committee. The responsibilities of the audit committee include identifying irregularities in the management of the company’s business and approving related party transactions as required by law. An audit committee must consist of at least three directors, including the external directors of the company. The chairman of the board of directors, any director employed by or otherwise providing services to the company, and a controlling shareholder or any relative of a controlling shareholder, may not be a member of the audit committee.

Our two external directors Messrs. Schwartz and Berman serve on the audit committee of the board of directors.

Under the Companies Law, the board of directors must appoint an internal auditor, nominated by the audit committee. The role of the internal auditor is to examine, among other matters, whether the company’s actions comply with the law and orderly business procedure. Under the Companies Law, the internal auditor may be an employee of the company but not an office holder, or an affiliate, or a relative of an office holder or affiliate, and he may not be the company’s independent accountant or its representative.

D. Employees

As of July 31, 2007 we employed a total of 103 full time persons in both of our divisions, as follows:

Non–Destructive Automated Inspection Systems Division

As of July 31, 2007, we employed 58 full-time persons, out of which 56 were employed in Israel of whom 15 were in research and development, 7 were in marketing and sales, 3 were in customer support, 26 were in operations and 5 were in administration and management.

Automated Optical Inspection Division

As of July 31, 2007, we employed 45 full-time persons, out of which 34 were employed in Israel of whom 14 were in research and development, 2 were in marketing and sales, 3 were in customer support, 9 were in operations and 6 were in administration and management.

We believe that our success will depend, in large part, on our ability to attract and retain highly-skilled engineering, managerial and sales and marketing personnel. Competition for such personnel is intense.

Certain provisions of the collective bargaining agreements between the Histadrut (General Federation of Labor in Israel) and the Coordination Bureau of Economic Organizations (including the Industrialists’ Associations) are applicable to our employees by order of the Israeli Ministry of Labor. These provisions concern principally the length of the workday, minimum daily wages for professional workers, insurance for work-related accidents, procedures for dismissing employees, determination of severance pay, and other conditions of employment. We generally provide our employees with benefits and working conditions beyond the required minimums.

Israeli law generally requires severance pay, which may be funded by Managers’ Insurance described below, upon the retirement or death of an employee or termination of employment without cause (as defined in the law). These payments amount to approximately 8.33% of wages. Furthermore, Israeli employees and employers are required to pay predetermined sums to the National Insurance Institute, which is similar to the United States Social Security Administration. Such amounts also include payments for national health insurance. The payments to the National Insurances Institute are equal to approximately 14.5% of the wages (up to a specified amount), of which the employee contributes approximately 66% and the employer contributes approximately 34%.

Although not legally required, we contribute funds on behalf of most of our employees to a fund known as “Managers’ Insurance”. This fund provides a combination of savings plan, insurance and severance pay benefits to the employee, giving the employee a lump sum payment upon retirement and securing the severance pay, if legally entitled, upon termination of employment. We decide whether each employee is entitled to participate in the plan, and each employee who agrees to participate contributes an amount equal to 5% of a salary and the employer contributes between 13.3% and 15.8% of a salary.

E. Share Ownership

Of the persons listed above under the caption “Directors, Senior Management and Employees”, Messrs. Nir Alon and Menashe Shohat beneficially own shares and options exceeding 1% of our outstanding ordinary shares since Mr. Nir Alon is the controlling shareholder of Altro, our majority shareholder. Mr. Shlomo Alon, Nir Alon’s father, who served as a member of our board of directors until March 2, 2006, beneficially owns shares and options exceeding 1% of our outstanding ordinary shares.

Employee Share Option Plans

We maintain the following share option plans for our employees and the employees of our subsidiaries. In addition to the discussion below, see Note 11 to our Consolidated Financial Statements which are incorporated by reference to our financial statements for the year ended December 31, 2006 included in our Annual Report on Form 20-F, filed with the United States Securities and Exchange Commission on July 16, 2007.

In February 1996, the board of directors adopted a share option plan, or the 1996 Share Option Plan, pursuant to which 565,720 ordinary shares were reserved for issuance upon the exercise of options to be granted to our directors, officers, employees, and consultants. As of May 31, 2007, options to purchase 104,500 of such ordinary shares were outstanding and the remaining options have expired. Of the outstanding options, options to purchase 102,500 and 2,000 ordinary shares are fully vested and are exercisable at an exercise price of, $1.68 and $0.20 per share, respectively. All of the outstanding options terminate ten years following the date of grant if not exercised earlier or terminated by reason of termination of employment.

The 1996 Share Option Plan is administered by a committee of the board of directors, which designates the optionees and dates of grant. The option exercise price is determined by our board of directors. All recent grants have been made at an exercise price equal or above the fair market value of our shares. The options are non-assignable except by the laws of descent. The last date on which the options may be granted was February 2006. The remaining options will be exercisable for a period up to ten years from the date of grant and will generally vest at a rate of 50% at the beginning of the third year after the grant and an additional 25% in each of the two years thereafter, assuming continuous employment with us through such periods.

In April 2000, our board of directors adopted a share option plan pursuant to which 4,500,000 ordinary shares were reserved for issuance upon the exercise of options to be granted to our directors, officers, employees and consultants. As of May 31, 2007, options to purchase 1,285,869 of such ordinary shares were outstanding and options to purchase 2,655,582 ordinary shares were available for future grants. 523,639 of the outstanding options have an exercise price of $1.169 per share. All of the options referred to above vested equally on the anniversary of May 24 from 2001 until 2004 inclusive, assuming continuous employment with us through such period. 272,750 of the outstanding options have an exercise price of $0.36 per share. 295,100 of the outstanding options have an exercise price of $0.48 per share. 20,852 of the outstanding options have an exercise price of $0.15 per share. 166,027 of the outstanding options have an exercise price of $1.00 per share and vested monthly over three years through August 2005 and an additional 7,500 have an exercise price of $1.68 per share and have already vested. All of the outstanding options terminate ten years following the date of grant if not exercised earlier. The 2000 Share Option Plan is administered by a committee of the board of directors, which designates the optionees and dates of grant. The option exercise price is determined by our board of directors. All recent grants have been made at an exercise price equal to or above the fair market value of our shares. The options are non-assignable except by the laws of descent. The last date on which the options may be granted is April 2010. The remaining options will be exercisable for a period up to ten years from the date of grant and will generally vest as to 25-33% commencing the beginning of the second year after the grant and as to an additional 25-33% in each of the remaining years thereafter, assuming continuous employment with us through such periods.

In November 2003, the board of directors adopted a share option plan pursuant to which 2,000,000 ordinary shares were reserved for issuance upon the exercise of options to be granted to our directors, officers, employees and consultants. The number of ordinary shares issuable under the share option plan is annually increased by 1,500,000 ordinary shares. As of May 31, 2007, options to purchase 2,764,317 of such ordinary shares were outstanding and options to purchase 5,108,663 ordinary shares were available for future grants. 727,500 of the outstanding options have an exercise price of $1.25 per share. 44,000 of the outstanding options have an exercise price of $1.20 per share. 136,500 of the outstanding options have an exercise price of $0.85 per share. 20,000 of the outstanding options have an exercise price of $0.83 per share. 309,667 of the outstanding options have an exercise price of $0.80 per share. 595,000 of the outstanding options have an exercise price of $0.75 per share. 25,000 of the outstanding options have an exercise price of $0.70 per share. 153,197 of the outstanding options have an exercise price of $0.68 per share. 600,000 of the outstanding options have an exercise price of $0.50 per share and an additional 123,453 an exercise price of $0.20 per share. As of May 31, 2007, 2,325,412 of the options were vested, and the remainder will vest at various dates until December 31, 2008. All of the outstanding options terminate ten years following the date of grant if not exercised earlier. The 2003 Share Option Plan is administered by a committee of the board of directors, which designates the optionees and dates of grant. The option exercise price is determined by our board of directors. All recent grants, except for the grant to our chairman, Mr. David Gal, have been made at an exercise price equal to or above the fair market value of our shares. The options are non-assignable except by the laws of descent. The last date on which the options may be granted is November 2013. The remaining options will be exercisable for a period up to ten years from the date of grant and will generally vest as to 25-33% commencing the beginning of the second year after the grant and as to an additional 25-33% in each of the remaining years thereafter, assuming continuous employment with us through such periods.

In May 2006, the board of directors adopted a share option plan pursuant to which 2,000,000 ordinary shares were reserved for issuance upon the exercise of options to be granted to our directors, officers, employees and consultants. The number of ordinary shares issuable under the share option plan may be increased by the board of directors from time to time. As of May 31, 2007, options to purchase 585,000 of such ordinary shares were outstanding and options to purchase 1,415,000 ordinary shares were available for future grants. 345,000 of the outstanding options have an exercise price of $0.78 per share, 120,000 of the outstanding options have an exercise price of $0.4 per share, and 120,000 of the outstanding options have an exercise price of $0.28 per share. As of July 15, 2007, 17,144 of the options were vested, and the remainder will vest at various dates until February 14, 2011. All of the outstanding options terminate either ten years following the date of grant if not exercised earlier or 6 months after termination of the employee. The 2006 Share Option Plan is administered by a committee of the board of directors, which designates the optionees and dates of grant. The option exercise price is determined by our board of directors. All recent grants have been made at an exercise price equal to or above the fair market value of our shares. The options are non-assignable except by the laws of descent. The last date on which the options may be granted is March 15, 2016. The remaining options will be exercisable for a period up to ten years from the date of grant and will generally vest as to 25-33% commencing the beginning of the second year after the grant and as to an additional 25-33% in each of the remaining years thereafter, assuming continuous employment with us through such periods.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

The following table and notes set forth information, as of July 31, 2007, concerning the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of ordinary shares by (i) any person who is known to own at least 5% of our outstanding ordinary shares and (ii) our directors and officers as a group. The voting rights of our major shareholders do not differ from the voting rights of holders of all of our ordinary shares.

Identity of Person or Group	Amount Beneficially Owned	Percent of Class

Nir Alon (1)(2)(3)(4)(9)	3,833,000	7.46%
Nir Alon Holdings GmbH (4)	1,733,000	3.41%
Elbit Ltd. (5)(6)	4,160,582	7.95%
M.S. Master Investments (2002) Ltd. (7)	4,044,833	7.96%
M.S.N.D. Real Estate Holdings Ltd. (5)(8)	3,939,192	7.6%
Tamir Fishman Provident and Education Funds Ltd. (9)	2,145,000	4.16%
Shavit Capital Fund GP, L.P. (10)	4,761,905	9.1%
All directors and officers as a group (11)	9,320,500	17.96%

The percentages in this table are based on 50,795,954 of ordinary shares currently issued and outstanding and options exercisable within 60 days.

(1)     3,233,000 of these shares are pledged to Bank Leumi B.M., in order to guarantee a credit line for Altro Warenhandels GMBH, or Altro, in the sum of $1,500,000.

(2)     Includes 75,000 ordinary shares which are subject to an option to purchase shares granted by Mr. Alon to Mr. Barath on March 29, 2001, and 600,000 ordinary shares currently issuable upon the exercise of warrants within 60-days.

(3)     In 2004, Altro assigned its rights and obligations under the Plan of Arrangement to Nir Alon Holding GmbH, a company controlled by Nir Alon. Nir Alon Holdings GmbH completed payment of all the installments and was issued with 2,000,000 of our ordinary shares, which amounts to approximately 5.6% of our share capital.

(4)     Mr. Nir Alon is deemed to be the beneficial owner of all of the shares held by Nir Alon Holdings GmbH.

(5)     In an agreement between Elbit and Mivtach the parties have agreed to vote their shares at meetings of our shareholders at which members of the board are to be elected, as follows: (a) to elect to our board one director nominated by Mivtach, who shall serve as chairman of our board, and (b) to elect to our board one director nominated by Elbit; provided that the party entitled to nominate a director continues to at least hold 7.5% of our share capital on a fully diluted basis. A reduction of a party’s holdings shall only be deemed to occur upon a sale by one of the parties, of our ordinary shares. If a party fails to meet the 7.5% threshold it shall lose the right to nominate a director and such right shall be granted to the party who at such time holds the highest number of our ordinary shares. Additionally, the parties to the agreement agreed that in the event that and for as long as Mivtach continues to hold at least 15% of our share capital on a fully diluted basis, the parties will vote their shares at meetings of our shareholders at which members of the board are to be elected as follows: (a) to elect to our board two directors nominated by Mivtach, one of whom shall serve as chairman of our board, and (b) to elect to our board one director nominated by Elbit. A reduction of a party’s holdings shall only be deemed to occur upon a sale by a shareholder of our ordinary Shares. Notwithstanding the foregoing, at any time during the term of the agreement, Elbit may, in its absolute discretion, by notice in writing to Mivtach, voluntarily terminate its right to designate a director to our board of directors. In such an event the right to designate the director to our board of directors shall be granted to Mivtach and Elbit shall be obliged to vote its shares in favor of the nominee designated by Mivtach. Furthermore, if prior to May 14, 2008, Elbit holds less than the 7.5% threshold other than if any reductions in Elbit’s holdings are as a result of sales of our shares by Elbit, Elbit shall maintain its right to designate one member of the board, until May 14, 2008. A party whose holdings of our share capital falls below 5% of our share capital on a fully diluted basis, shall, as from the time of such change, automatically cease to be a party to the agreement.

(6)     Includes 1,512,900 shares issuable upon the exercise of an immediately exercisable warrant. Elbit is a wholly owned subsidiary of Elron Electronic Industries Ltd. (NASDAQ and TASE: ELRN). As a result, Elron may be deemed to be the beneficial owner of our ordinary shares owned by Elbit. As of June 14, 2007, Discount Investment Corporation, or DIC, owned approximately 49% of the outstanding shares of Elron and, as a result, DIC may be deemed to be the beneficial owner of our ordinary shares owned by Elbit. IDB Holding Corporation, or IDBH, owns the majority of the outstanding shares of IDB Development Corporation, or IDBD, which, in turn, owns the majority of the outstanding shares of DIC and Clal Insurance Enterprises Holdings, or CIEH. As of June 14, 2007 subsidiaries of CIEH held for their own account a total of 245,586 shares of EVS. The CIEH group had no other holdings of our shares as of the same date. As a result, IDBH may be deemed to be the beneficial owner of our ordinary shares owned by Elbit, and our ordinary shares held by subsidiaries of CIEH for their own account.

The address of each of DIC, IDBH and IDBD is The Triangular Tower, 44th Floor, 3 Azrieli Center, Tel Aviv 67023, Israel. The address of Elbit and Elron is The Triangular Tower, 42nd Floor, 3 Azrieli Center, Tel Aviv 67023, Israel. IDBH, IDBD and DIC are public companies traded on the Tel Aviv Stock Exchange. Elron is a public company traded on the Tel Aviv Stock Exchange and on the Nasdaq Global Select Market.

As of June 14, 2007, (i) Ganden Holdings Ltd., or Ganden, a private Israeli company controlled by Nochi Dankner and his sister Shelly Bergman, held, directly and through a wholly-owned subsidiary, approximately 44.88% of the outstanding shares of IDBH; (ii) Shelly Bergman, through a wholly-owned company, held approximately 7.23% of the outstanding shares of IDBH; (iii) Avraham Livnat Ltd., or Livnat, a private Israeli company controlled by Avraham Livnat, held, directly and through a wholly-owned subsidiary, approximately 10.38% of the outstanding shares of IDBH; and (iv) Manor Holdings BA Ltd., or Manor, a private company controlled by Ruth Manor, held, directly and through a majority-owned subsidiary, approximately 10.37% of the outstanding shares of IDBH.

Subsidiaries of Ganden, Livnat and Manor have entered into a shareholders agreement with respect to their shares of IDBH constituting, respectively, 31.02%, 10.34% and 10.34% of the outstanding shares of IDBH, for the purpose of maintaining and exercising control of IDBH as a group. Their additional holdings in IDBH are not subject to the shareholders agreement. The term of the shareholders agreement expires in May 2023. Based on the foregoing, Ganden, Manor and Livnat (by reason of their control of IDBH) and Nochi Dankner, Shelly Bergman, Ruth Manor, and Avraham Livnat (by reason of their control of Ganden, Manor and Livnat, respectively) may be deemed to share with Elbit the power to vote and dispose of our ordinary shares held by Elbit, and also to share with subsidiaries of CIEH the power to vote and dispose of our ordinary shares held by these subsidiaries for their own account.

Nochi Dankner is Chairman and Chief Executive Officer of IDBH, the Chairman of IDBD and DIC and a director of Elron. Isaac Manor (the husband of Ruth Manor) and Zvi Livnat (a son of Avraham Livnat) are directors of IDBH, IDBD and DIC. Shai Livnat (another son of Avraham Livnat) is a director of IDBD. Dori Manor (the son of Isaac and Ruth Manor) is a director of IDBH, IDBD, DIC and Elron. The address of Nochi Dankner is The Triangular Tower, 44th Floor, 3 Azrieli Center, Tel Aviv 67023, Israel. The address of Shelly Bergman is 9 Mishmar Ezrehi Street, Afeka, Tel Aviv 69697, Israel. The address of Ruth Manor is 26 Hagderot Street, Savyon 56526, Israel. The address of Avraham Livnat is Taavura Junction, Ramle 72102, Israel.

(7)     M.S. Master Investments (2002) Ltd. owns 2,080,944 ordinary shares and has a proxy to vote 1,080,944 ordinary shares held by S.R. Master Investment (2002) Ltd., 700,540 ordinary shares held by R.D. Master Investment (2002) Ltd. and 182,405 ordinary shares held by Avner Shacham.

(8)     Includes 1,000,000 ordinary shares issuable upon the exercise of a warrant exercisable within 60-days (assuming the Amendment Agreement and the Registration Rights Agreement with M.S.N.D. are approved by our shareholders). M.S.N.D. Real Estate Holdings Ltd. is a fully owned subsidiary of Mivtach-Shamir Holdings Ltd.

(9)     Includes 715,000 ordinary shares currently issuable upon exercise of a warrant by the holder within 60 days.

(10)     Includes 1,587,302 ordinary shares currently issuable upon exercise of a warrant by the holder within 60 days.

(11)     Includes all of the shares deemed as beneficially owned by Mr. Nir Alon and options currently exercisable by directors and officers within 60 days.

Related Party Transactions

Amendment to Convertible Loan Agreement with Mivtach Shamir

        On February 21, 2006, we consummated an agreement with Mivtach Shamir Holdings Ltd., or Mivtach Shamir,. Pursuant to the agreement, or the Mivtach Agreement, Mivtach Shamir provided us with a two year $3 million loan, which Mivtach Shamir was entitled at its sole discretion, for a period of 24 months following the provision of the loan, to convert into 6,000,000 of our ordinary shares, at a price per share of $0.50. Half of the loan was being held in escrow subject to our completion of a certain milestone, or conversion of the loan). The interest on the loan was repaid on a quarterly basis. We also granted Mivtach Shamir a two-year warrant to purchase 4,000,000 of our ordinary shares at an exercise price of $0.50 per share, exercisable only if the loan was converted. On February 21, 2006, Mivtach Shamir assigned its right to receive shares from us, under the convertible loan and warrant, to its wholly owned subsidiary M.S.N.D. On June 21, 2007 we executed an agreement with M.S.N.D., which was approved by our shareholders in a meeting of the shareholders on July 31, 2007, pursuant to which, the Mivtach Agreement was amended, or the Amendment Agreement. Pursuant to the Amendment Agreement, the terms of the Mivtach Agreement and the loan therein, were amended, such that in consideration for M.S.N.D.‘s undertaking to convert the full loan amount by no later than August 1, 2007 (a) Mivtach Shamir will be issued with 9,523,810 of our ordinary shares; and (b) Mivtach Shamir will receive a 4 year warrant to purchase 2,380,952 of our ordinary shares at an exercise price of $0.45 per share. Mivtach Shamir also agreed to waive its rights to exercise at least 3,000,000 ordinary shares issuable under the Mivtach Agreement, agreeing to exercise no more than 1,000,000 ordinary shares issuable under the Amendment Agreement. Following consummation of the Amendment Agreement M.S.N.D will become a holder of approximately 25% of our issued and outstanding share capital. We also entered into a Registration Rights Agreement with M.S.N.D., pursuant to which we are currently registering in a registration statement on Form F-1, filed with the Securities and Exchange Commission on July 31, 2007, all of the ordinary shares and ordinary shares underlying the warrants under the Amendment Agreement.

Agreement with Elbit

        On June 21, 2007, following the approval of our board of directors and our audit committee, we executed an agreement with Elbit, or the Elbit Agreement. This agreement was approved by our shareholders in a meeting of the shareholders on July 31, 2007. Pursuant to this agreement Elbit will (i) convert an existing loan to us in the amount of $470,000 (including accrued interest up until March 31, 2007) into 1,492,063 of our ordinary shares, at a price of $0.315 per share; and (ii) invest in us $250,000 in consideration for 793,651 of our ordinary shares at a price of $0.315 per share and will receive a 4 year warrant to purchase 396,825 of our ordinary shares at an exercise price of $0.45 per share. At consummation we will pay all interest accrued on the loan between April 1, 2007 and the closing date.

        Within the framework of the Elbit Agreement, we entered into a registration rights agreement, pursuant to which, we are currently registering in a registration statement on Form F-1, filed with the Securities and Exchange Commission on July 31, 2007, all of the ordinary shares issuable to Elbit under the Elbit Agreement as well as the ordinary shares underlying the warrants issued to Elbit under Elbit Agreement.

Amendment to Registration Rights Agreement with Elbit

        On January 1, 2007, we executed an amendment, or the Elbit Amendment, to an existing registration rights agreement, or the First Elbit Agreement, which was approved by our shareholders on November 20, 2006, pursuant to which we agreed to register 2,647,643 of our ordinary shares beneficially owned by Elbit prior to the First Elbit Agreement, or the Original Elbit Shares, by no later than September 30, 2007. Pursuant to the Elbit Amendment, we are currently registering in a registration statement on Form F-1, filed with the Securities and Exchange Commission on July 31, 2007, the Original Elbit Shares. In the event that the SEC requires a reduction in the number of our securities which can be registered in this registration statement, and all or part of the Original Elbit Shares are excluded from this registration statement, the Elbit Amendment provides our undertaking to file a further registration statement covering the Original Elbit Shares as soon as practicably possible after such Original Elbit Shares, are permitted to be covered by a new registration statement. Additionally, we agreed to pay Elbit a penalty in the event that we (i) fail to comply with our registration obligations as described in this paragraph; (ii) fail to respond to any comments on a registration statement by the SEC within 30-days or (iii) fail to maintain a registration statement covering the Original Elbit Shares. The penalty will be an amount in cash equal to 1% of the product of the number of shares required to be covered by the registration statement which is the subject of the failure, multiplied by $0.315, for each month during which the failure continues or a prorated daily amount for a period of less than a month.

Investment Agreement with Shavit Capital Fund

        Pursuant to the July Investment, Shavit Capital Fund G.P., or invested $1,000,000 in consideration for 3,174,603 of our ordinary shares and a four year warrant for the purchase of up to 1,587,302 of our ordinary shares at an exercise price of $0.45 per share.

Consulting Agreement with MA&AT

        On November 20, 2006, following shareholder approval, we executed a consulting agreement with MA&AT, an Austrian company which receives services from, but is not controlled by, Mr. Nir Alon (a member of our board of directors), which includes the the provision of consulting services by Mr. Alon to us. Pursuant to the agreement, Mr. Alon will promote sales of our Automatic Optical Inspection products in China in consideration for: (i) a monthly fee of $10,000, (ii) a commission on sales made by us of our Automatic Optical Inspection products in China, unless Mr. Alon was not involved is such sale, as follows: (A) 1.5% of all proceeds received by us from such sales, or Proceeds, until we receive Proceeds in an aggregate amount equal up to $2,000,000; (B) 2% of all Proceeds greater than $2,000,000 until we receive Proceeds in an aggregate amount equal to $4,000,000; and (C) 5% of all Proceeds greater than $4,000,000, (iii) reimbursement of reasonable expenses incurred in connection with the performance of the consulting services, and (iv) a car provided for the purpose of fulfilling the consulting services.

Appointment of David Gal as CEO

        On February 21, 2006 our shareholders approved an agreement which provided for the terms of compensation for Mr. Gal. Under the agreement, we will pay Mr. Gal a monthly fee of $13,500 plus Value Added Tax, lease an automobile for his use, and supply him with certain other office related equipment necessary to provide us with his services. The agreement concerning Mr. Gal’s services may be terminated by either party upon providing 3 months prior written notice, and we shall pay all remuneration for such 3 month notice period. Additionally, we have granted Mr. Gal options to purchase up to 600,000 of our ordinary shares at an exercise price of $0.50 per share. One third of the options vested on December 31, 2006 and since which time 2.8% of the total shares subject to the option are vesting on a monthly basis. The vesting of the options is subject to Mr. Gal serving as the chairman of our board of directors on the relevant vesting date, and he shall be entitled to exercise the options up to 5 years after the options have vested.

        At the annual general meeting of our shareholders held on November 20, 2006, our shareholders approved the appointment of Mr. David Gal as our Chief Executive Officer, in addition to his service as Chairman of our Board of Directors. Due to his additional responsibilities as Chief Executive Officer, following approval by our audit committee and board of directors, our shareholders approved on July 31, 2007, an increase in the monthly fee payable to MEO Consulting, a company controlled by Mr. David Gal, of $21,500 plus Value Added Tax to be payable from January 1, 2007.

Plan of Arrangement and Warrant Distribution

        For information concerning the Plan of Arrangement and Warrant Distribution see the section headed “Warrant Distribution” earlier in this post-effective registration statement.

Interests of Experts and Counsel.

None.

FINANCIAL INFORMATION

A. Consolidated Statements and Other Financial Information

Our consolidated financial statements and other financial information is incorporated by reference into this registration statement to pages F1-F45 to our Annual Report on Form 20-F for the year ended December 31, 2006.

Export Sales

In 2006, 90.8% of our sales, amounting to $15,437,000 were exported outside of Israel.

Litigation

Other than the claims described below, we are not a party to any material litigation and are not aware of any pending or threatened litigation that would have a material adverse effect on our business or us.

        Following the cancellation of a contract, or the Indian Project, between ScanMaster and the Research and Design Standards Organization of the Ministry of Railways of India, or RDSO, RDSO demanded the exercise of certain down-payment guarantees and a performance guarantee received from ScanMaster from the State Bank of India, as counter guaranteed by Bank Hapoalim BM, or Hapoalim. As a result, on November 14, 2006, ScanMaster petitioned the Indian court in Lucknow to receive an order to prevent RDSO from exercising the bank guarantees. The court denied ScanMaster’s request, pursuant to which the guarantees were exercised in the amount of $414,125 pursuant to the performance guarantee and $2,481,175 pursuant to the down-payment guarantees.

        On November 15, 2006, Mr. Yoav Kahane, our former Vice President of Marketing and Sales submitted a Statement of Claim to the Labor Court in Nazareth against EVS in which Mr. Kahane claims that EVS owes him an aggregate of $140,241.06 under EVS’s bonus compensation plan. On December 31, 2006, we filed a Statement of Defense with the Labor Court on behalf of EVS rejecting Mr. Kahane’s claims. The Labor Court has suggested that the parties attempt to resolve the dispute through mediation. On May 30, 2007, the parties reached and executed a settlement agreement, pursuant to which we paid Mr. Kahane NIS 275,000. On June 7, 2007, the Nazareth Labor Court approved the settlement agreement.

        On October 10, 2004, ScanMaster received a letter from Bank Hapoalim B.M. stating that pursuant to a debenture created in favor of Bank Hapoalim by ScanMaster, dated May 27, 2004, ScanMaster undertook that it would not enter into any change of control transactions without first receiving the consent of Bank Hapoalim. In the letter Bank Hapoalim stated that the acquisition of ScanMaster took place without its consent, and Bank Hapoalim reserved the right to take any action available to it by law or pursuant to the debenture agreement. To date, neither EVS nor ScanMaster has received any further correspondence from Bank Hapoalim in relation to this matter.

Dividend Distributions

We have never paid any cash dividends on our ordinary shares and we do not intend to pay cash dividends on our ordinary shares in the foreseeable future. Our current policy is to retain earnings for reinvestment in our business.

In the event that we decide to pay a cash dividend from income that is tax exempt under our approved enterprise status, we would be liable for corporate tax on the amount distributed at the rate of up to 25%. Income not derived from an approved enterprise in 2006 is taxable at regular rates of 31%. See Note 12 to our Consolidated Financial Statements and “Taxation.”

Significant Changes

Other than the April Investment, the Amendment Agreement with M.S.N.D., the Elbit Agreement and the July Investment, all of which are described elsewhere in this registration statement and which are included in our registration statement on Form F-1, filed with the Securities and Exchange Commission on July 31, 2007, no significant changes have occurred since the date of the consolidated financial statements which are incorporated by reference to our financial statements for the year ended December 31, 2006 included in our Annual Report on Form 20-F, filed with the United States Securities and Exchange Commission on July 16, 2007.

THE WARRANT DISTRIBUTION

Before exercising your warrant, you should read carefully the information set forth in the section headed “Risk Factors.”

The Warrants

        On July 16, 2004 we distributed non-transferable warrants to Record Holders (with the exception of the Excluded Shareholders), which are shareholders who were registered in our shareholders register as owners of our ordinary shares at 5:00 p.m. New York time (midnight, Israel time) on May 14, 2004, or the Record Date, at no cost to the shareholders. The warrants were distributed to you at no charge and will entitle you to purchase 0.5714 of our ordinary shares for every ordinary share that you own on the record date, at an exercise price of $0.35 per share.

        The exercise price must be paid to American Stock Transfer & Trust Co., as Warrant Agent pursuant to the procedures described herein.

        You will be entitled to exercise the warrant for a four-year period beginning after 9:00 a.m. New York City time (4:00 Israel time) on July 16, 2004 and ending at 5:00 p.m., New York City time (midnight, Israel time), on July 16, 2008. The Warrant Agent will issue to you a certificate representing the warrant issued to you in this Warrant Distribution as soon as practicable after the date of this prospectus. We will issue to you a certificate representing the initial number of ordinary shares you will be entitled to purchase upon exercise of the warrant issued in this distribution as soon as practicable after the Warrant Agent has received your duly completed exercise form and your payment has cleared. If you hold your shares through a bank, broker/dealer or other nominee, your time to exercise will be subject to the timing requirements of your bank, broker/dealer or other nominee (which may be earlier than the final expiration date of the warrants), in addition to other procedural requirements of your bank, broker/dealer or other nominee, as described below.

No Fractional Entitlements

        The number of shares which you will be entitled to purchase under your warrant will be aggregated for all of the ordinary shares you own on the record date and then rounded down to the nearest whole number. We will neither issue warrants to purchase fractional shares nor cash in lieu thereof. Payment of the exercise price will be accepted for a whole number of shares only.

Adjustments

        The number of ordinary shares issuable upon the exercise of the warrants is subject to adjustments in the event of a merger, consolidation, subdivision, combination, or reclassification of our ordinary shares. In the event of a rights offering of securities to all of our shareholders, then you will be treated as if you had fully exercised your warrant when we distribute the rights. In addition, in the event of the distribution of bonus shares, the number of our ordinary shares issuable upon the exercise of the unexercised portion of each warrant will be increased by such number of our ordinary shares that you would have received upon the bonus share distribution, had you exercised such portion of your warrant on or prior to the record date fixed for the bonus share distribution.

Excluded Shareholders

        The Warrants were distributed to all persons who are the registered holders of our ordinary shares on the Record Date, or the Record Holders, with the exception of certain shareholders. The shareholders excluded from the warrant distribution were as follows: Altro Warenhandelsgesmbh, or Altro, which was our controlling shareholder at the time of the Warrant Distribution, Cornell Capital Partners L.P., Newbridge Securities Corporation and those investors which participated in our December 2003 and January 2004 private placement investments, other than Meitav Capital (2002) Ltd, with respect to 241,714 of our ordinary shares which it holds having exercised prior to the Record Date an option which it received for its financial services in connection with such investments. All of these shareholders, or collectively, the Excluded Shareholders, agreed that they shall not be distributed warrants pursuant to the distribution.

Termination of Warrants

        In the event that the warrants are cancelled or reduced in value as a result of any action initiated by us or Altro (for example a sale of our company to Altro in which the warrants are terminated, or an additional warrant distribution to certain of our shareholders at preferential terms), then upon the occurrence of such action you will be paid cash compensation based on the Black and Scholes formula which will take into account for each warrant holder the then remaining duration of the warrant, the number of shares which at that time the warrant holder is entitled to purchase under their warrants, the exercise price of the warrants, the price per share of the transaction pursuant to which the warrant is proposed to be prematurely cancelled or reduced in value and the volatility of the price of our ordinary shares on the public market.

No Recommendation to Shareholders

        We are not making any recommendations as to whether or not you should exercise your warrant. You should make your decision based on your own assessment of your best interests after reading this prospectus.

Determination of the Exercise Price

        In March 2001, Mr. Nir Alon, our chairman at the time of the Warrant Distribution, purchased 1,500,000 of our ordinary shares at a price per share of $1.00. At that time, Mr. Alon also agreed to complete a second investment in which he would purchase by no later than March 15, 2002, an additional 1,500,000 shares at a price per share of $1.00; provided that our financial results for 2001 met certain minimum thresholds. In March 2002, we agreed to permit Altro to complete the second investment in nine equal monthly installments commencing March 2002, and in May 2002, we deferred payment of the first four of these installments until no later than June 30, 2002. This investment was not completed by Altro.

        Under a plan of arrangement approved by our shareholders in October 2003 and the District Court of Haifa in November 2003, we have agreed to cancel Altro’s prior commitment to invest in our company and replace it with new investment terms, which include this warrant distribution.

        According to the plan of arrangement Altro will purchase 2,000,000 of our ordinary shares for a purchase price of $0.35 per share, payable in up to five quarterly installments to be completed by November 2004. You are being given an opportunity to increase your holding in our company by the same proportion that Altro is increasing its proportion, and for the same price per share. Consequently, should Altro complete the installments and be issued 2,000,000 of our ordinary shares pursuant to the plan of arrangement and you exercise all of your warrants, your percentage shareholding will not be affected by the issuance of our ordinary shares to Altro. Altro completed payment of all of the installments.

Our Decision Binding on You

        All questions concerning the timeliness, validity, form and eligibility of any exercise of warrants will be determined by us in accordance with the terms of this prospectus, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any warrant by reason of any defect or irregularity in such exercise. Payments of the exercise price will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to notify you of any defect or irregularity in connection with the exercise of your warrant or incur any liability for failure to give such notification.

No Revocation of Exercise of Warrant

        After you have exercised your warrant, you may not revoke that exercise. You should not exercise your warrant unless you are certain that you wish to purchase our ordinary shares.

Method of Exercise of Warrants for Record Holders

        Shortly after the effective date of the prospectus, we sent by registered mail or personal delivery to each Record Holder (with the exception of the Excluded Shareholders) a warrant certificate conferring the right to purchase the number of our ordinary shares applicable to each Record Holder. The warrant certificate was accompanied by a copy of this prospectus, and on the back of the warrant certificate was a warrant exercise form.

        If you wish to exercise your warrant, you may do so until 5:00 p.m., New York City time (midnight, Israel time) on July 16, 2008. You may exercise your warrant by delivering to the Warrant Agent prior to the termination of the appropriate exercise period:

—	A properly completed and duly executed warrant certificate;
—	Any required signature guarantees; and
—	Payment in full of $0.35 for each ordinary share that you wish to purchase through exercise of the warrant.

You should deliver your warrant certificate and payment to the Warrant Agent at the address shown under the heading “The Warrant Distribution – Warrant Agent.”

Issuance of Shares

        We will issue you share certificates for the ordinary shares issuable upon the exercise of the warrants in this distribution as soon as practicable after the Warrant Agent has received your duly completed exercise form and your payment has cleared. Brokers may be unwilling to sell the ordinary shares to be issued to our record holders until these holders have received certificates representing the warrants.

        The ordinary shares issued upon exercise of the warrant will be equal in all respects to our ordinary shares outstanding as of the date of the exercise notice, and will confer upon their holders all such rights attached to the ordinary shares provided that the record date for such rights is on or after the date of the exercise notice.

        The Warrant Agent may refuse to accept improperly completed or delivered or unexecuted exercise forms. The Warrant Agent must receive payment in full of the exercise price for the number of shares that you are purchasing, together with the exercise form (or notice of guaranteed delivery).

Ambiguities in Exercise of Warrant

        If you do not specify the number of ordinary shares you wish to purchase when exercising your warrant, or if your payment is not sufficient to pay the total exercise price for all of the ordinary shares that you indicated you wished to purchase, you will be deemed to have purchased the maximum number of ordinary shares that could be purchased for the amount of the exercise payment received from you. If your payment exceeds the total exercise price for all of the ordinary shares you have elected to purchase, we will refund you the balance with no interest.

Beneficial Owners Who Are Not Record Holders

        If you are a beneficial owner of our ordinary shares and hold them through a bank, broker/dealer or other nominee, you should expect your bank, broker/dealer or other nominee to notify you of this warrant distribution and the procedures for exercising your warrant. If you wish to exercise your warrant, you will need to have your bank, broker/dealer or other nominee act for you. To exercise your warrant, you should complete and return to your bank, broker/dealer or other nominee the form provided to you accompanied by the exercise payment. You should receive this form from your bank, broker/dealer or other nominee with the other warrant distribution materials. You should NOT return your exercise form or transfer the exercise payment directly to the Warrant Agent.

Nominee Holders

        If you are a bank, broker/dealer, trustee or depositary for securities who holds our ordinary shares for the account of others as a nominee holder, as soon as possible you should notify the respective beneficial owners of such shares of the warrants to which they are entitled pursuant to this warrant distribution. You should notify the beneficial owner of the instructions we have provided to you regarding the procedures for exercising the warrant. If the beneficial owner so instructs, you should complete the appropriate exercise forms. A nominee holder that holds shares for the account(s) of more than one beneficial owner may purchase the number of ordinary shares to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of our ordinary shares on the record date, so long as the nominee submits the appropriate exercise forms and certifications and proper payment to the Warrant Agent.

        Nominee holders that are banks, broker/dealers, trustees or depositories for securities may request that the Warrant Agent re-issue the warrants in the names of the beneficial owners of such warrants, upon providing the Warrant Agent satisfactory evidence, that such beneficial owners were in fact the beneficial owners of the ordinary shares entitling the issuance of the warrants on the Record Date.

Meetings of the Warrantholders; Changes in the Terms of the Warrants

        The terms of the warrants may be amended or supplemented with the prior approval of the meeting of the warrantholders and subject to, and in accordance with the procedures set forth in the provisions of our Articles of Association, the law and applicable regulations, as shall be in force from time to time. We may, from time to time, convene a meeting of the warrantholders and the provisions in our Articles of Association regarding general meetings of our shareholders will apply, with the necessary changes, to the meetings of the warrantholders. In a meeting of the warrantholders each warrant will entitle its holder to one vote per each ordinary share underlying the warrant. In a warrantholders meeting, any two warrantholders present in the meeting (including by proxy) and holding at least 33% of the then outstanding warrants, will constitute a legal quorum. If within a half an hour from the time set for the meeting no legal quorum is present, the meeting will be adjourned to the same place, day and time on the following week (or a different time if we shall so announce). In the adjourned meeting, any two warrantholders present in the meeting (including by proxy) will constitute a legal quorum.

Warrantholder Not a Shareholder

        Until exercised, the warrants do not confer upon holders thereof any voting, dividend or other rights as our shareholders in addition to your current rights as holders of our ordinary shares.

Warrant Agent

        We have appointed American Stock Transfer & Trust Co., as our Warrant Agent. If you wish to exercise your warrant, please do so by delivering your completed exercise form (or notice of guaranteed delivery) and payment for the exercise of your warrant to American Stock Transfer & Trust Co., as our Warrant Agent as follows:

         by mail, overnight or hand delivery to:

         American Stock Transfer & Trust Company
         59 Maiden Lane
         New York, New York 10038
         Attention: Exchange Department

         or

         American Stock Transfer & Trust Company
         6201 15th Avenue
         Brooklyn, New York 11219
Attention: Exchange Department

        The Warrant Agent’s telephone number is (718) 921-8200, and its facsimile number is (718) 234-5001. We will pay the fees and expenses of the Warrant Agent.

        Any payments to American Stock Transfer & Trust Co., as our Warrant Agent, must be made in U.S. Dollars by check drawn on a bank located in the United States and payable to “American Stock Transfer & Trust Company, as Warrant Agent,” or by wire transfer of funds to the account maintained by American Stock Transfer, as Warrant Agent, for this warrant distribution at:

J.P. Morgan Chase 55 Water Street New York, NY A/C # 610-093-045 ABA # 021-000-021 American Stock Transfer & Trust Company As Warrant Agent for Elbit Vision Systems Ltd.

        IF YOU SEND YOUR COMPLETED EXERCISE FORM AND PAYMENTS BY MAIL, WE URGE YOU TO USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND TO ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY AND CLEARANCE OF PAYMENT PRIOR TO THE TERMINATION OF THE EXERCISE PERIOD. WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF A CHECK DRAWN ON A BANK LOCATED IN THE UNITED STATES.

        We will not consider any payment by check, other than a certified check or a money order, to have been made until the check clears through the account of American Stock Transfer & Trust Co., as Warrants Agent before the termination of the exercise period.

        Payments for the exercise of your warrant made to American Stock Transfer & Trust, as Warrant Agent, will be held in a segregated interest bearing money market account, and will be sent to us in accordance with our written instructions.

        If no contrary instructions have been received by the termination of the exercise period your ability to exercise the warrant will expire.

Warrant Agreement

        We have entered into a Warrant Agreement with American Stock Transfer & Trust Co., as Warrant Agent, which agreement governs the terms of the warrants, or the Warrant Agreement, and is included as an exhibit to the registration statement of which this prospectus forms a part. The description herein of the warrants is qualified in its entirety by reference to the Warrant Agreement. In the event of any inconsistency between the description of the warrants herein and the terms of the warrants as provided in the Warrant Agreement, the Warrant Agreement shall control.

SELLING SECURITYHOLDERS

        This section relates only to the resale of our ordinary shares by the selling securityholders listed below, as described under the previous section captioned “The Offering by the Selling Securityholders.”

Beneficial Ownership and Other Information

        The following table assumes that the selling securityholders will sell all of the securities covered by this prospectus. Information included in the table is based upon information provided by the selling securityholders.

         The term “selling securityholder” includes (i) each person and entity that is identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part) and (ii) any transferee, donee, pledgee or other successor of any person or entity named in the table that acquires any of the shares of ordinary shares covered by this prospectus in a transaction exempt from the registration requirements of the Securities Act of 1933 and that is identified in a supplement or amendment to this prospectus.

        Except as otherwise noted below, during the last three years, no selling securityholder has been an officer, director or affiliate of our company, nor has any selling securityholder had any material relationship with our company during that period. Each selling security holder represented at the closing of the private placement that it did not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, pledge, hypothecate, grant any option to purchase or otherwise dispose of any of the securities. The selling securityholders purchased the securities in the ordinary course of business, to the best of our knowledge.

        The ordinary shares being offered hereby are being registered to permit public secondary trading, and the selling securityholders are under no obligation to sell all or any portion of their shares included in this prospectus. The information contained in the following table is derived from our books and records, as well as from our transfer agent. The following table assumes the sale of all securities included in this prospectus.

Name	Securities Being Offered		Securities Beneficially Owned Prior to Offering		Securities Beneficially Owned Upon Completion of Offering
					Number		Percentage

Elbit Ltd.[1,2]	1,512,900	[3]	6,843,121	[4]	5,330,182	[5]	10.41	% [6]

1.	Elbit Ltd., is one of our controlling shareholders. In an agreement between Elbit and Mivtach Shamir the parties have agreed to vote their shares at meetings of our shareholders at which members of the board are to be elected, as follows: (a) to elect to our board one director nominated by Mivtach Shamir, who shall serve as chairman of our board, and (b) to elect to our board one director nominated by Elbit a; provided that the party entitled to nominate a director continues to at least hold 7.5% of our share capital on a fully diluted basis. A reduction of a party’s holdings shall only be deemed to occur upon a sale by one of the parties, of our ordinary shares. If a party fails to meet the 7.5% threshold it shall lose the right to nominate a director and such right shall be granted to the party who at such time holds the highest number of our ordinary shares. Additionally, the parties to the agreement agreed that in the event that and for as long as Mivtach Shamir continues to hold at least 15% of our share capital on a fully diluted basis, the parties will vote their shares at meetings of our shareholders at which members of the board are to be elected as follows: (a) to elect to our board two directors nominated by Mivtach Shamir, one of whom shall serve as chairman of our board, and (b) to elect to our board one director nominated by Elbit. A reduction of a party’s holdings shall only be deemed to occur upon a sale by a shareholder of our ordinary Shares. Notwithstanding the foregoing, at any time during the term of the agreement, Elbit may, in its absolute discretion, by notice in writing to Mivtach Shamir, voluntarily terminate its right to designate a director to our board of directors. In such an event the right to designate the director to our board of directors shall be granted to Mivtach Shamir and Elbit shall be obliged to vote its shares in favor of the nominee designated by Mivtach Shamir. Furthermore, if prior to May 14, 2008, Elbit holds less than the 7.5% threshold other than if any reductions in Elbit’s holdings are as a result of sales of our shares by Elbit, Elbit shall maintain its right to designate one member of the board, until May 14, 2008. A party whose holdings of our share capital falls below 5% of our share capital on a fully diluted basis, shall, as from the time of such change, automatically cease to be a party to the agreement. Currently Elbit has not nominated a director to serve on our board of directors

2.	Elbit is a wholly owned subsidiary of Elron Electronic Industries Ltd. (NASDAQ and TASE: ELRN). As a result, Elron may be deemed to be the beneficial owner of our ordinary shares owned by Elbit. As of June 14, 2007, Discount Investment Corporation, or DIC, owned approximately 49% of the outstanding shares of Elron and, as a result, DIC may be deemed to be the beneficial owner of our ordinary shares owned by Elbit. IDB Holding Corporation, or IDBH, owns the majority of the outstanding shares of IDB Development Corporation, or IDBD, which, in turn, owns the majority of the outstanding shares of DIC and Clal Insurance Enterprises Holdings, or CIEH. As of June 14, 2007 subsidiaries of CIEH held for their own account a total of 245,586 shares of EVS. The CIEH group had no other holdings of our shares as of the same date. As a result, IDBH may be deemed to be the beneficial owner of our ordinary shares owned by Elbit, and our ordinary shares held by subsidiaries of CIEH for their own account.

The address of each of DIC, IDBH and IDBD is The Triangular Tower, 44th Floor, 3 Azrieli Center, Tel Aviv 67023, Israel. The address of Elbit and Elron is The Triangular Tower, 42nd Floor, 3 Azrieli Center, Tel Aviv 67023, Israel. IDBH, IDBD and DIC are public companies traded on the Tel Aviv Stock Exchange. Elron is a public company traded on the Tel Aviv Stock Exchange and on the Nasdaq Global Select Market.

As of June 14, 2007, (i) Ganden Holdings Ltd., or Ganden, a private Israeli company controlled by Nochi Dankner and his sister Shelly Bergman, held, directly and through a wholly-owned subsidiary, approximately 44.88% of the outstanding shares of IDBH; (ii) Shelly Bergman, through a wholly-owned company, held approximately 7.23% of the outstanding shares of IDBH; (iii) Avraham Livnat Ltd., or Livnat, a private Israeli company controlled by Avraham Livnat, held, directly and through a wholly-owned subsidiary, approximately 10.38% of the outstanding shares of IDBH; and (iv) Manor Holdings BA Ltd., or Manor, a private company controlled by Ruth Manor, held, directly and through a majority-owned subsidiary, approximately 10.37% of the outstanding shares of IDBH.

Subsidiaries of Ganden, Livnat and Manor have entered into a shareholders agreement with respect to their shares of IDBH constituting, respectively, 31.02%, 10.34% and 10.34% of the outstanding shares of IDBH, for the purpose of maintaining and exercising control of IDBH as a group. Their additional holdings in IDBH are not subject to the shareholders agreement. The term of the shareholders agreement expires in May 2023. Based on the foregoing, Ganden, Manor and Livnat (by reason of their control of IDBH) and Nochi Dankner, Shelly Bergman, Ruth Manor, and Avraham Livnat (by reason of their control of Ganden, Manor and Livnat, respectively) may be deemed to share with Elbit the power to vote and dispose of our ordinary shares held by Elbit, and also to share with subsidiaries of CIEH the power to vote and dispose of our ordinary shares held by these subsidiaries for their own account.

Nochi Dankner is Chairman and Chief Executive Officer of IDBH, the Chairman of IDBD and DIC and a director of Elron. Isaac Manor (the husband of Ruth Manor) and Zvi Livnat (a son of Avraham Livnat) are directors of IDBH, IDBD and DIC. Shai Livnat (another son of Avraham Livnat) is a director of IDBD. Dori Manor (the son of Isaac and Ruth Manor) is a director of IDBH, IDBD, DIC and Elron. The address of Nochi Dankner is The Triangular Tower, 44th Floor, 3 Azrieli Center, Tel Aviv 67023, Israel. The address of Shelly Bergman is 9 Mishmar Ezrehi Street, Afeka, Tel Aviv 69697, Israel. The address of Ruth Manor is 26 Hagderot Street, Savyon 56526, Israel. The address of Avraham Livnat is Taavura Junction, Ramle 72102, Israel.

3.	These are ordinary shares underlying the warrant issued to Elbit pursuant to the Warrant Distribution.

4.	Includes 1,909,764 ordinary shares currently issuable upon the exercise of a warrant by Elbit within 60 days.

5.	Includes 396,825 ordinary shares currently issuable upon the exercise of a warrant by Elbit within 60 days.

6.	Beneficial ownership is calculated as of July 31, 2007, in accordance with General Instruction F. to Form 20-F, and is based on 50,795,954 ordinary shares outstanding.

PLAN OF DISTRIBUTION

Distribution of the Warrants and Issuance of the Ordinary Shares upon Exercise of the Warrants

        This prospectus relates to the distribution of warrants to our shareholders (with the exception of the Excluded Shareholders) and the offer and sale of ordinary shares issuable to our shareholders (with the exception of the Excluded Shareholders) upon exercise of the warrants. The plan of distribution for such offering is as described in the section headed “Warrant Distribution” above).

Distribution of Shares by the Selling Securityholders

        The following plan of distribution applies only to the resale of our ordinary shares by Elbit, as described in the section headed “Selling Securityholders” above. It does not apply to the Warrant Distribution to our shareholders:

        The selling securityholders have advised us that the sale or distribution of our ordinary shares owned by the selling securityholders may be effected directly to purchasers by the selling securityholders or by pledgees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our ordinary shares are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our ordinary shares are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling securityholders or by agreement between the selling securityholders and underwriters, brokers, dealers or agents, or purchasers. If the selling securityholders effect such transactions by selling their ordinary shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of ordinary shares for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling securityholders and any brokers, dealers or agents that participate in the distribution of the ordinary shares may be deemed to be underwriters, and any profit on the sale of ordinary shares by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

        Under the securities laws of certain states, the ordinary shares may be sold in such states only through registered or licensed brokers or dealers. The selling securityholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling securityholders are registered to sell securities in all fifty states. In addition, in certain states the ordinary shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        We will pay all the expenses incident to the registration, offering and sale of the ordinary shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $70,000. We will receive any proceeds from the exercise of the warrants by the selling securityholders.

        The selling securityholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of ordinary shares by the selling securityholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling securityholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, of our ordinary shares while such selling securityholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling securityholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling securityholders are advised that if a particular offer of ordinary shares is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

Markets

Market and Share Price History

        In July 1996, we consummated an initial public offering of 2,000,000 ordinary shares. At such time, our ordinary shares were quoted on the NASDAQ National Market. Our ordinary shares were quoted on the NASDAQ National Market from July 1996. Effective December 29, 2000, our ordinary shares were delisted from the NASDAQ National Market. From that time our shares traded on the Over-the-Counter Bulletin Board until June 21, 2001, when they were transferred to the NASDAQ SmallCap Market. On November 19, 2003 our ordinary shares were delisted from the SmallCap Market and following a seven business day period in which the shares were traded on the Pink Sheets (as a result of an error by the NASDAQ Listings Qualifications Panel), our ordinary shares were listed on the Over-the-Counter Bulletin Board from November 28, 2003. From July 1996 until May 4, 1999, our ordinary shares were quoted under the symbol EVSNF. From May 4, 1999, until November 18, 2003, they were quoted under the symbol EVSN, and since November 19, 2003 our ordinary shares have been quoted under the symbol EVSNF.OB. Our ordinary shares are not listed on any other stock exchange and have not been publicly traded outside the United States.

The table below sets forth the high and low bid prices of the ordinary shares, as reported by the NASDAQ National Market, NASDAQ SmallCap Market or the Over-the-Counter Bulletin Board as applicable, during the indicated fiscal periods as reported by such exchange:

Period	High ($)	Low ($)

June 2007	0.36	0.31

May 2007	0.38	0.34

April 2007	0.37	0.32

March 2007	0.38	0.33

February 2007	0.42	0.36

January 2007	0.41	0.33

Second quarter 2007	0.38	0.31

First quarter 2007	0.42	0.33

Fourth quarter 2006	0.32	0.22

Third quarter 2006	0.44	0.22

Second quarter 2006	0.69	0.35

First quarter 2006	0.83	0.64

Fourth quarter 2005	0.71	0.52

Third quarter 2005	0.71	0.52

Second quarter 2005	0.68	0.53

First quarter 2005	0.6	0.44

Year ended 2006	0.83	0.22

Year ended 2005	0.77	0.44

Year ended 2004 (3)	1.65	0.37

Year ended 2003 (2)	1.86	0.11

Year ended 2002 (1)	0.77	0.1

(1) Traded on the NASDAQ SmallCap Market throughout the period.
(2) Traded on the NASDAQ SmallCap Market until November 19, 2003, and subsequently on the Over-the-Counter Bulletin Board.
(3) Traded on the Over-the-Counter Bulletin Board throughout the period, and continues to trade there today.

E. Dilution.

        Dilution is the amount by which the offering price paid by the investors in this offering will exceed the net tangible book value per ordinary share after the conversion or exercise of the ordinary shares offered hereunder. As of June 30, 2007, our net tangible book value was $-3.07 or $0.0644 per ordinary share. Net tangible book value is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of ordinary shares outstanding as of June 30, 2007. After giving effect to the sale of the ordinary shares that we are offering and the estimated offering expenses payable by us, our adjusted net tangible book value as of June 30, 2007 would have been $-1.752 or $0. 037 per ordinary share. This represents an immediate increase in net tangible book value of $1.318 per share to existing shareholders and an immediate benefit in net tangible book value of $0.027 per share to new investors. The following table illustrates this per share benefit:

ADDITIONAL INFORMATION

Description of Our Ordinary Shares

        Our authorized share capital consists of 90,000,000 ordinary shares, par value NIS 1.00 per share. Under our articles of association, the ordinary shares do not have preemptive rights. We may from time to time, by approval of a majority of shares voting on such resolution, increase our authorized share capital.

        The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our memorandum of association or articles of association. The State of Israel does not restrict in any way the ownership or voting of ordinary shares by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

        As of July 31, 2007, 50,795,954 of our ordinary shares were issued and outstanding.

Memorandum and Articles of Association

Our shareholders approved our articles of association on February 21, 2006. Our objective as stated in our articles of association is to engage in any lawful act or activity for which companies may be organized under the Israeli Companies Law-1999, as amended.

Currently we have one class of outstanding securities, our ordinary shares, par value NIS 1.00 per share. No preferred shares are currently authorized.

Holders of our ordinary shares have one vote per share, and are entitled to participate equally in the payment of dividends and share distributions and, in the event of our liquidation, in the distribution of property after satisfaction of liabilities to creditors. Our articles may be amended by a resolution carried at a general meeting by a majority of the shares voting on such resolution. The shareholders rights may not be modified in any other way unless otherwise expressly provided in the terms of issuance of the shares.

Our articles of association require that we hold our annual general meeting of shareholders each year no later than 15 months from the last annual meeting, at a time and place determined by the board of directors, upon at least 21 days prior notice to our shareholders. No business may be commenced until a minimum quorum under applicable law, which currently provides for two or more shareholders holding at least one-quarter of the voting rights are present in person or by proxy. A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place. At the reconvened meeting, in the event a quorum is not present within half an hour of the time fixed for the meetings commencement, then any two shareholders present shall constitute a quorum, regardless of the number of shares held by them.

Shareholders may vote in person or by proxy, and will be required to prove title to their shares as required by the Companies Law pursuant to procedures established by the board of directors. Resolutions regarding the following matters must be passed at a general meeting of shareholders:

—	amendments to our articles of association;
—	appointment or termination of our auditors;
—	appointment and dismissal of directors, other than temporary directors which may be appointed by other directors;
—	approval of acts and transactions requiring general meeting approval under the Companies Law;
—	increase or reduction of our authorized share capital;
—	any merger as provided in Section 320 of the Companies Law;
—	the exercise of the board of directors’ powers by a general meeting, if the board of directors is unable to exercise its powers and the exercise of any of its powers is vital for our proper management, as provided in Section 52(a) of the Companies Law.

A meeting of our shareholders shall be convened by our board of directors, at the request of any two directors or one quarter of the officiating directors, or by request of one or more shareholders holding at least 5% of our issued share capital. Within 21 days of receipt of the request, the board must convene a meeting and send out notices setting forth the date, time and place of the meeting.

The Israeli Companies Law

The Companies Law codifies the fiduciary duties that “office holders,” including directors and executive officers, owe to a company. An office holder, is defined in the Companies Law, as a (i) director, (ii) general manager, (iii) chief business manager, (iv) deputy general manager, (v) vice general manager, (vi) any other person assuming the responsibilities of any of the forgoing positions without regard to such person’s title or (vii) another manager directly subordinate to the general manager.

The Companies Law requires that an office holder of a company promptly disclose any personal interest that he or she may have and all related material information known to him or her, in connection with any existing or proposed transaction by the company. In addition, if the transaction is an extraordinary transaction, as defined under Israeli law, the office holder must also disclose any personal interest held by the office holder’s spouse, siblings, parents, grandparents, descendants, spouse’s descendants and the spouses of any of the foregoing, or by any corporation in which the office holder is a 5% or greater shareholder, holder of 5% or more of the voting power, director or general manager or in which he or she has the right to appoint at least one director or the general manager. An extraordinary transaction is defined as a transaction not in the ordinary course of the company’s business, not on market terms, or that is likely to have a material impact on the company’s profitability, assets or liabilities.

In the case of a transaction that is not an extraordinary transaction, after the office holder complies with the above disclosure requirement, only board approval is required unless the articles of association of the company provide otherwise. The transaction must not be adverse to the company’s interest. If the transaction is an extraordinary transaction, then, in addition to any approval required by the articles of association, it must also be approved by the audit committee and by the board of directors, and, under specified circumstances, by a meeting of the shareholders.

Agreements regarding directors’ terms of employment require the approval of the audit committee and the board of directors. In all matters in which a director has a personal interest, including matters of his/her terms of employment and compensation, he/she shall not be permitted to vote on the matter or be present at the meeting in which the matter is considered. However, should a majority of the audit committee or of the board of directors have a personal interest in the matter then:

a)	all of the directors shall be permitted to vote on the matter and attend the meeting in which the matter is considered; and
b)	the matter requires approval of the shareholders at a general meeting.

According to the Companies Law, the disclosure requirements discussed above also apply to a controlling shareholder of a public company. In general, extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, and agreements relating to employment and compensation terms of a controlling shareholder require the approval of the audit committee, the board of directors and the shareholders of the company. For this purpose, the term “controlling shareholder” is defined as a shareholder who has the ability to direct the activities of a company, other than if this power derives solely from the shareholder’s position on the board of directors or any other position with the company. The definition also includes shareholders that hold 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company.

The shareholder approval must either include at least one-third of the shares held by disinterested shareholders who actively participate in the voting process, or, alternatively, the total shareholdings of the disinterested shareholders who vote against the transaction must not represent more than one percent of the voting rights in the company.

Private placements in a public company require approval by a company’s board of directors and shareholders in the following cases:

—	A private placement that meets all of the following conditions:

š	The private placement will increase the relative holdings of a shareholder that holds five percent or more of the company’s outstanding share capital, assuming the exercise of all of the securities convertible into shares held by that person, or that will cause any person to become, as a result of the issuance, a holder of more than five percent of the company’s outstanding share capital.

š	20 percent or more of the voting rights in the company prior to such issuance are being offered.

š	All or part of the consideration for the offering is not cash or registered securities, or the private placement is not being offered at market terms.

—	A private placement which results in anyone becoming a controlling shareholder of the public company.

In addition, under the Companies Law, certain transactions or a series of transactions are considered to be one private placement. Any placement of securities that does not fit the above description may be issued at the discretion of the board of directors.

Under the Companies Law, a shareholder has a duty to act in good faith towards the company and other shareholders and refrain from abusing his, her or its power in the company, including, among other things, voting in the general meeting of shareholders on the following matters:

—	any amendment to the articles of association;
—	an increase of the company's authorized share capital;
—	a merger; or
—	approval of interested party transactions that require shareholder approval.

In addition, any controlling shareholder, any shareholder who knows that it possesses power to determine the outcome of a shareholder vote and any shareholder who has the power to appoint or prevent the appointment office holder in the company is under a duty to act in good faith towards the company. The Companies Law does not describe the substance of this duty. The Companies Law requires that specified types of transactions, actions and arrangements be approved as provided for in a company’s articles of association and in some circumstances by the audit committee, by the board of directors and by the shareholders. The vote required by the audit committee and the board of directors for approval of these matters, in each case, is a majority of the disinterested directors participating in a duly convened meeting.

Provisions Restricting Change in Control of Our Company

Tender Offer.   A person wishing to acquire shares or any class of shares of a publicly traded Israeli company and who would as a result hold over 90% of the company’s issued and outstanding share capital or of a class of shares which are listed, is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. If the shareholders who do not respond to the offer hold less than 5% of the issued share capital of the company, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. The Companies Law provides for an exception regarding the threshold requirement for a shareholder that prior to and following February 2000 holds over 90% of a company’s issued and outstanding share capital. However, the shareholders may petition the court to alter the consideration for the acquisition. If the dissenting shareholders hold more than 5% of the issued and outstanding share capital of the company, the acquirer may not acquire additional shares of the company from shareholders who accepted the tender offer if following such acquisition the acquirer would then own over 90% of the company’s issued and outstanding share capital.

The Companies Law provides that an acquisition of shares of a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 25% or greater shareholder of the company. This rule does not apply if there is already another 25% shareholder of the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% or greater shareholder of the company, if there is no 45% or greater shareholder of the company.

Merger.    The Companies Law permits merger transactions if approved by each party’s board of directors and the majority of each party’s shares voted on the proposed merger at a shareholders’ meeting called on at least 21 days’ prior notice. Under the Companies Law, merger transactions may be approved by holders of a simple majority of our shares present, in person or by proxy, at a general meeting and voting on the transaction. In determining whether the required majority has approved the merger, if shares of a company are held by the other party to the merger, or by any person holding at least 25% of the outstanding voting shares or 25% of the means of appointing directors of the other party to the merger, then a vote against the merger by holders of the majority of the shares present and voting, excluding shares held by the other party or by such person, or anyone acting on behalf of either of them, is sufficient to reject the merger transaction. If the transaction would have been approved but for the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be executed unless at least 30 days have passed from the receipt of the shareholders’ approval and 50 days have passed from the time that a proposal for approval of the merger has been filed with the Israeli Registrar of Companies.

Documents on Display

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and fulfill the obligation with respect to such requirements by filing reports with the Securities and Exchange Commission. We began filing through the EDGAR system beginning on December 2, 2002.

        As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we generally do publicly announce our year-end results promptly and file periodic information with the SEC under cover of Form 6-K. A copy of each report submitted in accordance with applicable United States law is available for public review at our principal executive offices.

        Any statement in this registration statement about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this registration statement. We urge you to review the exhibits themselves for a complete description of the contract or document.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

        In the course of our normal operations, we are exposed to market risks including fluctuations in foreign currency exchange rates and interest rates.

Foreign exchange risk

        The majority of our revenues is generated in, or linked to, U.S. dollars (“Dollars”). In addition, a substantial portion of our costs is incurred in New Israeli Shekels (“NIS”). We believe that the Dollar is the currency of the primary economic environment in which we operate. Thus, our functional and reporting currency is the Dollar.

        Our operating and pricing strategies take into account changes in exchange rates over time. However, there can be no assurance that future fluctuations in the value of foreign currencies will not have an adverse material effect on our business, operating results or financial condition.

        Market risk was estimated as the potential change in fair value resulting from a hypothetical 10% change in the year-end Dollar exchange rate.

        As of December 31, 2006, we had accounts payable in NIS or in funds linked thereto in the amount of $2.4 million. Market risk was estimated as the potential increase in fair value resulting from a hypothetical 10% decrease in the year-end NIS/Dollar and the Euro/Dollar exchange rate. Assuming such decrease in the NIS/Dollar and the Euro/Dollar exchange rate, the fair value of our accounts payable would increase by $266,000.

Interest rate risk

        Our exposure to market rate risk for changes in interest rates relates primarily to funds borrowed by us from banks and others. As of December 31, 2006 we had liabilities in the amount of $8.6 million. Market risk was estimated as the potential increase in fair value of our liabilities resulting from a hypothetical 10% increase in the year-end interest rate of our liabilities. Assuming such increase in the interest rates, the fair value of our cash and cash equivalents would decrease by approximately $70,000. The increase in interest rates in 2006 caused an increase in our financial expenses. As of December 31, 2006 we had accounts payable in the amount of $3.5 million.

DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES.

        Not applicable.

FINANCIAL STATEMENTS.

        The Financial Statements required by this item are incorporated by reference to the financial statements included in the Company's Annual Report on Form 20-F for the year ending December 31, 2006.

MATERIAL INCOME TAX CONSIDERATIONS

        The following is a summary of the tax laws to which we are subject in Israel and material tax consequences in the United States and Israel to individual and corporate residents of the United States and Israel resulting from the (i) distribution of warrants to shareholders (other than the Excluded Shareholders), (ii) issuance of ordinary shares upon the exercise of the warrants and (iii) sale by the selling securityholders of ordinary shares issuable upon the exercise of the warrants. Since we have never paid dividends on our ordinary shares, this summary does not discuss the tax consequences in Israel or the United States that would result from the payment of dividends. To the extent that the discussion is based on tax legislation that has not been subject to judicial or administrative interpretation, we cannot assure you that the tax authorities will accept the views expressed in this summary.

Israeli Tax Considerations

        The following is a summary of the current Israeli tax law applicable to the (i) distribution of warrants by an Israeli corporation to residents and non-residents of Israel (ii) issuance of ordinary shares of an Israeli Corporation upon the exercise of the warrants by residents and non-residents of Israel and (iii) sale of ordinary shares of an Israeli Corporation held by or issuable to the selling securityholders who are residents and non-residents of Israel. The following also contains a discussion of specified Israeli Government programs benefiting us. To the extent that the discussion is based on tax legislation that has not been subject to judicial or administrative interpretation, there can be no assurance that the views expressed in the discussion will be accepted by the tax authorities in question. The discussion is not intended, and should not be taken, as legal or professional tax advice and is not exhaustive of all possible tax considerations.

WE RECOMMEND THAT IN ADDITION TO REVIEWING THE DISCUSSION BELOW, PROSPECTIVE PURCHASERS OF OUR ORDINARY SHARES CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES, ISRAELI OR OTHER TAX CONSEQUENCES TO THEM, BASED UPON THEIR PARTICULAR CIRCUMSTANCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

Israeli Capital Gains Tax

        Until the end of the year 2002 and provided we maintained our status as an “Industrial Corporation”, capital gains from the sale of our securities were generally exempt from Israeli Capital Gains Tax. This exemption did not apply to a shareholder whose taxable income was determined pursuant to the Israeli Income Tax Law (Inflationary Adjustments) 1985, or to a person whose gains from selling or otherwise disposing of our securities were deemed to be business income.

        On January 1, 2006 an amendment to the Israeli tax regime became effective (the “2006 Tax Reform”). The 2006 Tax Reform significantly changed the tax rates applicable to income derived from shares.

        According to the 2006 Tax Reform, an individual is subject to a 20% tax rate on real capital gains derived from the sale of shares, as long as the individual is not a “substantial shareholder” (generally a shareholder with 10% or more of the right to profits, right to nominate a director or voting rights) in the company issuing the shares. The rate on the gains from publicly traded shares applicable to gains that were realized between January 1, 2003 and January 1, 2006 was 15%.

        A substantial shareholder will be subject to tax at a rate of 25% in respect of real capital gains derived from the sale of shares issued by the company in which he or she is a substantial shareholder. The determination of whether the individual is a substantial shareholder will be made on the date that the securities are sold. In addition, the individual will be deemed to be a substantial shareholder if at any time during the 12 months preceding this date he or she had been a substantial shareholder.

        Corporations will be subject to corporate tax rates in respect of total income, including capital gains, with the corporate tax rate reduced gradually from 34% in 2005 to 25% in 2010. However, between 2006 and 2009, corporations whose taxable income was not determined, immediately before the 2006 Tax Reform was published, pursuant to part B of the Israeli Income Tax Law (Inflationary Adjustments), 1985 or pursuant to the Income Tax Regulations (Rules on Bookkeeping by Foreign Invested Companies and Certain Partnership and Determination of their Chargeable Income), 1984 will generally be taxed at a rate of 25% on their capital gains from the sale of their securities.

        Non-Israeli residents are exempt from Israeli capital gains tax on any gains derived from the sale of shares in an Israeli corporation publicly traded on the TASE and/or on a foreign stock exchange, provided such gains do not derive from a permanent establishment of such shareholders in Israel and that such shareholders did not acquire their shares prior to the issuer’s initial public offering. However, non-Israeli corporations will not be entitled to such exemption if an Israeli resident (i) has a controlling interest of 25% or more in such non-Israeli corporation, or (ii) is the beneficiary of or is entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

        In some instances where our shareholders may be liable to Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at the source.

        Pursuant to the treaty between the Governments of the United States and Israel with respect to taxes on income, or the U.S.-Israel tax treaty, the sale, exchange or disposition of our ordinary shares by a person who qualifies as a resident of the United States under the treaty and who is entitled to claim the benefits afforded to him by the treaty, will generally not be subject to Israeli capital gains tax. This exemption shall not apply to a person who held, directly or indirectly, shares representing 10% or more of the voting power in our company during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions. A sale, exchange or disposition of our shares by a U.S. resident qualified under the treaty, who held, directly or indirectly, shares representing 10% or more of the voting power in our company at any time during the preceding 12-month period would be subject to Israeli tax, to the extent applicable; however, under the treaty, this U.S. resident would be permitted to claim a credit for these taxes against the U.S. income tax with respect to the sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits.

Taxation of Non-Residents

        Non-residents of Israel are subject to income tax on income derived from sources in Israel. On distributions of dividends other than bonus shares (stock dividends), income tax at the rate of 25% (15% for dividends generated by an “Approved Enterprise”) is withheld at source, unless a different rate is provided in a treaty between Israel and the shareholder’s country of residence. The U.S.-Israel Tax Treaty provides for a maximum tax of up to 25% on dividends paid to a Treaty U.S. Resident. However, under the Investment Law, dividends generated by an Approved Enterprise are taxed at the rate of 15% and such rate is to be withheld at source.

        Residents of the United States will generally have taxes in Israel withheld at source. Such persons generally would be entitled to a credit or deduction for United States Federal income tax purposes for the amount of the taxes withheld, subject to limitations applicable to foreign tax credits.

Effective Corporate Tax Rate

        Our effective tax rate in Israel was 0% in 1999, 2000, 2001, 2002 and 2003 (the regular rate of corporate tax being 36%). Four of our investment programs have received Approved Enterprise status under the Investment Law, pursuant to which we have elected to forego certain Israeli government grants in return for an “alternate package” of tax benefits. All of our income has been generated through our Approved Enterprise programs. The Benefit Period for our first investment program ended in 2003. The Benefit Period for our second investment program ends in 2004. The Benefit Period for our third investment program ends in 2006. The Benefit Period for our forth investment program will commence in the year in which we first generate taxable income and will continue for a period of ten years. Our first three investment programs have been ratified by the Israeli Investment Center. The tax incentives that we receive from the fourth program or that we receive from future investment programs in accordance with the Investment Law remain subject to final ratification by the Israel Investment Center, such ratification being conditional upon fulfillment of all terms of the approved program. The tax incentives that we receive from the third and fourth programs or that we receive from future investment programs in accordance with the Investment Law remain subject to final determination by the Israel Tax Authority, such determination being conditional upon fulfillment of all terms of the approved program. In the event we distribute to our shareholders a cash dividend from tax-exempt income attributable to one or more of our Approved Enterprises, we would incur a company tax liability of 25% of the earnings so distributed (the amount of the distribution being deemed to include the tax thereon). Such a dividend would be subject to 15% withholding tax.

        Our taxes outside Israel are dependent on operations in each jurisdiction as well as relevant laws and treaties. We incurred tax expenses in the aggregate amount of approximately $3,000, $6,000 and $6,000, outside of Israel in 2003, 2002 and 2001 respectively. There can be no assurance that changes in our operations or applicable tax treaties or laws will not subject us to taxation.

        We received final tax assessments for the years since our incorporation ending and including December 31, 1999. Our subsidiaries have not received final tax assessments since their respective incorporations.

Taxes Applicable to our Warrantholders

        In general, the distribution of the warrants we are distributing and the exercise of the warrants we are distributing are not a taxable event in Israel for either Israeli residents or foreign residents. However, any controlling shareholders (generally persons who hold, directly or indirectly, or together with a related party, 5% or more of the rights prior to a grant of warrants or as a result thereof) will be subject to Israeli income tax at the date of the exercise of the warrants, on the difference between the fair market value of the shares at the date of the exercise and the exercise price of the warrants. Such difference could be taxed as ordinary income at the applicable marginal rate of the controlling shareholders (up to 49%), subject to the provisions of any applicable tax treaty. Additionally, we are not distributing warrants to our employees. However, some of our employees may have exercised their options and become our shareholders prior to the record date. If these shares are still held by the trustee (which held such employees’ options prior to exercise, in accordance with Section 102 of the Israeli Income Tax Ordinance) on the record date and the warrants are distributed to the trustee, these employees may become subject to Israeli income tax upon the earlier of (i) the transfer of the warrants or underlying shares from the trustee to the employee; and (ii) the sale of the underlying shares by the trustee. The Company or the trustee may be required to withhold such tax at source.

United States Tax Considerations

        Subject to the limitations described in the next paragraph, the following discussion describes the material U.S. federal income tax consequences to a U.S. Holder (as defined below) resulting from the (i) distribution of warrants, (ii) issuance of ordinary shares upon the exercise of the warrants and (iii) sale of ordinary shares (A) issuable upon the exercise of the warrants and (B) held by or issuable to the selling securityholders. For purposes of our discussion, a U.S. Holder means any holder of ordinary shares who is:

a citizen or resident of the United States;

a corporation created or organized in the United States or under the laws of the United States or any State;

an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or if the trust has validly elected to be treated as a U.S. person under applicable Treasury regulations.

        The discussion is based on current provisions of the Internal Revenue Code of 1986, or the Code, as amended, current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This discussion is not a representation of, nor does it address, all aspects of United States federal income taxation that may be relevant to any particular shareholder based on such shareholder’s individual circumstances. In particular, this discussion considers only U.S. Holders that will own ordinary shares as capital assets at all relevant times and does not address the potential application of the alternative minimum tax or U.S. federal income tax consequences to U.S. Holders that are subject to special treatment, including U.S. Holders that:

are broker-dealers or insurance companies;

have elected mark-to-market accounting;

are financial institutions or financial services entities;

hold ordinary shares or the warrants distributed hereunder as part of a straddle, hedge or conversion transaction with other investments;

own directly, indirectly or by attribution at least 10% of our voting power; or

have a functional currency that is not the U.S. dollar.

This discussion does not address any aspect of state, local or non-U.S. tax laws.

        Additionally, the discussion does not consider the tax treatment of persons who hold ordinary shares through a partnership or other pass-through entity or the possible application of the U.S. federal gift or estate tax.

        Each prospective investor is advised to consult such person’s own tax advisor with respect to the specific tax consequences to such person of purchasing, holding or disposing of ordinary shares.

Receipt of Warrants; Allocation of Basis

        A U.S. Holder will not be taxed on the distribution of warrants, provided that we have no current or accumulated earnings and profits, as determined for U.S. income tax purposes, at any time during the taxable year in which the distribution is made, and provided that the U.S. Holder’s tax basis in the ordinary shares with respect to which the warrants are distributed exceeds the fair market value of the warrants. We consider it highly unlikely that we will have current or accumulated earnings and profits during the above-referenced period. If, contrary to our expectations, we were to have current or accumulated earnings and profits, then a U.S. Holder would recognize ordinary income (as a dividend) equal to the fair market value of the warrants received, unless the distribution is excluded from the gross income of each recipient under Section 305(a) of the Code.

        If we have no current or accumulated earnings and profits, but the fair market value of the warrants received by a U.S. Holder exceeds the U.S. Holder’s tax basis in the ordinary shares with respect to which the warrants are distributed, and Section 305(a) of the Code does not exclude the distribution from gross income, the U.S. Holder will recognize capital gain in an amount equal to such excess.

        If the distribution does not satisfy the requirements of Section 305(a) of the Code, then a U.S. Holder’s tax basis in the warrants will be their fair market value.

        A distribution of stock or warrants to shareholders with respect to their stock in a corporation generally is excluded from gross income under Section 305(a) of the Code. Section 305(a) does not apply, however, in the case of a distribution (or series of distributions) that has the result of (1) the receipt of property by some shareholders and (2) an increase in the proportionate interests of other shareholders in the assets or earnings and profits of the corporation. Therefore, the requirements of Section 305(a) will not be satisfied if holders who receive a distribution of warrants with respect to their ordinary shares are considered to have an increased proportionate interest in our assets or earnings and profits, while other shareholders are treated as having received property.

        For these purposes, property does not include stock in the distributing company.  Because we will not distribute any property to any of the current shareholders nor do we anticipate making any such distribution within 36 months of the distribution of the warrants, the distribution of the warrants should be treated as a distribution pursuant to Code Section 305(a).

        If the distribution is excluded from the gross income of each recipient under Section 305(a) of the Code, then a U.S. Holder’s tax basis in the warrants will be zero unless (a) the fair market value of the warrants distributed to the U.S. Holder is at least 15% of the fair market value of the ordinary shares with respect to which such warrants are distributed or (b) the U.S. Holder elects to allocate the basis of the U.S. Holder’s ordinary shares between the ordinary shares and the warrants in proportion to their relative fair market values on the date of distribution. Any allocation of basis under the preceding sentence will be given effect only if a U.S. Holder exercises or sells the warrants. To make the election, a U.S. Holder must attach a statement to the U.S. Holder’s U.S. federal income tax return for the taxable year in which the warrants are received.

Exercise or Expiration of warrants; Purchase of Ordinary Shares and Warrants

        A U.S. Holder will not recognize gain or loss on the exercise or expiration (without exercise) of warrants.

        If a U.S. Holder exercises warrants, the U.S. Holder’s basis in the ordinary shares and warrants should be determined by (a) adding the U.S. Holder’s basis (if any) in the warrants to the purchase price paid upon exercise of the warrants and (b) allocating the total between such ordinary shares and warrants.

Exercise or Expiration of Warrants

        A U.S. Holder will not recognize gain or loss upon the exercise of warrants. A U.S. Holder’s basis in the ordinary shares received upon the exercise of warrants will be the sum of the U.S. Holder’s basis in the warrants (if any) and the purchase price for the ordinary shares. A U.S. Holder’s holding period for the ordinary shares received upon exercise of warrants will begin on the date the warrants are exercised.

        If a U.S. Holder’s warrants expire (without exercise), the U.S. Holder will recognize a capital loss in the amount of the holder’s basis in the warrants. The deductibility of capital losses is subject to limitations.

Disposition of Warrants or Ordinary Shares

        Upon the sale, exchange or other disposition (other than by means of exercise or expiration) of ordinary shares or warrants, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and such U.S. Holder’s basis in the ordinary shares or warrants. Capital gain from the sale, exchange or other disposition of ordinary shares or warrants for which the U.S. Holder has a holding period of more than one year will be long-term capital gain. In the case of a U.S. Holder that is an individual, estate or trust, long-term capital gains generally are taxed at a stated maximum rate of 15%. The deductibility of capital losses is subject to limitations.

        Gains and losses recognized by a U.S. Holder on a sale, exchange or other disposition of ordinary shares or warrants generally will have a U.S. source for foreign tax credit purposes.

DIVIDEND POLICY

        We have never paid any cash dividends on our ordinary shares and we do not intend to pay cash dividends on our ordinary shares in the foreseeable future. Our current policy is to retain earnings for reinvestment in our business.

        The Companies Law also restricts our ability to declare dividends. We can only distribute dividends from profits (as defined in the law), provided that there is no reasonable suspicion that the dividend distribution will prevent us from meeting our existing and future expected obligations as they come due.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

        The Israeli Currency Control Law, 1978 imposes limitations concerning foreign currency transactions and transactions between Israeli and non-Israeli residents, which limitations may be regulated or waived by the Controller of Foreign Exchange at the Bank of Israel, through general and special permits. In May 1998, a new general permit was issued pursuant to which substantially all transactions in foreign currency are permitted. Any dividends or other distributions paid in respect of ordinary shares and any amounts payable upon the dissolution, liquidation or winding up of our affairs, as well as the proceeds of any sale in Israel of our securities to an Israeli resident are freely repatriable into non-Israeli currencies at the rate of exchange prevailing at the time of conversion, provided that Israeli income tax has been paid on (or withheld from) such payments. Because exchange rates between the NIS and the U.S. dollar fluctuate continuously, U.S. shareholders will be subject to any such currency fluctuation during the period from when such dividend is declared through the date payment is made in U.S. dollars.

        The State of Israel does not restrict in any way the ownership or voting of ordinary shares by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

LEGAL MATTERS

        Certain legal matters in connection with the offering with respect to Israeli law will be passed upon for us by Yigal Arnon & Co., Tel Aviv, Israel, our Israeli counsel. Certain legal matters in connection with this offering with respect to United States law will be passed upon for us by Trombly Business Law, our United States counsel.

EXPERTS

        The financial statements for the years ended December 31, 2005 and December 31, 2006, incorporated by reference into this prospectus from our Annual Report on Form 20-F filed on July 16, 2007, have been audited by Brightman Almagor & Co., a member of Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The audited financial statements of our Company and its consolidated subsidiaries for the year ended December 31, 2004 appearing in our Annual Report (Form 20-F) for the year ended December 31, 2006 included therein have been audited by PricewaterhouseCoopers, independent registered public accounting firm, as set forth in its report thereon included therein,  and incorporated herein by reference which, as to the financial statements of Yuravision Co., Ltd. for the seven-month period ended December 31, 2004 (not presented separately herein) are based on the report. This report contains an explanatory paragraph describing conditions that raise substantial doubt about Yuravision Co. Ltd.‘s ability to continue as a going concern as described in Note 14 to the financial statements) of Ernst & Young Han Young, independent registered public accounting firm. Such financial statements of our Company and its subsidiaries have been incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES AND
AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

        We are incorporated in Israel, most of our executive officers and directors and the Israeli experts named herein are nonresidents of the United States, and a substantial portion of our assets and of such persons are located outside the United States. For further information regarding enforceability of civil liabilities against us and other persons, see “Risk Factors- Israeli courts might not enforce judgments rendered outside of Israel”. It may be difficult to enforce a U.S. judgment against us, our officers and directors and some of the experts named in this prospectus or to assert U.S. securities law claims in Israel.

        We obtained all the approvals and permits required under applicable law for the distribution of the securities and for the publication of this prospectus. The securities are not being distributed in any jurisdiction where the offer is not permitted.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF CERTAIN
INFORMATION BY REFERENCE

        Foreign Private Issuer. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, as applicable to foreign private issuers. Accordingly, we file annual and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 USA. Please call the SEC at 1-800-SEC-0330 for further information on these public reference rooms. The SEC also maintains an Internet site that contains reports, information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at http://www.sec.gov. You can find reports and other information that we file electronically with the SEC by reference to our corporate name or to our CIK number, 0001011664. In addition, similar information concerning us can be inspected and copied at the offices of the OTCBB Filings Department, 9600 Blackwell Road, 5th Floor, Rockville, MD 20850 USA and at the offices of the Israeli Registrar of Companies at 97 Jaffa Street, Jerusalem, Israel.

        A copy of this prospectus, our memorandum of association, our articles of association and the documents filed as exhibits (see list below), are available for inspection at our offices at 1 Hayasur Street, Hasharon Industrial Park, Kadima 60920, P.O.B. 5030, Israel.

        We customarily solicit proxies by mail; however, as a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing disclosure and procedural requirements for proxy solicitations. Also, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and the rules thereunder, with respect to their purchases and sales of securities. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

        Form F-1 Registration Statement. We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act with respect to the ordinary shares offered in this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information that you can find in the registration statement. Some parts of the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. The statements we make in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the registration statement, you should refer to the exhibit for a more complete description of the matter involved. The registration statement may be read and copied at the SEC’s public reference rooms as indicated above.

        Incorporation of Information by Reference. The SEC allows us to incorporate by reference the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, except if it is superseded by information in this prospectus or by later information that we file with the SEC. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained or incorporated by reference in this prospectus. We incorporate by reference the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered. In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus. These documents contain important information about us and our financial condition.

        The description of our securities contained in Item 1 of our registration statement on Registration Statement on Form F-1, File No. 333-03080, as amended, filed with the Commission on April 2, 1996, under the Exchange Act and any amendment or report filed for the purpose of updating that description (see “Description of Share Capital–Ordinary Shares” for a current description of the terms of our ordinary shares);

Our Annual Report on Form 20-F for the year ended December 31, 2006, as filed on July 16, 2007.

Our registration statement on Form F-1, as filed on July 31, 2007.

        Each person, including any beneficial owner, to whom a prospectus is delivered, may request, at no cost to the requester, a copy of any documents incorporated by reference herein, excluding all exhibits, unless we have specifically incorporated by reference an exhibit, by writing or telephoning us at:

        Elbit Vision Systems
        1 Hayasur Street, Hasharon Industrial Park,
        P.O.B. 5030
        Kadima 60920
        Israel
        Attention: Mr. Yaron Menashe, CFO

        Phone number: (972) 9-8661600

PROSPECTUS

3,765,955 Ordinary Shares

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

_______, 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

        The Israeli Companies Law- 1999, or Companies Law, provides that a company may include in its articles of association provisions allowing it to:

1.	partially or fully, exempt in advance, an office holder of the company from his responsibility for damages caused by the breach of his duty of care to the company, except for damages caused to the company due to any breach of such office holder’s duty of care towards the company in a “distribution” (as defined in the Companies Law).

2.	enter into a contract to insure the liability of an office holder of the company by reason of acts or omissions committed in his capacity as an office holder of the company with respect to the following:

(a)	the breach of his duty of care to the company or any other person;

(b)	the breach of his fiduciary duty to the company to the extent he acted in good faith and had a reasonable basis to believe that the act or omission would not prejudice the interests of the company; and

(c)	monetary liabilities or obligations which may be imposed upon him in favor of other persons.

3.	indemnify an office holder of the company for:

(a)	monetary liabilities or obligations imposed upon, or actually incurred by, such officer holder in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator’s decision approved by a court, by reason of acts or omissions of such officer holder in his or her capacity as an office holder of the company;

(b)	reasonable litigation expenses, including attorney’s fees, actually incurred by such office holder or imposed upon him or her by a court, in an action, suit or proceeding brought against him or her by or on behalf of us or by other persons, or in connection with a criminal action from which he or she was acquitted, or in connection with a criminal action which does not require criminal intent in which he was convicted, in each case by reason of acts or omissions of such officer holder in his or her capacity as an office holder; and

(c)	reasonable litigation expenses, including attorneys’ fees, actually incurred by such office holder due to an investigation or a proceeding instituted against such office holder by an authority competent to administrate such an investigation or proceeding, and that was finalized without the filing of an indictment against such office holder and without any financial obligation imposed on such office holder in lieu of criminal proceedings, or that was finalized without the filing of an indictment against such office holder but with financial obligation imposed on such office holder in lieu of criminal proceedings of a crime which does not require proof of criminal intent, in each case by reason of acts of such officer holder in his or her capacity as an office holder of the company.

        The Companies Law provides that a company’s articles of association may provide for indemnification of an office holder post-factum and may also provide that a company may undertake to indemnify an office holder in advance, as described in:

i.	sub-section 3(a) above, provided such undertaking is limited to and actually sets forth the types of occurrences, which, in the opinion of the company’s board of directors based on the current activity of the company, are, at the time such undertaking is provided, foreseeable, and to an amount and degree that the board of directors has determined is reasonable for such indemnification under the circumstances; and

ii.	sub-sections 3(b) and 3(c) above.

        The Companies Law provides that a company may not indemnify or exempt the liabilities of an office holder or enter into an insurance contract which would provide coverage for the liability of an office holder with respect to the following:

š	a breach of his fiduciary duty, except to the extent described above;

š	a breach of his duty of care, if such breach was done intentionally, recklessly or with disregard of the circumstances of the breach or its consequences;

š	an act or omission done with the intent to unlawfully realize personal gain; or

š	a fine or monetary settlement imposed upon him.

        Under the Companies Law, the term “office holder” includes a (i) director, (ii) general manager, (iii) chief business manager, (iv) deputy general manager, (v) vice general manager, (vi) any other person assuming the responsibilities of any of the forgoing positions without regard to such person’s title, (vii) another manager directly subordinate to the managing director and (viii) any other person fulfilling or assuming any such position or responsibility without regard to such person’s title.

        The grant of an exemption, an undertaking to indemnify or indemnification of, and procurement of insurance coverage for, an office holder of a company requires, pursuant to the Companies Law, the approval of our audit committee and board of directors, and, in certain circumstances, including if the office holder is a director, the approval of our shareholders.

        We have entered into an insurance contract for directors and officers and have procured indemnification insurance for our office holders to the extent permitted by our Articles of Association. We have never had the occasion to indemnify any of our office holders.

Item 7. Recent Sales of Unregistered Securities

        The following is a summary of transactions during the proceeding three fiscal years involving sales of our securities that were not registered under the Securities Act:

(a)	On July 31, 2007, pursuant to the exemption from registration provided under Regulation S of the Securities Act, we issued 2,285,714 ordinary shares to Elbit Ltd., as well as a warrant to purchase 396,825 ordinary shares with an exercise price of $0.45 per share pursuant to the Elbit Agreement, in consideration for (i) a conversion of an existing loan to us in the amount of $470,000, representing a price per share of $0.315, and (ii) a $250,000 investment representing a price per share of $0.315. The warrant expires on July 31, 2011.

(b)	On July 31, 2007, pursuant to the exemption from registration provided under Regulation S of the Securities Act, we issued 9,523,810 ordinary shares to MS.N.D., as well as a warrant to purchase 2,380,952 ordinary shares with an exercise price of $0.45 per share, pursuant to the Amendment Agreement, in consideration for conversion of an existing loan to us in the amount of $3 million. The warrant expires on July 31, 2011. For more information, see “Related Party Transactions.”

(c)	In a series of transactions between April and June 2007, pursuant to the exemption from registration provided under Regulation S of the Securities Act, we issued 6,290,941 ordinary shares to Israeli institutional investors, as well as a warrant to purchase 3,145,472 ordinary shares with an exercise price of $0.45 per share, pursuant to the April Agreement, in consideration for $1,981,646 representing a price per share of $0.315. The warrant expires on July 31, 2011. For more information, see “Material Changes.”

(d)	On July 31, 2007, pursuant to the exemption from registration provided under Regulation D of the Securities Act, we issued 3,174,603 ordinary shares to Shavit Capital Fund G.P., as well as a warrant to purchase 1,587,302 ordinary shares with an exercise price of $0.45 per share, pursuant to the July Investment, in consideration for $1,000,000 representing a price per share of $0.315. The warrant expires on July 31, 2011.

(e)	In 2004, we granted options under our Employee Share Option Plan (2003) to our directors, officers, and service providers as follows:

—	options to purchase 495,000 of our ordinary shares at an exercise price per share of $0.75;

—	options to purchase 470,000 of our ordinary shares at an exercise price per share of $0.8;

—	options to purchase 44,000 of our ordinary shares at an exercise price per share of $1.2; and

—	options to purchase 750,000 of our ordinary shares at an exercise price per share of $1.25.

In 2005, we granted options under our Employee Share Option Plan (2003) to our directors, officers, and service providers as follows:

—	options to purchase 1,171,428 of our ordinary shares at an exercise price per share of $0.50;

—	options to purchase 25,000 of our ordinary shares at an exercise price per share of $0.7; and

—	options to purchase 125,000 of our ordinary shares at an exercise price per share of $0.80.

In 2006, we granted options under our Employee Share Option Plan (2006) to our directors, officers, and service providers as follows:

—	options to purchase 120,000 of our ordinary shares at an exercise price per share of $0.28; and

—	options to purchase 627,500 of our ordinary shares at an exercise price per share of $0.78.

In 2007, we granted options under our Employee Share Option Plan (2006) to our directors, officers, and service providers as follows:

—	options to purchase 30,000 of our ordinary shares at an exercise price per share of $0.35;

—	options to purchase 30,000 of our ordinary shares at an exercise price per share of $0.37; and

—	options to purchase 60,000 of our ordinary shares at an exercise price per share of $0.4

We believe that the issuance of these options was exempt from registration under the Securities Act because they were made pursuant to Regulation S thereunder, Regulation D thereunder or pursuant to exemptions from registration provided under Section 4(2) of the Securities Act and/or Rule 506 and the regulations promulgated thereunder.

        No underwriter or underwriting discount or commission was involved in any of the transactions set forth in Item 7.

Item 8. Exhibits and Financial Statement Schedules

(a)	Exhibits

        The following is a list of exhibits filed as a part of this registration statement:

Exhibit Numbers	Description of Document

1.1	Articles of Association, as amended, of the Registrant(1)

1.2	Memorandum of Association of the Registrant(2)(3)

4.1	Agreement dated January 2, 2006, between the Company and Mivtach Shamir Holdings Ltd.(4)

4.2	Appendix to Agreement dated February 21, 2006, between the Company and Mivtach Shamir Holdings Ltd.(4)

4.3	Amendment to the Mivtach Agreement, between the Company and M.S.N.D. Real Estate Holdings Ltd., dated June 21, 2007. (6)

4.4	Registration Rights Agreement, between the Company and M.S.N.D. Real Estate Holdings Ltd., dated June 21, 2007.(6)

4.5	Securities Purchase Agreement among the Company and the Buyers as defined therein, dated April 30, 2007(5)

4.6	Registration Rights Agreement among the Company and the Buyers as defined therein, dated April 30, 2007(5)

4.7	Form of Ordinary Share Purchase Warrant issued to the Investor parties to the Securities Purchase Agreement(5)

4.8	Form of Ordinary Share Purchase Warrant issued to one of the Investor parties to the Securities Purchase Agreement.(6)

4.9	Agreement between the Company and Elbit Ltd., dated June 21, 2007. (6)

4.10	Registration Rights Agreement between the Company and Elbit Ltd., dated January 1, 2007(5)

4.11	Amendment to Registration Rights Agreement between the Company and Elbit Ltd., dated June 21, 2007. (6)

4.12	Registration Rights Agreement between the Company and Elbit Ltd., dated June 21, 2007. (6)

4.13	Form of Warrant Agreement and Warrant Certificate to be issued to the shareholders pursuant to the Warrant Distribution(7)

4.14	Securities Purchase Agreement between the Company and Shavit Capital Fund GP, L.P, dated July 31, 2007(6)

4.15	Warrant issued to Shavit Capital Fund GP, L.P, dated July 31, 2007(6)

4.16	Registration Rights Agreement between the Company and Shavit Capital Fund GP, L.P, dated July 31, 2007(6)

*5.1	Opinion of Yigal Arnon & Co.

*21	List of Subsidiaries

*23.1	Consent of Yigal Arnon & Co. (contained in their opinion constituting Exhibit 5.1)

*23.2	Consent of Kesselman & Kesselman, public accountants (Israel certified)

*23.3	Consent of Deloitte Brightman Almagor

*23.4	Consent of Ernst & Young Han Young, independent registered public accounting firm

24	Power of Attorney (included on signature page hereof)

*	Filed herewith.

(1)	Incorporated by reference to Exhibit A to our Form 6-K, File No. 000-28580, filed with the Commission on January 25, 2006.

(2)	Incorporated by reference to our Registration Statement on Form F-1, File No. 333-03080, as amended, filed with the Commission on April 2, 1996.

(3)	English translation or summary from Hebrew original.

(4)	Incorporated by reference to our Registration Statement on Form F-3, File No. 333-134591, filed with the Commission on May 31, 2006.

(5)	Incorporated by reference to our Annual report on Form 20-F for the year ended December 31, 2006.

(6)	Incorporated by reference to our Registration Statement on Form F-1, filed with the Commission on July 31, 2007.

(7)	Incorporated by reference to our Amendment No. 1 to Registration Statement on Form F-2, File No. 333-115095, filed with the Commission on June 9, 2004.

(b)	Financial Statement Schedules

        All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

Item 9. Undertakings

    (a)        The undersigned Registrant hereby undertakes:

    (1)        file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)        To file a post-effective amendment to the Registration Statement to include any financial statements required by item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to Registration Statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

    (5)        That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B (230.430B of this chapter):

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

    (6)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

    (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment on Form F-1 to the registration statement on Form F-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kadima, Israel, on July 31, 2007.

ELBIT VISION SYSTEMS LTD. By: /s/ David Gal —————————————— David Gal Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Yaron Menashe and David Gal or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this Registration Statement on Form F-1 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David Gal	Chief Executive Officer and	July 31, 2007
David Gal	Chairman of the Board of Directors

/s/ Yaron Menashe	Chief Financial Officer, and Principal	July 31, 2007
Yaron Menashe	Accounting Officer

/s/ Nir Alon	Director	July 31, 2007
Nir Alon

/s/ Linda Harnevo	Director	July 31, 2007
Linda Harnevo

/s/ Yuval Berman	Independent Director	July 31, 2007
Yuval Berman

/s/ David Schwartz	Independent Director	July 31, 2007
David Schwartz

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES		July 31, 2007
EVS US INC

By: /s/ Yaron Menashe
Yaron Menashe
Chief Financial Officer, and Principal Accounting Officer